UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
ECOLLEGE.COM
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
eCollege.com common shares, par value $0.01 (“common shares”).
	(2)	Aggregate number of securities to which transaction applies:

22,444,581 common shares outstanding as of June 8, 2007; options to purchase 826,143 common shares; 2,043,088 stock appreciation rights; 95,704 share rights awards; 10,522 deferred stock units; warrants to purchase 200,000 common shares.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction for purposes of calculating the filing fee is $537,683,985.00. The filing fee was based upon the sum of (A) $503,880,844.00 (22,444,581 common shares outstanding on June 8, 2007 multiplied by $22.45 per share), (B) $13,796,589.00 (826,143 common shares issuable upon the exercise of in-the-money options multiplied by $16.70, the difference between $22.45 and $5.75, the weighted average exercise price per share of in-the-money options), (C) $15,731,778.00 (2,043,088 stock appreciation rights multiplied by $7.70, the difference between $22.45 and $14.75, the weighted average base price of stock appreciation rights), (D) $2,148,555.00 (95,704 share rights awards multiplied by $22.45 per share rights award), (E) $236,219 (10,522 deferred stock units multiplied by $22.45 per deferred stock unit), and (F) $1,890,000.00 (200,000 common shares issuable upon the exercise of a warrant multiplied by $9.45, the difference between $22.45 and the warrant exercise price of $13.00) (the “Total Consideration”). The filing fee equals the product of 0.0000307 multiplied by the Total Consideration.

	(4)	Proposed maximum aggregate value of transaction:
$537,683,985.00
	(5)	Total fee paid:
$16,506.90
☒	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

June 22, 2007

Merger Proposal—Your Vote Is Very Important

To the Shareholders of eCollege.com:

You are cordially invited to attend a special meeting of shareholders of eCollege.com (“eCollege” or the “Company”) to be held on July 30, 2007 at 1:30 p.m., local time, at One N. LaSalle Street, Suite 1800, Chicago, Illinois, 60602.

On May 14, 2007, we entered into a merger agreement with Pearson Education, Inc. and Epsilon Acquisition Corp., pursuant to which eCollege will become a wholly-owned subsidiary of Pearson Education, Inc. If the merger is completed, you will receive $22.45 in cash, without interest, for each eCollege common share you own. At the special meeting, we will ask you to, among other things, consider and vote on the approval of the merger agreement.

After careful consideration, the Board of Directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions and unanimously determined that the merger is in the best interests of eCollege and its shareholders. Our Board of Directors unanimously recommends that you vote “FOR” the proposal to approve the merger agreement.

Your vote is important.   The merger cannot be completed unless shareholders holding a majority of our outstanding common shares on the record date approve the merger agreement. The completion of the merger is also subject to the satisfaction or waiver of other conditions. More information about the merger is contained in the accompanying proxy statement. We encourage you to read the accompanying proxy statement in its entirety because it explains the proposed merger, the documents related to the merger and other related matters.

Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. If your common shares are held in an account at a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote in accordance with the voting instruction form furnished by your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement.

If you properly transmit your proxy and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement, and “FOR” any proposal to adjourn or postpone the special meeting to a later date to solicit additional proxies if there are not sufficient votes in favor of approving the merger agreement.

I appreciate your continued support of our company and join the other members of our Board of Directors in recommending that you vote for the approval of the merger agreement.

Sincerely,

Oakleigh Thorne
Chairman of the Board

This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated June 22, 2007 and is first being mailed to shareholders on or about June 27, 2007.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held July 30, 2007

Date, Time, Place	July 30, 2007, at 1:30 p.m., local time, at One N. LaSalle Street, Suite 1800, Chicago, IL 60602.
Purposes	1.

To approve the Agreement and Plan of Merger, dated as of May 14, 2007, by and among eCollege.com, a Delaware corporation, Pearson Education, Inc., a Delaware corporation, and Epsilon Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Pearson Education, Inc.;

2.

To approve any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement; and

	3.	To transact any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.
Who Can Vote

Only shareholders of record at the close of business on June 21, 2007, the record date for the special meeting, may vote at the special meeting and any adjournments or postponements of the special meeting.

A shareholders’ list will be available at our executive offices at One N. LaSalle Street, Suite 1800, Chicago, Illinois 60602 for inspection by any shareholder entitled to vote at the special meeting beginning no later than ten business days before the date of the special meeting and continuing through the special meeting.

How Can You Vote

Please submit your proxy or voting instructions as soon as possible to make sure that your shares are represented and voted at the special meeting, whether or not you plan to attend the special meeting. Whether you attend the special meeting or not, you may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy either by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. You may revoke a proxy by any of these methods, regardless of the method used to deliver your previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your shares are held in an account at a brokerage firm, bank or other nominee, you must contact your broker, bank or other nominee to revoke your proxy.

Appraisal Rights	eCollege shareholders will have appraisal rights under Delaware law in connection with the merger.
Additional Information

For more information about the merger and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A. The proposal to adjourn or postpone the special meeting for the purpose of soliciting additional proxies is also described in the accompanying proxy statement.

Your vote is very important regardless of the number of eCollege.com common shares you own.

By Order of the Board of Directors,

Marguerite M. Elias, Esq.
Senior Vice President, General Counsel and Corporate Secretary
Chicago, Illinois
June 22, 2007

SUMMARY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT

Ensure that your eCollege common shares can be voted at the special meeting by submitting your proxy or contacting your broker, bank or other nominee. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting “AGAINST” the approval of the merger agreement.

If your eCollege common shares are registered in the name of a broker, bank or other nominee:   check the voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available or contact your broker, bank or other nominee in order to obtain directions as to how to ensure that your common shares are voted in favor of the proposals at the special meeting.

If your eCollege common shares are registered in your name:   submit your proxy as soon as possible by telephone, via the Internet or by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope, so that your common shares can be voted in favor of the proposals at the special meeting. Instructions regarding telephone and Internet voting are included on the proxy card.

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

MacKenzie Partners, Inc.
Banks and Brokers Call: (212) 929-5500
All Others Call Toll Free: (800) 322-2885

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ANNEXES

Annex A	Agreement and Plan of Merger
Annex B	Voting Agreement
Annex C	Opinion of Evercore Group L.L.C.
Annex D	Section 262 of the General Corporation Law of the State of Delaware

iii

eCollege.com
One N. LaSalle Street
Suite 1800
Chicago, Illinois  60602
PROXY STATEMENT

This proxy statement contains information related to our special meeting of shareholders to be held on July 30, 2007, at 1:30 p.m., local time, at One N. LaSalle Street, Suite 1800, Chicago, Illinois 60602, and at any adjournments or postponements thereof. We are furnishing this proxy statement to shareholders of eCollege.com as part of the solicitation of proxies by eCollege’s Board of Directors for use at the special meeting.

SUMMARY TERM SHEET ABOUT THE MERGER

This summary highlights selected information from this proxy statement and may not contain all the information about the merger that is important to you. We have included page references in parentheses to direct you to more complete descriptions of the topics presented in this summary term sheet. In addition, to understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully this proxy statement in its entirety, including the annexes, and the other documents to which we have referred you.

The Companies (page 19)

eCollege.com
One N. LaSalle Street
Suite 1800
Chicago, Illinois  60602
(888) 884-7325

We are a Delaware corporation and an outsource provider of value added information services to the post-secondary education industry. We operate through two divisions: our eLearning division and our Enrollment division, which is operated through our wholly-owned subsidiary, Datamark, Inc. Our eLearning division provides on-demand outsourced technology, products and services that enable colleges, universities and elementary and high schools to offer online distance and hybrid educational programs as well as on-campus courses. Datamark provides integrated enrollment marketing services, primarily to the proprietary post-secondary school industry. Our corporate headquarters are located in Chicago, Illinois. Our common shares are listed on the NASDAQ Global Market System under the symbol “ECLG.”

Pearson Education, Inc.
One Lake Street
Upper Saddle River, New Jersey  07458
(201) 236-7000

Pearson Education, Inc., a Delaware corporation, which we refer to throughout this proxy statement as Pearson, is the global leader in educational and professional publishing, providing scientifically research-based print and digital programs that educate 100 million people worldwide. Pearson Education is a subsidiary of Pearson plc (NYSE:PSO), the international media company.

Epsilon Acquisition Corp.
c/o Pearson Education, Inc.
One Lake Street
Upper Saddle River, New Jersey  07458
(201) 236-7000

Epsilon Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Pearson that was formed solely for the purpose of facilitating Pearson’s acquisition of eCollege.

Merger Sub has not carried on any activities to date other than those incidental to its formation and as contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into eCollege and will cease to exist with eCollege continuing as the surviving corporation.

Structure of Transaction (page 19)

The proposed transaction is a merger of Merger Sub with and into eCollege, with eCollege surviving the merger as a wholly-owned subsidiary of Pearson. The following will occur in connection with the merger:

•  each common share issued and outstanding immediately before the effective time of the merger (other than those shares owned by Pearson, Merger Sub or any other direct or indirect wholly-owned subsidiary of Pearson, shares owned by us or any of our direct or indirect wholly-owned subsidiaries, and shares held by shareholders who are entitled to, and who properly exercise and perfect, appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.45 per share in cash, without interest;

•  all common shares so converted will, by virtue of the merger and without any action on the part of the holder, be automatically cancelled, retired and will cease to exist, and each certificate formerly representing such common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•  each common share owned by Pearson, Merger Sub or any other direct or indirect wholly-owned subsidiary of Pearson and shares owned by us or any of our direct or indirect wholly-owned subsidiaries, will automatically cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist;

•  each common share of Merger Sub issued and outstanding immediately prior to the effective time of the merger, will be converted into one common share, par value $0.01 per share, of the surviving corporation;

•  each outstanding option to purchase common shares under our equity incentive plans, whether vested or unvested, will be cancelled and will only entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld;

•  each stock appreciation right granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and will only entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the base price of the applicable stock appreciation right, multiplied by the number of stock appreciation rights deemed vested at the time of the merger in accordance with the terms of the applicable stock appreciation right, less any applicable taxes required to be withheld;

•  each share rights award granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and will only entitle the holder to receive a cash payment equal to the per share merger consideration multiplied by the number of shares subject to such share rights award, less any applicable taxes required to be withheld;

•  each deferred stock unit granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and will only entitle the holder to receive a cash payment equal to the per share merger consideration multiplied by the number of shares issuable pursuant to such deferred stock unit, less any applicable taxes required to be withheld;

•  our shareholders will no longer have any interest in, and will no longer be shareholders of, us, and will not participate in any of our future earnings or growth;

•  our common shares will no longer be listed on the NASDAQ Global Market System and price quotations with respect to our common shares in the public market will no longer be available; and

•  the registration of our common shares under the Exchange Act will be terminated.

In addition, as described in detail in “Merger Agreement—Datamark Sale” beginning on page 57, based on the unanimous recommendation of a Transaction Committee consisting of independent and disinterested members of our Board of Directors, on the same date as the effective time of the merger we expect to close the sale of Datamark to an investor group led by Oakleigh Thorne, our Chairman and CEO, and including Jack W. Blumenstein, Reid E. Simpson and Marguerite M. Elias, each a Director or executive officer of eCollege, for a purchase price of $41 million in cash, subject to adjustment based on working capital, cash and indebtedness levels as of the closing of the Datamark sale.

The Special Meeting (page 16)

The special meeting of our shareholders will be held at One N. LaSalle Street, Suite 1800, Chicago, Illinois 60602 at 1:30 p.m., local time, on July 30, 2007. At the special meeting, you will be asked to, among other things, consider and vote on the approval of the merger agreement. Please see the section of this proxy statement captioned “Questions and Answers About the Special Meeting and the Merger” for additional information on the special meeting, including how to vote your eCollege common shares.

Shareholders Entitled to Vote; Vote Required to Approve the Merger Agreement (page 16)

You may vote at the special meeting if you owned eCollege common shares at the close of business on June 21, 2007, the record date for the special meeting. On that date, there were 22,444,586 eCollege common shares outstanding and entitled to vote. You may cast one vote for each eCollege common share that you owned on that date. Approval of the merger agreement requires the affirmative vote of the holders of a majority of eCollege’s common shares outstanding and entitled to vote at the special meeting. Pursuant to the terms of a voting agreement, Oakleigh Thorne and certain of his affiliates have agreed to vote all eCollege common shares that they currently hold or subsequently acquire in favor of the adoption of the merger agreement and the related transactions and any matter required to effect those transactions. As of June 21, 2007, Mr. Thorne and his affiliates own approximately 4.6 million eCollege common shares and, as a result, have voting power with respect to approximately 20.5% of the outstanding common shares. (See “The eCollege Special Meeting—Vote Required” and Annex B to this proxy statement).

Payment for Shares (page 48)

Computershare has been appointed as the paying agent to coordinate the payment of the merger consideration to our shareholders. The paying agent will send a form of letter of transmittal and written instructions for surrendering your eCollege common share certificates, if such common shares are certificated, and obtaining the merger consideration after we have completed the merger. Do not return your stock certificates or forward your stock certificates to the paying agent prior to receipt of the written instructions.

Our Share Price (page 65)

Our common shares are traded on the NASDAQ Global Market System under the symbol ‘‘ECLG.’’  On May 11, 2007, the last trading day before the merger was announced, the closing price per common share was $20.97. The $22.45 per share to be paid for each eCollege common share in the merger represents a premium of approximately 7% to the closing price on May 11, 2007 and approximately 28% over the average closing price during the previous 90 trading days. On June 21, 2007, the closing price per share was $22.20.

Certain Effects of the Merger  (page 39)

The merger will terminate all equity interests our current shareholders hold in eCollege and Pearson will be the sole owner of eCollege and our business. Upon completion of the merger, we will remove our common shares from quotation on the NASDAQ Global Market System and our common shares will no longer be publicly traded.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement (page 27)

Our Board of Directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions, and unanimously determined that the merger is in the best interests of eCollege and its shareholders. Accordingly, our Board of Directors recommends that our shareholders vote ‘‘FOR’’ approval of the merger agreement.

In adopting the merger agreement and making the determination to recommend that the merger agreement be approved, our Board of Directors considered, among other factors:

•  the fact that the merger consideration is all cash, which provides our shareholders with certainty of value for their shares;

•  the experience and expertise of Evercore Group L.L.C. (“Evercore”) in providing quantitative analysis of the financial terms of the merger agreement, including the preliminary presentations to the Board by Evercore on May 16, 2006, August 15, 2006, October 17, 2006, December 21, 2006, February 16, 2007, April 5, 2007 and May 9, 2007 and Evercore’s final presentation on May 13, 2007 and the valuation analyses contained therein. In its review of the final analyses prepared by Evercore, the Board did not weigh each analysis prepared by Evercore separately, but rather considered all of them taken as a whole;

•  Evercore’s presentation on May 13, 2007, including its opinion that, as of the date of its opinion and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $22.45 per share to be received by holders of eCollege common shares in accordance with the merger agreement was fair from a financial point of view to our shareholders. (see “Proposal 1—Approval of the Merger Agreement—Opinion of our Financial Advisor” and Annex C to this proxy statement);

•  the fact that a Transaction Committee of independent and disinterested Directors recommended the sale of Datamark to Datamark Partners, LLC (“Datamark Partners”) in the context of a sale of the Company to Pearson for $22.45 per common share;

•  the fact that Evercore delivered to the Transaction Committee its opinion that, as of the date of its opinion and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $41 million to be received by eCollege in accordance with the Datamark stock purchase agreement was fair from a financial point of view to eCollege; and

•  the additional factors described in detail under ‘‘Proposal 1—Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement’’ beginning on page 27.

Due to the variety of factors considered, our Board of Directors did not assign relative weight to these factors or determine that any factor was of particular importance. Our Board of Directors reached its conclusion based upon the totality of the information presented and considered during its evaluation of the merger. In considering the recommendation of our Board of Directors with respect to the merger, you should be aware that some of our Directors and executive officers have interests that are different from, or in addition to, our shareholders generally.

Background of the Merger (page 21)

For a description of the events leading to the adoption of the merger agreement by our Board of Directors, you should refer to ‘‘Proposal 1—Approval of the Merger Agreement—Background of the Merger’’ and ‘‘Proposal 1—Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.’’

Fairness Opinion of Financial Advisor (page 30)

On May 13, 2007, Evercore, our financial advisor, rendered its oral opinion to our Board of Directors and subsequently confirmed in writing as of the same date, that, as of that date, and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $22.45 per share to be received by holders of eCollege common shares in accordance with the merger agreement was fair from a financial point of view to our shareholders.

The full text of the written opinion of Evercore is attached to this proxy statement as Annex C. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Evercore in rendering its opinion. The opinion is directed to our Board of Directors and does not constitute a recommendation by Evercore to any shareholder as to any matter relating to the merger.

Sale of Datamark (page 57)

On May 14, 2007, based on the unanimous recommendation of a Transaction Committee consisting of independent and disinterested members of our Board of Directors, we entered into a stock purchase agreement to sell Datamark to an investor group led by Oakleigh Thorne, our Chairman and CEO, and including Jack W. Blumenstein, Reid E. Simpson and Marguerite M. Elias, each a Director or executive officer of eCollege, for a purchase price of $41 million in cash, subject to adjustment based on working capital, cash and indebtedness levels as of the closing of the Datamark sale. It is also possible that other Directors and officers of the Company or Datamark may participate in this investor group. The stock purchase agreement for Datamark may be terminated by eCollege if a superior proposal for Datamark is made by a third party (subject to the reimbursement of expenses to the Thorne investor group in an amount not to exceed $300,000). Any additional purchase price resulting from a superior proposal for Datamark will inure to the benefit of the surviving corporation and Pearson. The sale of Datamark is conditioned on the consummation of the merger and the transactions contemplated by the merger agreement. The merger is not conditioned on the consummation of the Datamark sale, although the closing of the Datamark sale is expected to occur on the same date as the effective time of the merger.

Financing (page 39)

eCollege, Pearson and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $538 million, which will be funded by Pearson from its existing cash balance and/or existing credit facilities.

Interests of eCollege Directors and Executive Officers in the Merger (page 40)

Members of our Board of Directors and our executive officers have interests in the merger that differ from, or are in addition to, those of other shareholders. For example:

•                    as of the record date, our Directors and executive officers held, in the aggregate, options to purchase 732,997 eCollege common shares, of which options 2,780 are currently unvested. Each outstanding option, including those held by our Directors and executive officers, will accelerate and become fully vested immediately prior to the completion of the merger, will be cancelled, and will entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld;

•                    as of the record date, our executive officers held, in the aggregate, 1,480,000 in-the-money stock appreciation rights. Each outstanding stock appreciation right, including those held by our executive officers, will be cancelled, and will entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the base price of the applicable stock appreciation right, multiplied by the number of stock appreciation rights deemed vested at the time of the merger in accordance with the terms of the applicable stock appreciation right, less any applicable taxes required to be withheld;

•                    as of the record date, our executive officers held, in the aggregate, 8,334 share rights awards. Each outstanding share rights award, including those held by our executive officers, will accelerate and become fully vested immediately prior to the completion of the merger, will be cancelled, and will entitle the holder to receive a cash payment equal to the per share merger consideration multiplied by the number of shares subject to such share rights award, less any applicable taxes required to be withheld;

•                    as of the record date, our non-employee Directors held, in the aggregate, 10,522 deferred stock units. Each outstanding deferred stock unit, all of which are held by our non-employee Directors, will accelerate and become fully vested immediately prior to the completion of the merger, will be cancelled, and will entitle the holder to receive a cash payment equal to the per share merger consideration multiplied by the number of shares issuable pursuant to such deferred stock unit, less any applicable taxes required to be withheld;

•                    certain of our executive officers, as well as other executives and employees, will receive one-time transaction bonuses upon the closing of the merger;

•                    certain of our executive officers will be entitled to severance benefits when their employment is terminated in connection with the merger;

•                    our current and former Directors and executive officers will continue to be indemnified by the surviving corporation and will have the benefit of liability insurance for six years after completion of the merger; and

•                    as described in detail in “Merger Agreement—Datamark Sale” beginning on page 57, on May 14, 2007, based on the unanimous recommendation of a Transaction Committee consisting of independent and disinterested members of our Board of Directors, we entered into a stock purchase agreement to sell Datamark to an investor group led by Oakleigh Thorne, our Chairman and CEO, and including Jack W. Blumenstein, Reid E. Simpson and Marguerite M. Elias, each a Director or executive officer of eCollege, for a purchase price of $41 million in cash, subject to adjustment based on working capital, cash and indebtedness levels as of the closing of the Datamark sale. It is also possible that other Directors and officers of the Company or Datamark may participate in this investor group. The stock purchase agreement for Datamark may be terminated by eCollege if a superior proposal for Datamark is made by a third party (subject to the reimbursement of expenses to the Thorne investor group in an amount not to exceed $300,000). Any additional purchase price resulting from a superior proposal for Datamark will inure to the benefit of the surviving corporation and Pearson. The sale of Datamark is conditioned on the consummation of the merger and the transactions contemplated by the merger agreement. The merger is not conditioned on the consummation of the Datamark sale, although the closing of the Datamark sale is expected to occur on the same date as the effective time of the merger.

Conditions to the Completion of the Merger (page 58)

We are working to complete the merger as soon as possible. We cannot, however, predict the exact timing of the merger. In order to complete the merger, we must obtain shareholder and regulatory approvals and satisfy certain other conditions, including, but not limited to, the conditions described immediately below:

•                    the merger agreement shall have been adopted by the affirmative vote of a majority of the votes entitled to be cast by the holders of our outstanding common shares;

•                    the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act, shall have been terminated or shall have expired;

•                    no federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, legal requirement or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restrains or enjoins the consummation of the merger;

•                    there shall be no pending suit, action or proceeding by any governmental entity seeking to restrain or prohibit the making or consummation of the merger or the performance of any of the other transactions contemplated by the merger agreement, or seeking to obtain from eCollege, Pearson or Merger Sub any damages that are material in relation to eCollege and its subsidiaries taken as a whole.

•                    the representations and warranties made by eCollege, Pearson and Merger Sub in the merger agreement must be true and correct as of the closing date in the manner described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 58;

•                    no material adverse effect, as described under the caption “The Merger Agreement—Conditions to the Merger” beginning on page 58, shall have occurred;

•                    eCollege, Pearson and Merger Sub must have performed in all material respects all obligations that each is required to perform under the merger agreement; and

•                    eCollege, Pearson and Merger Sub must deliver certificates to each other with respect to the satisfaction of the conditions relating to their respective representations and warranties and material obligations.

Where legally permissible, a party may waive a condition to its obligation to complete the merger even though that condition has not been satisfied.

No Solicitation Covenant (page 54)

The merger agreement restricts our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving eCollege. Notwithstanding these restrictions, under certain limited circumstances where failure to take such actions could reasonably be expected to be inconsistent with our Directors’ fiduciary duties, our Board of Directors may respond to a bona fide written proposal for an alternative acquisition, change its recommendation that our shareholders vote for the approval of the merger agreement and the transactions contemplated thereby, or terminate the merger agreement and enter into an agreement with respect to a Superior Proposal, as defined in “The Merger Agreement—Acquisition Proposals” beginning on Page 54, after paying Pearson a $15,113,000 termination fee (approximately 3% of the Company’s equity value) as specified in the merger agreement.

Termination of the Merger Agreement (page 60)

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•                    by mutual written consent of eCollege and Pearson;

•                    by either eCollege or Pearson if:

•                     the merger is not consummated on or before November 13, 2007 (the “Termination Date”);

•                     our shareholders, at the shareholders meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement; or

•                     any court of competent jurisdiction or other governmental entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable.

•                    by eCollege if:

•        in response to a Superior Proposal, as defined in “The Merger Agreement—Acquisition Proposals” beginning on page 54, our Board of Directors determines that failure to terminate the merger agreement could reasonably be expected to be inconsistent with its fiduciary duties to our shareholders and we provide 72 hours prior written notice to Pearson. If the merger agreement is terminated for this reason, we will be required to pay a termination fee of $15,113,000 (approximately 3% of the Company’s equity value) to Pearson; or

•        Pearson or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not cured prior to the earlier of (1) 20 business days following notice of such breach to Pearson and (2) the Termination Date.

•                    by Pearson if:

•        we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not cured prior to the earlier of (1) 20 business days following notice of such breach to Pearson and (2) the Termination Date; or

•        our Board of Directors shall have made an Adverse Recommendation Change, as defined in “The Merger Agreement—Acquisition Proposals” beginning on page 54. If the merger agreement is terminated for this reason, we will be required to pay a termination fee of $15,113,000 (approximately 3% of the Company’s equity value) to Pearson.

Termination Fees (page 61)

If the merger agreement is terminated under certain circumstances, eCollege will be obligated to pay a termination fee of $15,113,000 (approximately 3% of the Company’s equity value) to Pearson.

Material United States Federal Income Tax Consequences (page 44)

The receipt of $22.45 in cash for each common share pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a U.S. Holder, as defined in the section described below, generally will recognize gain or loss as a result of the merger measured by the difference, if any, between $22.45 per share and such holder’s adjusted tax basis in that share. However, subject to certain exceptions, a non-U.S. Holder will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “Proposal 1—Approval of the Merger Agreement—Certain Material United States Federal Income Tax Consequences” beginning on page 44 for a more complete discussion of the federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Regulatory Matters (page 43)

Completion of the transactions contemplated by the merger agreement is subject to approval under the HSR Act. The parties to the merger agreement filed the required notifications and forms under the HSR Act with the Federal Trade Commission and the Department of Justice on May 30, 2007, in the case of eCollege, and May 31, 2007, in the case of Pearson, and we received notice of early termination of the waiting period under the HSR Act on June 21, 2007.

Appraisal Rights of Shareholders (page 43)

Under Delaware law, you are entitled to appraisal rights in connection with the merger. As a result, you will have the right under Delaware law to have the “fair value” of your eCollege common shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights, you must:

•                    send a written demand to eCollege for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the adoption of the merger agreement;

•                    not vote in favor of the adoption of the merger agreement; and

•                    continuously hold your eCollege common shares from the date you make the demand for appraisal through the effective date of the merger.

Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal, which requires you to take all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. See “Appraisal Rights” beginning on page 65. In addition, Section 262 of the General Corporation Law of the State of Delaware, which is the section of Delaware law regarding appraisal rights, is reproduced and attached as Annex D to this proxy statement.

Litigation Challenging the Merger (page 46)

On May 30, 2007, a civil action was filed in the Circuit Court of Cook County (Chancery Division) in the State of Illinois with respect to the merger. The plaintiff purports to represent a putative class of our public shareholders (excluding any person or entity related to or affiliated with any of the defendants). Named as defendants in the complaint are eCollege, all members of our Board of Directors, Merger Sub and Pearson. The plaintiff alleges, among other things, that our Board members have breached their fiduciary duties of loyalty, good faith, candor and independence to our public shareholders in connection with the merger. In addition, the plaintiff alleges that the Company and Pearson have aided and abetted our Board members in their breaches of fiduciary duty. The complaint seeks injunctive relief, monetary damages, costs and other relief. We believe that this lawsuit is without merit and intend to defend against it vigorously.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

Q:	What matters will be voted on at the special meeting?
A:

You will vote on the following proposals: (1) to approve the merger agreement and (2) to approve any proposal to adjourn or postpone the special meeting to a later date, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement. On May 14, 2007, we entered into a merger agreement with Pearson Education, Inc., which we refer to as Pearson. Under the merger agreement, eCollege will become a wholly-owned subsidiary of Pearson and holders of eCollege common shares will be entitled to receive $22.45 per share in cash, without interest.

In order to complete the merger, our shareholders holding a majority of the common shares outstanding at the close of business on the record date must vote to approve the merger agreement. We are holding the special meeting to obtain this and other approvals. This proxy statement contains important information about the merger and the special meeting, and you should read it carefully. The enclosed voting materials allow you to vote your common shares without attending the special meeting.

Q:	As a shareholder, what will I receive in the merger?
A:

You will be entitled to receive $22.45 in cash, without interest, for each eCollege common share that you own immediately prior to the effective time of the merger as described in the merger agreement. The $22.45 per share to be paid for each eCollege common share in the merger represents a premium of approximately 7% to the closing price on May 11, 2007, the last trading day before the merger was announced, and approximately 28% over the average closing price during the 90 trading days prior to the announcement of the merger.

Q:	If I hold options to purchase eCollege common shares, how will my options be treated in the merger?
A:

Our stock options, whether vested or unvested, will be cancelled and option holders will receive the excess, if any, of $22.45 per share over the option exercise price for each share subject to such stock option, less any applicable withholding taxes and without interest.

Q:	If I hold other equity incentives issued by eCollege, how will my equity incentives be treated in the merger?
A:

Our stock appreciation rights, whether vested or unvested, will be cancelled and holders of stock appreciation rights will receive a cash payment equal to the excess, if any, of the per share merger consideration over the base price of the applicable stock appreciation right, multiplied by the number of stock appreciation rights deemed vested at the time of the merger in accordance with the terms of the applicable stock appreciation right, less any applicable withholding taxes required to be withheld. Our share rights awards, whether vested or unvested, will be cancelled and holders of share rights awards will receive a cash payment equal to the per share merger consideration multiplied by the number of shares subject to such share rights award, less any applicable withholding taxes required to be withheld. Our deferred stock units, whether vested or unvested, will be cancelled and holders of deferred stock units will receive a cash payment equal to the per share merger consideration multiplied by the number of shares issuable pursuant to such deferred stock unit, less any applicable withholding taxes required to be withheld.

Q:	Is the approval of Pearson’s equity holders required to effectuate the merger?
A:	No. Pearson has represented to us that it has taken all action necessary to approve the merger agreement.

Q:	When and where is the special meeting of our shareholders?
A:	The special meeting of shareholders will take place on July 30, 2007, at One N. LaSalle Street, Suite 1800, Chicago, Illinois 60602.
Q:	What vote of our shareholders is required to approve the merger agreement?
A:

For us to complete the merger, shareholders holding a majority of our common shares outstanding at the close of business on the record date must vote “FOR” the proposal to approve the merger agreement. Because the vote is based on the number of common shares outstanding rather than the number of votes cast, failure to vote your shares and broker non-votes will have the same effect as voting “AGAINST” the merger agreement. At the close of business on the record date, 22,444,586 common shares were outstanding.

Q:	What is the required vote for the other matters at the special meeting?
A:

The approval of a proposal to adjourn or postpone the special meeting, or in the event other items are properly brought before the special meeting, requires that holders of more of our common shares vote in favor of the proposal to adjourn or postpone the special meeting than vote against the proposal. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum.

Q:	Who can attend and vote at the special meeting?
A:

All shareholders of record as of the close of business on June 21, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote at the special meeting, or any postponement or adjournment thereof. If you wish to attend the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee (i.e., in “street name”), you will need to bring a copy of your voting instruction card or brokerage statement reflecting your share ownership as of the record date. “Street name” holders who wish to vote at the special meeting will need to obtain a proxy from the broker, bank or other nominee that holds their common shares. Seating will be limited at the special meeting. Admission to the special meeting will be on a first-come, first-served basis.

Q:	How does our Board of Directors recommend that I vote?
A:

Our Board of Directors unanimously recommends that our shareholders vote “FOR” the proposal to approve the merger agreement and “FOR” any proposal to adjourn or postpone the special meeting to a later date, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement.

Q:	Why is our Board of Directors recommending that I vote “FOR” the proposal to approve the merger agreement?
A:

After careful consideration, our Board of Directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions, and unanimously determined that the merger is in the best interests of eCollege and its shareholders. In reaching its decision to adopt the merger agreement and to recommend the approval of the merger agreement by our shareholders, the Board of Directors consulted with our management, as well as our legal and financial advisors, and considered the terms of the proposed merger agreement and the transactions contemplated by the merger agreement. Our Board of Directors also considered each of the items set forth on pages 27 through 30 under “Proposal 1—Approval of the Merger Agreement—Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement.”

Q:	What rights do I have to seek appraisal for my shares?
A:

If you wish, you may seek an appraisal of the fair value of your shares, but only if you comply with all requirements of Delaware law as described in the section of this proxy statement entitled “Appraisal Rights” beginning on page 65 and in Annex D of this proxy statement. Depending upon the determination of the Delaware Court of Chancery, the appraised fair value of your eCollege common shares, which will be paid to you if you seek an appraisal and comply with all requirements of Delaware law, may be more than, less than or equal to the per share consideration to be paid pursuant to the merger.

Merely voting against the adoption of merger agreement will not preserve your appraisal rights under Delaware law. In order to validly exercise and perfect appraisal rights under Section 262 of the General Corporation Law of the State of Delaware, among other things, you must not vote for the adoption of the merger agreement and you must deliver to eCollege written demand for appraisal in compliance with Delaware law prior to the vote on the merger agreement at the special meeting. Failure to take all of the steps required under Delaware law may result in the loss of your appraisal rights.

Q:	How do I cast my vote?
A:

If you were a holder of record on June 21, 2007, you may vote in person at the special meeting or by submitting a proxy for the special meeting. You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card.

If you properly transmit your proxy, but do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” a proposal to adjourn or postpone the special meeting for purposes of soliciting additional proxies.

Q:	How do I cast my vote if my eCollege shares are held in “street name” by my broker, bank or other nominee?
A:

If you hold your shares in “street name,” which means your common shares are held of record by a broker, bank or other nominee, you must provide the record holder of your common shares with instructions on how to vote your common shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, banker or other nominee with instructions on how to vote your shares, it will not be permitted to vote your common shares, and it will have the same effect as voting “AGAINST” the approval of the merger agreement. Broker non-votes will have no effect on the other proposals. Please refer to the voting instruction card used by your broker, bank or nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	What will happen if I abstain from voting or fail to vote?
A:

If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee it will have the same effect as a vote “AGAINST” approval of the merger agreement.

Q:	Can I change my vote after I have delivered my proxy?
A:

Yes. If you are a record holder, you can change your vote at any time before your proxy is voted at the special meeting by properly delivering a later-dated proxy either by mail, the Internet or telephone or attending the special meeting in person and voting. You also may revoke your proxy by delivering a notice of revocation to eCollege’s corporate secretary prior to the vote at the special meeting. If your shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Q:	What should I do if I receive more than one set of voting materials?
A.

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy or voting instruction cards. For example, if you hold your common shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold common shares. If you are a holder of record and your common shares are registered in more than one name, you will receive more than one proxy card. Please vote each proxy and voting instruction card that you receive.

Q:	Is the merger expected to be taxable to me?
A:

Yes, if you are a United States shareholder. The receipt of $22.45 in cash for each common share pursuant to the merger will be a taxable transaction for United States federal income tax purposes. For United States federal income tax purposes, a United States shareholder generally will recognize gain or loss as a result of the merger measured by the difference, if any, between $22.45 per share and such holder’s adjusted tax basis in that common share. However, subject to certain exceptions, a non-U.S. Holder, as defined below, will generally not be subject to United States federal income tax on any gain or loss recognized as a result of the merger.

You should read “Proposal 1—Approval of the Merger Agreement—Material United States Federal Income Tax Consequences” beginning on page 44 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	If I am a holder of certificated eCollege common shares, should I send in my share certificates now?
A:

No. Promptly after the merger is completed, each holder of record as of the time of the merger, will be sent written instructions for exchanging their share certificates for the merger consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your share certificates and any other documents requested in the instructions. Please do not send certificates with your proxy.

Holders of uncertificated eCollege common shares (i.e., holders whose shares are held in book entry) will automatically receive their cash consideration as soon as practicable after the effective time of the merger without any further action required on the part of such holders.

Q:	Is the merger contingent upon Pearson obtaining financing?
A:	No. The consummation of the merger is not contingent upon Pearson obtaining financing.

Q:	When do you expect the merger to be completed?
A:

We are working to complete the merger as quickly as possible. We cannot, however, predict the exact timing of the merger. In order to complete the merger, we must obtain shareholder approval and the other closing conditions under the merger agreement must be satisfied or waived. See “The Merger Agreement—Conditions to the Merger” beginning on page 58.

Q:	Why did you agree to sell the Datamark division to an investor group led by Oakleigh Thorne, the Company’s Chairman and CEO?
A:

A Transaction Committee consisting of independent and disinterested members of our Board of Directors unanimously concluded that a sale of Datamark at the agreed price of $41 million, subject to certain adjustments, in the context of a sale of the Company to Pearson, would result in the highest value to our shareholders. As described in “Proposal 1—Approval of the Merger Agreement—Background to the Merger” beginning on page 21, we conducted a publicly announced auction process for Datamark which resulted in only one other bid for Datamark, at a proposed purchase price of $27.5 million, subject to certain adjustments. In addition, Evercore, our financial advisor, provided a written opinion to the Transaction Committee that, based upon and subject to the various considerations, assumptions and limitations set forth in such opinion, the consideration of $41 million, subject to certain adjustments, to be received by eCollege in accordance with the proposed Datamark stock purchase agreement was fair from a financial point of view to eCollege.

Q:	Who can help answer my questions?
A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, you should contact:

MacKenzie Partners, Inc.
Banks and Brokers Call: (212) 929-5500
All Others Call Toll Free: (800) 322-2885

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains forward-looking statements with respect to our financial condition, results of operations, plans, objectives, intentions, future performance and business and other statements that are not statements of historical facts, as well as certain information relating to the merger, including, without limitation:

•                    statements about the benefits of the proposed merger involving eCollege and Pearson;

•                    statements with respect to our plans, objectives, expectations and intentions and other statements that are not historical facts; and

•                    other statements identified by words such as “will,” “would,” “likely,” “thinks,” “may,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “projects” and similar expressions.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:

•                    the satisfaction of the conditions to complete the merger, including the receipt of the required shareholder and regulatory approvals;

•                    the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement;

•                    the failure of the merger to close for any other reason; and

•                    the amount of the costs, fees, expenses and charges related to the merger.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports we have filed with the SEC.

Forward-looking statements speak only as of the date of this proxy statement or the date of any document incorporated by reference in this document. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Moreover, although we believe the expectations reflected in the forward-looking statements are based upon reasonable assumptions, we give no assurance that we will attain these expectations or that any deviations will not be material. Except to the extent required by applicable law or regulation, we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

THE ECOLLEGE SPECIAL MEETING

We are furnishing this proxy statement to eCollege shareholders as part of the solicitation of proxies by the eCollege Board of Directors for use at the special meeting.

Date, Time and Place

We will hold the special meeting on July 30, at 1:30 p.m., local time, at One N. LaSalle Street, Suite 1800, Chicago, Illinois 60602. Seating will be limited. Admission to the special meeting will be on a first-come, first-served basis.

Purpose of the Special Meeting

At the special meeting, we are asking holders of record of eCollege common shares to consider and vote on the following proposals:

•                    The approval of the merger agreement (see “PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT” beginning on page 19);

•                    Any proposal to adjourn or postpone the special meeting to a later date if necessary or appropriate, including an adjournment or postponement to solicit additional proxies if there are not sufficient votes in favor of approval of the merger agreement (see “PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING” beginning on page 62”); and

•                    Any other proposal that is properly brought before the special meeting or any reconvened meeting after any adjournment or postponement of the meeting.

Recommendation of Our Board of Directors

Our Board of Directors unanimously recommends that our shareholders vote “FOR” the approval of the merger agreement and “FOR” any proposal to adjourn or postpone the special meeting.

Record Date; Shareholders Entitled to Vote; Quorum

Only holders of record of eCollege common shares at the close of business on June 21, 2007, the record date, are entitled to notice of and to vote at the special meeting. On the record date, 22,444,586 eCollege common shares were issued and outstanding and held by 88 holders of record. Holders of record of eCollege common shares on the record date are entitled to one vote per common share at the special meeting on each proposal. Our shareholders’ list will be available for inspection by any shareholder entitled to vote at the special meeting at our executive offices beginning no later than ten days before and continuing through the special meeting.

A quorum is necessary to hold a valid special meeting. A quorum will be present at the special meeting if the holders of a majority of our common shares outstanding and entitled to vote on the record date are present, in person or by proxy. If a quorum is not present at the special meeting, we expect that the special meeting will be adjourned to solicit additional proxies. Abstentions and “broker non-votes” count as present for establishing a quorum for the transaction of all business. Generally, broker non-votes occur when common shares held by a broker, bank or other nominee for a beneficial owner are not voted with respect to a particular proposal because (1) the broker, bank or other nominee has not received voting instructions from the beneficial owner and (2) the broker, bank or other nominee lacks discretionary voting power to vote such common shares. Brokers, banks and other nominees only have discretionary voting power with respect to the proposal to adjourn or postpone the special meeting for purposes of soliciting additional proxies.

Vote Required

Approval of the Merger Agreement.

The approval of the merger agreement by our shareholders requires the affirmative vote of the holders of a majority of eCollege’s common shares outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy. Because the vote is based on the number of common shares outstanding rather than the number of votes cast, failure to vote your common shares and broker non-votes will have the same affect as voting “AGAINST” approval of the merger agreement.

Other Proposals.

The approval of a proposal to adjourn or postpone the special meeting or of any other items properly brought before the special meeting requires that holders of more of eCollege’s common shares vote in favor of the proposal to adjourn or postpone the special meeting than vote against the proposal. Abstentions and broker non-votes will have no effect on the outcome of such proposal.

Voting Agreement

Pursuant to the terms of a voting agreement, Oakleigh Thorne and certain of his affiliates have agreed to vote all eCollege common shares that they currently hold or subsequently acquire in favor of the adoption of the merger agreement and the related transactions and any matter required to effect those transactions (see Annex B to this proxy statement). As of June 21, 2007, Mr. Thorne and his affiliates own approximately 4.6 million eCollege common shares and, as a result, have voting power with respect to approximately 20.5% of the outstanding common shares.

Voting Procedures

Voting by Proxy or in Person at the Special Meeting.

Holders of record can ensure that their common shares are voted at the special meeting by completing, signing, dating and delivering the enclosed proxy card in the enclosed postage-paid envelope. Submitting by this method or voting by telephone or the Internet as described below will not affect your right to attend the special meeting and to vote in person. If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your common shares are held in ‘‘street name’’ by a broker, bank or other nominee and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder of the common shares authorizing you to vote at the special meeting.

Electronic Voting.

Our holders of record and many shareholders who hold their common shares through a broker, bank or other nominee will have the option to submit their proxy cards or voting instruction cards electronically by telephone or the Internet. Please note that there are separate arrangements for using the telephone depending on whether your common shares are registered in our records in your name or in the name of a broker, bank or other nominee. Some brokers, banks or other nominees may also allow voting through the Internet. If you hold your common shares through a broker, bank or other nominee, you should check your voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available.

Read and follow the instructions on your proxy or voting instruction card carefully.

Adjournments; Other Business

Adjournments may be made for the purpose of, among other things, soliciting additional proxies. An adjournment requires that holders of more of eCollege’s common shares vote in favor of adjournment than vote against adjournment, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting of the date, time and place at which the meeting will be reconvened. If the adjournment is for more than 120 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. No proxy voted against the merger proposal will be voted in favor of any adjournment unless it is specifically marked “FOR” a proposal presented by eCollege’s management to adjourn or postpone the special meeting. We do not currently intend to seek an adjournment of the special meeting.

We do not expect that any matter other than Proposals 1 and 2 will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Revocation of Proxies

Submitting a proxy on the enclosed form does not preclude a shareholder from voting in person at the special meeting. A shareholder of record may revoke a proxy at any time before it is voted by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting a proxy by mail, the Internet or telephone with a later date or by appearing at the special meeting and voting in person. A shareholder of record may revoke a proxy by any of these methods, regardless of the method used to deliver the shareholder’s previous proxy. Attendance at the special meeting without voting will not itself revoke a proxy. If your common shares are held in street name, you must contact your broker, bank or other nominee to revoke your proxy.

Solicitation of Proxies

We are soliciting proxies for the special meeting from our shareholders. We will bear the entire cost of soliciting proxies from our shareholders. In addition to the solicitation of proxies by mail, we will request that banks, brokers and other record holders send proxies and proxy materials to the beneficial owners of eCollege common shares held by them and secure their voting instructions if necessary. We will reimburse those record holders for their reasonable expenses in so doing. We may use several of our regular employees, who will not be specially compensated, to solicit proxies from our shareholders, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

In addition, we have retained MacKenzie Partners, Inc., which we refer to as MacKenzie, to assist us with the solicitation of proxies and to verify certain records related to the solicitations. We will pay MacKenzie a fee of $6,500, plus their reasonable expenses, for these services. We have agreed to indemnify MacKenzie against certain liabilities resulting from claims involving MacKenzie that directly arise out of MacKenzie’s engagement (except for any liability resulting from MacKenzie’s bad faith or willful misconduct).

Assistance

If you need assistance in completing your proxy card or have questions regarding the eCollege special meeting, please contact:

MacKenzie Partners, Inc.
Banks and Brokers Call: (212) 929-5500
All Others Call Toll Free: (800) 322-2885

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT

The following is a description of the material aspects of the merger. While we believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. We encourage you to read carefully this entire document, including the merger agreement attached to this proxy statement as Annex A, for a more complete understanding of the merger. The following description is subject to, and is qualified in its entirety by reference to, the merger agreement.

The Companies

eCollege.com
One N. LaSalle Street
Suite 1800
Chicago, Illinois  60602
(888) 884-7325

We are a Delaware corporation and an outsource provider of value added information services to the post-secondary education industry. We operate through two divisions: our eLearning division and our Enrollment division, Datamark, Inc. Our eLearning division provides on-demand outsourced technology, products and services that enable colleges, universities and elementary and high schools to offer online distance and hybrid educational programs as well as on-campus courses. Datamark provides integrated enrollment marketing services, primarily to the proprietary post-secondary school industry. Our corporate headquarters are located in Chicago, Illinois. Our common shares are listed on the NASDAQ Global Market System under the symbol “ECLG.”

Pearson Education, Inc.
One Lake Street
Upper Saddle River, New Jersey  07458
(201) 236-7000

Pearson Education, Inc., a Delaware corporation, which we refer to throughout this proxy statement as Pearson, is the global leader in educational and professional publishing, providing scientifically research-based print and digital programs that educate 100 million people worldwide. Pearson Education is a subsidiary of Pearson plc (NYSE:PSO), the international media company.

Epsilon Acquisition Corp.
c/o Pearson Education, Inc.
One Lake Street
Upper Saddle River, New Jersey  07458
(201) 236-7000

Epsilon Acquisition Corp., which we refer to as Merger Sub, is a Delaware corporation and a wholly-owned subsidiary of Pearson that was formed solely for the purpose of facilitating Pearson’s acquisition of eCollege. Merger Sub has not carried on any activities to date other than those incidental to its formation and as contemplated by the merger agreement. Upon consummation of the proposed merger, Merger Sub will merge with and into eCollege and will cease to exist with eCollege continuing as the surviving corporation.

Structure of Transaction

The proposed transaction is a merger of Merger Sub with and into eCollege, with eCollege surviving the merger as a wholly-owned subsidiary of Pearson. The following will occur in connection with the merger:

•                    each common share issued and outstanding immediately before the effective time of the merger (other than those shares owned by Pearson, Merger Sub or any other direct or indirect wholly-owned subsidiary of Pearson, shares owned by us or any of our direct or indirect wholly-owned subsidiaries, and shares held by shareholders who are entitled to, and who properly exercise and perfect, appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.45 per share in cash, without interest;

•                    all common shares so converted will, by virtue of the merger and without any action on the part of the holder, be automatically cancelled, retired and will cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•                    each common share owned by Pearson, Merger Sub or any other direct or indirect wholly-owned subsidiary of Pearson and shares owned by us or any of our direct or indirect wholly-owned subsidiaries, will automatically cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist;

•                    each common share of Merger Sub issued and outstanding immediately prior to the effective time of the merger, will be converted into one common share, par value $0.01 per share, of the surviving corporation;

•                    each outstanding option to purchase common shares under our equity incentive plans, whether vested or unvested, will be cancelled and will only entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld;

•                    each stock appreciation right granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and will only entitle the holder to receive a cash payment equal to the excess, if any, of the per share merger consideration over the base price of the applicable stock appreciation right, multiplied by the number of stock appreciation rights deemed vested at the time of the merger in accordance with the terms of the applicable stock appreciation right, less any applicable taxes required to be withheld;

•                    each share rights award granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and will only entitle the holder to receive a cash payment equal to the per share merger consideration multiplied by the number of shares subject to such share rights award, less any applicable taxes required to be withheld;

•                    each deferred stock unit granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and will only entitle the holder to receive a cash payment equal to the per share merger consideration multiplied by the number of shares issuable pursuant to such deferred stock unit, less any applicable taxes required to be withheld;

•                    our shareholders will no longer have any interest in, and will no longer be shareholders of, eCollege, and will not participate in any of our future earnings or growth;

•                    our common shares will no longer be listed on the NASDAQ Global Market System and price quotations with respect to our common shares in the public market will no longer be available; and

•                    the registration of our common shares under the Exchange Act will be terminated.

In addition, as described in detail in “Merger Agreement—Datamark Sale” beginning on page 57, based on the unanimous recommendation of a Transaction Committee consisting of independent and disinterested members of our Board of Directors, on the same date as the effective time of the merger we expect to close the sale of Datamark to an investor group led by Oakleigh Thorne, our Chairman and CEO, and including Jack W. Blumenstein, Reid E. Simpson and Marguerite M. Elias, each a Director or executive officer of eCollege, for a purchase price of $41 million in cash, subject to adjustment based on working capital, cash and indebtedness levels as of the closing of the Datamark sale.

Management and Board of Directors of the Surviving Corporation

The Board of Directors of Merger Sub will be the Board of Directors of the surviving corporation after the completion of the merger. The officers of Merger Sub will be the initial officers of the surviving corporation after the completion of the merger.

Background to the Merger

In late 2004, we engaged Evercore to advise our Board of Directors on a range of strategic and financial issues, including a possible sale of eCollege. Over the following 18 to 24 months, Evercore from time to time would have informal conversations with various parties about the possibility of a strategic transaction with eCollege. Although nothing formal ever developed, several of such parties did express an interest in exploring a possible transaction, and certain of such parties expressed an interest in pursuing a transaction only with either Datamark or eLearning.

On May 16, 2006, at a regularly scheduled Board meeting, Evercore made a presentation to our Board of Directors, a copy of which had been previously provided to Board members, with respect to possible strategic alternatives involving eCollege. This presentation considered (i) the benefits of more formally considering strategic alternatives at that time versus waiting until a later time and (ii) the possibility of pursuing a transaction involving the whole Company or an arrangement involving separate transactions for our eLearning and Datamark divisions. The Board of Directors determined to take no action at that time.

On August 9, 2006, after the market closed, we announced our fiscal second quarter results of operations. Our earnings were at the low end of analysts’ expectations, largely due to lower margins at Datamark as well as reduced spending by certain of Datamark’s direct mail customers. We also indicated that the issues at Datamark would likely continue into our fiscal third and fourth quarters.

On August 10, 2006, our stock price dropped 38% from $18.65 per share to $11.55 per share, and analysts lowered the estimated future price of eCollege common shares due primarily to uncertainty regarding the Datamark business.

On August 15, 2006, at a regularly scheduled Board meeting, Evercore made a presentation to our Board of Directors, a copy of which had been previously provided to Board members, with respect to possible strategic alternatives involving eCollege. In light of the uncertainty then surrounding the Datamark division, based on advice from Evercore and after thorough discussion, the Board of Directors determined not to take any action with respect to strategic alternatives at such time.

During the time after our second quarter results were announced, our Board of Directors began to come of the view that it likely would be best to separate our eLearning division from our Datamark division. Datamark’s results of operations were becoming increasingly volatile, its revenue and earnings growth rates were materially different than those of the eLearning division and inconsistent with our strategic plans, and the benefits from the acquisition of Datamark in 2003 were already substantially realized.

On October 17, 2006, at a regularly scheduled meeting of our Board of Directors, Evercore made a presentation to the Board, a copy of which had been previously provided to Board members, with respect to possible strategic alternatives involving eCollege. At this meeting, the Board of Directors, after thorough discussion and deliberation, unanimously determined to direct management and Evercore to explore strategic alternatives for Datamark, including authorizing Evercore to solicit interest from potentially interested parties, and directed management to issue a press release announcing such decision.

On October 18, 2006, we issued a press release announcing the determination to explore strategic alternatives for Datamark.

In late October, November and December 2006, Evercore contacted 85 potential strategic and financial buyers for Datamark. With the assistance of our outside legal counsel, Kirkland & Ellis LLP (“Kirkland”), we negotiated and executed 41 confidentiality agreements (the “Datamark Confidentiality Agreement”) with potential bidders relating to the possible sale of Datamark.

During Evercore’s solicitation of parties relating to a strategic transaction with Datamark, a number of potential strategic and financial bidders expressed an interest in pursuing an acquisition of, or other strategic transaction with, the entire Company (as opposed to only the Datamark division). In addition, some potential strategic buyers, including Pearson, expressed an interest in pursuing a possible acquisition of only our eLearning division.

On December 21, 2006, at a regularly scheduled meeting of our Board of Directors, Evercore made a presentation to the Board, a copy of which had been previously provided to Board members, with respect to the current status of the Datamark sale process, including an update as to interested parties. At such meeting, Evercore also informed the Board of the interest by certain potential strategic and financial bidders (including Pearson) in acquiring the entire Company or solely the eLearning division. After thorough discussion and deliberation, the Board of Directors authorized Evercore and management to privately explore with third parties the possibility of a strategic transaction with the entire Company or with only the eLearning division. At such meeting, the Board of Directors confirmed that no member of management was pursuing a transaction with any potential bidder, and that management understood that it was not to discuss participating with any possible bidder unless and until the Board of Directors authorized such discussion.

In January 2007, Evercore delivered a Confidential Information Memorandum describing the Datamark business to interested parties that executed a Datamark Confidentiality Agreement.

In January and early February of 2007, Evercore contacted 14 potential strategic and financial bidders with respect to a possible strategic transaction involving the entire Company or only the eLearning division, and 11 of such parties executed confidentiality agreements (the “eCollege Confidentiality Agreement”). Evercore delivered a Confidential Information Memorandum describing the eCollege business to each of the parties that executed an eCollege Confidentiality Agreement in late January 2007.

On January 29, 2007, Evercore delivered an instruction letter to each of the parties that received a Datamark Confidential Information Memorandum requesting that a preliminary proposal for acquiring Datamark be submitted in writing to Evercore no later than February 13th.

On February 16, 2007, at a special meeting of our Board of Directors, Evercore made a presentation to the Board, a copy of which had been previously provided to Board members, with respect to the current status of the Datamark sale process. Evercore informed the Board of Directors that as of such date it had contacted 87 potential strategic and financial bidders for Datamark, 47 Datamark Confidentiality Agreements had been executed, and five written preliminary indications of interest had been submitted, all of which came from financial sponsors. The preliminary indications of interest valued the Datamark business at between $30 million on the low end to $60 million on the high end.

Evercore’s presentation also included an update as to the feedback it received relating to a possible transaction for the entire Company or for only the eLearning business. Evercore indicated that to date it had discussions with 14 potential bidders (including both strategic parties and financial sponsors), that 11 of such parties had executed an eCollege Confidentiality Agreement, and that Evercore had received four preliminary indications of interest for the entire Company and one preliminary indication for the eLearning division from Pearson. Evercore also reported that another strategic party was still considering submitting an indication. The preliminary indications of interest for the entire Company ranged from $19 per share on the low end to $22 per share on the high end, including an indication from a financial sponsor (“Bidder 2”) with a range of $19.50 to $21.50. Pearson’s preliminary indication for the eLearning business was a range of $300 million to $350 million (or approximately $13.87 to $15.90 per share). Referring to the presentation previously provided, Evercore then discussed the preliminary indicated range of values by the interested bidders in the context of traditional valuation analyses. The Board of Directors discussed at length whether to pursue (i) a sale of Datamark, (ii) a sale of the entire Company (or only the eLearning division), (iii) both processes simultaneously or (iv) no process at all.

The Board of Directors then met in executive session without management to further discuss the alternatives. After the executive session, Mr. Thorne rejoined the meeting and the Board of Directors determined to simultaneously proceed with both sale processes—one for the entire Company (or for only the eLearning business if combined with a sale of Datamark) and one for Datamark only. At this time, the Board of Directors also re-confirmed with Mr. Thorne that he viewed himself as a “seller” as opposed to a “buyer” and reiterated that neither he nor any other member of management was to discuss arrangements relating to compensation or co-investment with any bidder unless and until the Board agreed to permit such communications, and then only pursuant to a process authorized by the Board.

In mid-March, an additional strategic party (“Bidder 3”) expressed an interest in talking to eCollege about a possible strategic transaction.

On April 4, 2007, Evercore delivered bid instruction letters for the possible acquisition of Datamark to the 5 remaining interested parties, requesting the delivery of final bids no later than April 30, 2007.

On April 5, 2007, at a special meeting of our Board of Directors, Evercore made a presentation to the Board, a copy of which had been previously provided to Board members, with respect to the current status of the sale processes for both Datamark and the entire Company (or only the eLearning division). Evercore informed the Board that it appeared likely that a number of previously interested parties for Datamark would not end up submitting final bids and it was possible that only one or two parties would end up submitting bids. As part of this discussion, Evercore informed the Board that a financial sponsor (“Bidder A”) also had indicated it would need an additional week beyond the requested April 30 bid date to make a final proposal.

Evercore also provided an update with respect to the process for selling the entire Company (or only the eLearning division). Evercore informed the Board that (x) a number of previously interested parties were unlikely to submit final bids, (y) Pearson had verbally indicated (confirmed in writing shortly thereafter) a revised valuation for the eLearning division only of $450 million in cash (or $19.82 per share) and (z) Bidder 3 had verbally indicated a preliminary range of $22 to $24 per share in a transaction for the entire Company where the consideration would consist of 50% of Bidder 3’s stock (which was publicly traded) and 50% cash. The Board of Directors discussed at length the possibility of pursuing a transaction with Bidder 3, including potential legal issues that could have been implicated by such a transaction. As part of this discussion, the Board of Directors received the advice of Kirkland, its outside legal counsel. After much discussion and deliberation, the Board of Directors directed Evercore and Kirkland to continue to pursue strategic alternatives for the entire Company (or only the eLearning division) in accordance with the process previously approved, including the pursuit of a possible transaction with Bidder 3.

During this period, bidders for both eCollege and Datamark conducted extensive due diligence on the Company by means of, among other things, management presentations and an online dataroom.

Over the next several days, senior executives from eCollege and Bidder 3, as well as their respective advisors, had numerous conference calls and two meetings to discuss a potential transaction. As part of these discussions, Bidder 3 expressed a strong interest in only pursuing a transaction that contained a significant amount of stock as part of the overall consideration. During these conversations, Evercore informed the financial advisor to Bidder 3 that the previously indicated range of $22 to $24 was likely not to be adequate in light of potential legal (and related timing) complications and the large portion of stock consideration that had been proposed, partially in light of the risk and liquidity issues presented by the significant percentage of the overall market capitalization of Bidder 3 that this stock represented. Bidder 3 responded that it was willing to increase its range to $24 to $25, but only if the stock portion of the consideration was increased to 80%.

On April 19 and April 20, 2007, final bid instruction letters for the acquisition of the entire Company were delivered to Bidder 2 and Bidder 3. In addition, a final bid instruction letter was delivered to Pearson with respect to an acquisition of the eLearning division. Each of the bid instruction letters requested that comments to the proposed merger agreement that had been drafted by Kirkland and delivered to such parties be submitted no later than April 30, and that final bids be submitted no later than May 3.

On April 23, 2007, the financial advisor to Bidder 3 informed Evercore that Bidder 3 was withdrawing from the process and no longer desired a strategic transaction with eCollege.

On April 24, 2007, at a special meeting of our Board of Directors, Evercore informed the Board of Bidder 3’s decision to not pursue a transaction. Evercore also provided an update with respect to both the Datamark and entire Company bid processes. At this meeting, the Board of Directors again re-confirmed with Mr. Thorne that he viewed himself as a “seller” and not a “buyer” and had not aligned himself with any potential bidder for eCollege.

On April 26, 2007, Morgan, Lewis & Bockius LLP (“Morgan Lewis”), outside legal counsel to Pearson, and Kirkland discussed the contemplated transaction structure as it related to Pearson’s interest in solely acquiring the eLearning division. Kirkland informed Morgan Lewis that the contemplated transaction with Pearson would need to take the form of an acquisition of the entire Company with a simultaneous execution of a sale contract for Datamark. In addition, Kirkland informed Morgan Lewis that the proposed transaction with Pearson could not be conditioned upon the consummation of a sale of Datamark. Morgan Lewis requested, and Kirkland confirmed, that under the proposed transaction structure Morgan Lewis and Pearson would be able to review the stock purchase agreement related to the sale of Datamark before it was executed by eCollege.

On April 30, 2007, the bid date for Datamark, no bids were submitted for the acquisition of Datamark. Bidder A verbally indicated to Evercore that it expected to submit a bid during the week of May 7, although at a reduced valuation from that previously indicated. All other prospective bidders for Datamark confirmed to Evercore that they did not intend to bid.

On April 30, 2007, counsel to Bidder 2 submitted a mark-up of the proposed merger agreement relating to an acquisition of the entire Company.

On May 1, 2007, Morgan Lewis submitted a mark-up of the proposed merger agreement relating to an acquisition of the eLearning division that contemplated, but was not conditioned upon, a simultaneous sale of Datamark.

Over the next several days, Kirkland had discussions regarding the form of merger agreements that would be entered by Pearson and Bidder 2 with Morgan Lewis and Bidder 2’s outside legal counsel, respectively.

On May 3, 2007, Pearson submitted a written proposal to acquire the eLearning division for $470 million in cash plus the cash held by eCollege. Pearson’s proposal was structured as requested by Kirkland—that is, Pearson would sign an agreement to acquire the entire Company with the understanding that eCollege would simultaneously sign an agreement to sell Datamark. Accordingly, the actual purchase price that Pearson would agree to pay would be equal to (x) $470 million plus (y) the anticipated cash held by eCollege plus (z) the expected proceeds from the sale of Datamark (i.e., assuming a Datamark purchase price of $40 million, the aggregate price per share contemplated to be paid to Company shareholders would equal $22.17). Pearson’s bid was not subject to a financing condition and Pearson confirmed that Pearson was willing bear the risk that the Datamark transaction did not close.

On May 3, 2007, Bidder 2 submitted a written proposal to acquire the entire Company (i.e., both the eLearning and Datamark divisions) for $20.75 per share in cash. Bidder 2’s proposal was subject to the receipt of requisite debt financing, and indicated that Bidder 2 expected Mr. Thorne (and presumably his affiliates) to “roll” (i.e., re-invest) 50% of his direct and indirect proceeds from the transaction.

During the weekend of May 5, 2007, Mr. Thorne informed the Board that he was considering a bid to purchase Datamark.

On May 7, 2007, Datamark Partners, an entity formed and sponsored by Mr. Thorne and certain of his affiliates, submitted a proposal to our Board of Directors to acquire Datamark for $40 million. The proposal indicated that the principals of Datamark Partners included Jack W. Blumenstein, Reid E. Simpson and Marguerite M. Elias, each a Director or executive officer of the Company.

On May 8, 2007, at a special meeting of our Board of Directors, Evercore and Kirkland updated the Board as to the current status of the proposals made by Pearson and Bidder 2, as well as the results of the negotiations with each of their respective legal counsel. Evercore also informed the Board of Directors that it was likely to receive a proposal for Datamark from Bidder A later that day. Mr. Thorne then described to the Board the proposal submitted by Datamark Partners to acquire Datamark. After Mr. Thorne’s explanation, a motion was made to establish a Transaction Committee, consisting of Christopher E. Girgenti, Robert H. Mundheim and Jeri L. Korshak (all of whom were independent and disinterested Directors), that would be empowered to review, evaluate, negotiate and make recommendations to the Board with respect to the strategic alternatives currently being contemplated by eCollege, including (x) a possible transaction involving the sale of Datamark to Datamark Partners and (y) a possible transaction involving the acquisition of the Company by Bidder 2.  The Transaction Committee subsequently retained the law firm of Fried, Frank, Harris, Shriver & Jacobson LLP (“Fried Frank”) to provide it legal counsel.

Later in the day on May 8, 2007, Bidder A submitted to Evercore a written proposal to acquire Datamark for $27.5 million. Bidder A’s proposal was subject to the receipt of debt financing. Bidder A’s proposal was communicated to the Transaction Committee but not Mr. Thorne or any person with an interest in Datamark Partners.

On the morning of May 9, 2007, the Transaction Committee met to review the terms of the proposal submitted by Datamark Partners to acquire Datamark and to discuss alternative ways to respond to this proposal. Fried Frank advised the Transaction Committee members of their fiduciary duties in the context of a proposed transaction with members of the management and Board of Directors of the Company. At this meeting, Evercore made a presentation to the Transaction Committee, a copy of which had been previously provided to the members of the Transaction Committee, with respect to the valuation of Datamark. The Transaction Committee instructed Evercore to seek additional financial consideration from Datamark Partners and underscored the principle of obtaining greater certainty of closing with respect to the stock purchase agreement embodying the offer.

On May 9, 2007, at a special meeting of our Board of Directors, Evercore made a presentation to the Board, a copy of which had been previously provided to members of the Board, with respect to the current proposals from each of Pearson and Bidder 2. As part of such presentation, Evercore reviewed for the Board of Directors its financial analysis (using traditional valuation metrics) of the two bidders’ proposals. Evercore also informed the Board that it had spoken to the lead principal at Bidder 2 and, while such principal indicated that Bidder 2 might be able to increase its proposal by up to $1 per share, it would not be able to reach a price in excess of $22 per share. At such meeting, Kirkland described the open material issues with the merger agreements relating to each of the Pearson proposal and the Bidder 2 proposal, and received direction as to the Board of Directors’ viewpoints. In addition, at such meeting Kirkland advised the Board of its fiduciary duties in the context of the contemplated transactions.

At a break during the Board meeting, Evercore, on behalf of the Transaction Committee, negotiated with Mr. Thorne and requested, among other things, a price of $45 million for Datamark and an increase in the equity commitment to be provided by Mr. Thorne and his affiliates. After much negotiation and debate, Mr. Thorne and his investor group agreed to raise the bid for Datamark to $41 million and increase the related equity commitment from $15 million to $18 million.

In the late afternoon of May 9, 2007, the Transaction Committee recommended to our Board of Directors that we pursue a sale of Datamark to Datamark Partners at a price of $41 million in the context of a sale of the Company to Pearson. The Transaction Committee noted that it would not make any final recommendation respecting the sale of Datamark to Datamark Partners until it reviewed the terms of the definitive stock purchase agreement. The Board concurred with such recommendation, and directed Evercore to attempt to increase the price that Pearson was willing to pay and Kirkland to negotiate and finalize the merger agreement with Morgan Lewis.

On May 10, 2007, at a meeting of the Transaction Committee, Evercore updated the Transaction Committee concerning conversations that Evercore had with two third parties, one of which was Bidder A, each of which had participated in the sale process and each of which expressed an unwillingness to pursue an acquisition of Datamark at this time on the terms proposed by the Company. In addition, Evercore informed the Transaction Committee that Bidder 2 was not willing to improve its price for the Company in the context of the availability of a sale of Datamark for $41 million. At this meeting, Fried Frank reviewed for the Transaction Committee various terms of the draft stock purchase agreement received from Patterson Belknap Webb & Tyler LLP (“Patterson Belknap”), outside legal counsel to Datamark Partners.

Over the next five days, Pearson agreed to increase its price per share to $22.45 and Kirkland and Morgan Lewis finalized the terms of the merger agreement. In addition, during such time period Fried Frank, on behalf of the Transaction Committee, negotiated the terms of the Datamark stock purchase agreement and related documents relating to the sale of Datamark with Patterson Belknap and Morgan Lewis also reviewed and provided comments to the Datamark stock purchase agreement.

On May 13, 2007, at a meeting of the Transaction Committee, Evercore made a presentation to the Transaction Committee, a copy of which had been previously provided to members of the Transaction Committee, with respect to the final terms of Datamark Partners’ proposal to acquire Datamark. As part of this presentation, Evercore reviewed its financial analysis of Datamark Partners’ proposal. Evercore then orally delivered its opinion that, based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion (the form of which had been previously distributed to members of the Transaction Committee), the price of $41 million to be paid by Datamark Partners for Datamark (subject to review of the definitive stock purchase agreement) was fair, from a financial point of view, to the Company. In addition, at this meeting, Fried Frank updated the Transaction Committee as to the material changes made to the draft stock purchase agreement since the last draft that the Transaction Committee had reviewed. Thereafter, the Transaction Committee unanimously determined to recommend that the Board of Directors approve the Datamark Partners proposal as embodied in the proposed stock purchase agreement.

On May 13, 2007, at a special meeting of our Board of Directors, Evercore made a presentation to the Board, a copy of which had been previously provided to members of the Board, with respect to the final terms of the Pearson proposal. As part of such presentation, Evercore reviewed for the Board of Directors its financial analysis (using traditional valuation metrics) of Pearson’s final proposal. Evercore then orally delivered its opinion that, based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion (the form of which had been previously been distributed to members of the Board of Directors), the merger consideration of $22.45 per share to be received by holders of eCollege common shares in accordance with the proposed merger agreement with Pearson was fair from a financial point of view to such shareholders. In addition, at such meeting Kirkland updated the Board of Directors as to the changes made to the final form of merger agreement since the last draft that Board members had reviewed.  Thereafter, and based upon the recommendation of the Transaction Committee, the Board of Directors unanimously (x) approved (i) the execution of the merger agreement with Pearson, and the transactions contemplated thereby, providing for a price per share of $22.45 to be received by holders of eCollege common shares and (ii) the execution of the Datamark stock purchase agreement with Datamark Partners, and the transactions contemplated thereby, providing for the sale of Datamark for $41 million and (y) determined that the foregoing transactions were in the best interests of eCollege and its shareholders.

During the morning of May 14, 2007, the merger agreement with Pearson and the Datamark stock purchase agreement with Datamark Partners were each executed. Shortly thereafter, press releases describing the same were issued by each of eCollege and Pearson.

On May 30, 2007, a purported class action lawsuit was filed in the Circuit Court of Cook County (Chancery Division) in the State of Illinois with respect to the merger.

Recommendation of Our Board of Directors; Reasons for Recommending the Approval of the Merger Agreement

Our Board of Directors’ Recommendation

At a special meeting of our Board of Directors held on May 13, 2007, our Board of Directors unanimously adopted and declared advisable the merger agreement and the merger and related transactions and unanimously determined that the merger is in the best interests of eCollege and its shareholders. Accordingly, our Board of Directors recommends that our shareholders vote ‘‘FOR’’ approval of the merger agreement.

Our Reasons for the Merger

In reaching its decision to unanimously adopt the merger agreement and declare advisable the merger agreement and the merger and related transactions, to unanimously determine that the merger is in the best interests of eCollege and its shareholders and to unanimously recommend that eCollege’s shareholders vote to approve the merger agreement, our Board of Directors consulted with management and its financial and legal advisors. The Board of Directors considered the following factors and potential benefits of the merger, each of which it believed supported its decision:

•                    the business, operations, management, financial condition, earnings and cash flows of eCollege on a historical and prospective basis;

•                    the possible alternatives to the sale of eCollege, including continuing to operate eCollege on a standalone basis, and the risks associated with such alternatives, each of which the Board of Directors determined not to pursue in light of its belief, and the belief of our management, that the merger maximized shareholder value and was more favorable to eCollege and its shareholders than any other alternative then reasonably available to eCollege and its shareholders;

•                    the current and historical market prices of eCollege common shares, including the fact that (x) the $22.45 per share to be paid for each eCollege common shares in the merger represents a substantial premium to those historical trading prices—a premium of approximately 28% over the average closing price during the 90 trading days prior to the announcement of the merger, and (y) eCollege common shares traded as low as $10.96 within the past 12 months;

•                    the fact that Evercore had contacted 15 potential bidders, including the most likely strategic parties;

•                    the fact that the $22.45 merger consideration represented a substantial increase over Pearson’s originally indicated range;

•                    the fact that the merger consideration is all cash, which provides our shareholders with certainty of value for their shares;

•                    the experience and expertise of Evercore in providing quantitative analysis of the financial terms of the merger agreement, including the preliminary presentations to the Board by Evercore on May 16, 2006, August 15, 2006, October 17, 2006, December 21, 2006, February 16, 2007, April 5, 2007 and May 9, 2007 and Evercore’s final presentation on May 13, 2007 and the valuation analyses contained therein. In its review of the final analyses prepared by Evercore, the Board did not weigh each analysis prepared by Evercore separately, but rather considered all of them taken as a whole;

•                    the opinion of Evercore that, as of the date of its opinion and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $22.45 per share to be received by holders of eCollege common shares in accordance with the merger agreement was fair from a financial point of view to such shareholders. (see “Proposal 1—Approval of the Merger Agreement—Opinion of our Financial Advisor” and Annex C to this proxy statement);

•                    the fact that a Transaction Committee of independent and disinterested Directors recommended the sale of Datamark to Datamark Partners in the context of a sale of the Company to Pearson for $22.45 per common share;

•                    the fact that Evercore delivered to the Transaction Committee its opinion that, as of the date of its opinion and based upon and subject to the various considerations, assumptions and limitations set forth in its written opinion, the consideration of $41 million to be received by eCollege in accordance with the Datamark stock purchase agreement was fair from a financial point of view to eCollege;

•                    the fact that our obligation to consummate the sale of Datamark under the Datamark stock purchase agreement was conditioned upon the consummation of the merger with Pearson;

•                    the fact that the risk of closing the Datamark transaction was on Pearson;

•                    the terms and conditions of the merger agreement which do not preclude a superior proposal made after the date of the merger agreement from being made or accepted. The Board of Directors considered in particular:

•                     the limited number and nature of the conditions to Pearson and Merger Sub’s obligation to consummate the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement a “material adverse effect” on eCollege does not include the circumstances described under the carve-outs to the definition of “material adverse effect” under “The Merger Agreement—Representations and Warranties” beginning on page 49;

•                     there being no financing condition to Pearson and Merger Sub’s obligation to consummate the merger;

•                     there being no cap on the damages that could be obtained from Pearson in the event Pearson breached its obligations under the merger agreement;

•                     the provisions of the merger agreement that allow the Board of Directors, under any circumstance where the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties under applicable law, to change its recommendation that eCollege shareholders vote in favor of the approval of the merger agreement;

•                     the provisions of the merger agreement that allow eCollege, under certain limited circumstances where failure to take such actions could reasonably be expected to be inconsistent with its fiduciary duties under applicable law, to furnish information to and conduct negotiations with third parties;

•                     the provisions of the merger agreement that allow eCollege, under certain limited circumstances where failure to take such actions could reasonably be expected to be inconsistent with the Board of Directors’ fiduciary duties under applicable law, to terminate the merger agreement in order to accept a superior proposal (subject to paying Pearson the $15,113,000 termination fee);

•                     the conclusion of the Board of Directors that the $15,113,000 termination fee (and the circumstances when such fee is payable) is reasonable (approximately 3% of the Company’s equity value) in light of the benefits of the merger, the private auction process conducted by eCollege with the assistance of Evercore and commercial practice; and

•                     the provisions of the merger agreement that do not require the payment of any fee or expenses by eCollege if our shareholders do not approve the merger;

•                    the commitment of Pearson to finance the merger from its existing cash balance and/or existing credit facilities such that closing is not contingent on Pearson securing any additional financing;

•                    the fact that, pursuant to the terms of a voting agreement, Oakleigh Thorne and certain of his affiliates have agreed to vote all eCollege common shares that they currently hold or subsequently acquire in favor of the adoption of the merger agreement and the related transactions and any matter required to effect those transactions;

•                    the fact that the voting agreement terminates upon termination of the merger agreement;

•                    the fact that, under the General Corporation Law of the State of Delaware, the affirmative vote of a majority of the outstanding eCollege common shares as of the close of business on the record date of June 21, 2007 is required to adopt the merger agreement; and

•                    the availability of appraisal rights to holders of our common shares who comply with all of the required procedures under Delaware law.

Each of these factors supported the conclusion by our Board of Directors that the merger is in the best interests of eCollege and its shareholders. Our Board of Directors relied on management to provide accurate and complete financial information, projections and assumptions as the starting point for its analysis.

Our Board of Directors also considered a variety of risks and other potentially negative factors relating to the merger agreement and the transactions contemplated by it, including the merger. These factors included:

•                    the fact that, following the merger, our shareholders will cease to participate in any of our future earnings or benefit from any future increase in our value, including any appreciation in value that could be realized as a result of improvements to our operations;

•                    the fact that certain of our Directors and officers have interests in the merger and the transactions contemplated thereby that are different from, or in addition to, the interests of our shareholders in general;

•                    the limitations contained in the merger agreement on our ability to solicit other offers, as well as the possibility that we may be required to pay to Pearson a termination fee under certain circumstances;

•                    the fact that Pearson has a limited right to match in the event a third party makes a superior proposal;

•                    the possibility that the merger may not be completed, which would divert significant resources and would have a negative impact on our operations;

•                    the possible effects of the announcement of the merger on our employees and customers;

•                    the transaction costs that would be incurred in connection with the merger;

•                    the fact that, for U.S. federal income tax purposes, the merger consideration will be taxable to our shareholders; and

•                    restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct business only in the ordinary course, subject to specific limitations or Pearson consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger.

This discussion of the information and factors considered by our Board of Directors in reaching its conclusions and recommendation includes all of the material factors considered by our Board of Directors, but is not intended to be exhaustive. In view of the wide variety of factors considered by our Board of Directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, our Board of Directors did not find it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to those factors. In addition, different members of our Board of Directors may have given different weight to different factors.

Our Board of Directors determined that the merger is in the best interests of eCollege and its shareholders. Accordingly, our Board of Directors recommends that our shareholders vote ‘‘FOR’’ approval of the merger agreement.

Opinion of Our Financial Advisor

Evercore was engaged by the Board of Directors of eCollege pursuant to a letter agreement dated October 24, 2004 and subsequently revised on January 9, 2007. Evercore was engaged to act as a financial advisor to the Board of Directors and render an opinion as to the fairness, from a financial point of view, of the proposed merger consideration to be received by the holders of eCollege common shares (other than shares held in treasury of the Company or owned by Pearson Education, Merger Sub or any direct or indirect wholly-owned subsidiary of Pearson Education or the Company and other Dissenters Shares (collectively, “Excluded Shares”)). At the meeting of eCollege’s Board of Directors on May 13, 2007, Evercore rendered its oral opinion, which was subsequently confirmed in writing as of the same date, that as of such date, and based upon and subject to the assumptions, qualifications and limitations discussed in its opinion, which are described below, the merger consideration of $22.45 in cash per share of eCollege common shares to be received by eCollege shareholders (other than holders of Excluded Shares), was fair, from a financial point of view, to such shareholders.

The full text of Evercore’s opinion, dated May 13, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken by it in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated by reference into this proxy statement. The summary of Evercore’s fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Shareholders should read this opinion carefully and in its entirety. The following is a summary of Evercore’s opinion and the methodology that Evercore used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Evercore’s advisory services and opinion were provided to the Board of Directors of eCollege, and the opinion addresses only the fairness from a financial point of the merger consideration to be received by holders of eCollege common shares (other than holders of Excluded Shares) pursuant to the merger agreement, and does not address any other aspect of the merger. Evercore’s opinion does not address the underlying decision by eCollege to engage in the merger and does not constitute a recommendation to any shareholder of eCollege as to how such shareholder should vote with respect to the merger agreement.

In connection with rendering its opinion, Evercore among other things:

•                    reviewed a draft of the merger agreement dated May 13, 2007 in the form provided to Evercore;

•                    reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant;

•                    reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company and Datamark that were prepared and furnished to Evercore by the management of the Company and Datamark;

•                    reviewed certain financial projections relating to the Company and Datamark that were provided by and approved for use in connection with the opinion by the management of the Company and Datamark;

•                    discussed the past and current operations, financial projections and current financial condition of the Company and Datamark with the management of the Company and Datamark management;

•                    reviewed the reported prices and trading activity of eCollege common shares;

•                    compared the financial performance of the Company and the prices and trading activity of eCollege common shares with those of certain publicly-traded companies and their securities Evercore deemed relevant;

•                    reviewed the financial terms of certain publicly available transactions that Evercore deemed to be relevant;

•                    participated in discussions and negotiations among representatives of the Company and potential buyers; and

•                    performed such other analyses and examinations and considered such other factors as Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore did not assume any responsibility for independently verifying the accuracy and completeness of the financial and other information that was publicly available or was furnished to it by eCollege or Datamark or otherwise discussed with or reviewed by or for it, and has not assumed any liability therefore. With respect to the financial projections of eCollege and Datamark, Evercore assumed that such financial projections have been reasonably prepared by eCollege and Datamark, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related future financial performance of eCollege and Datamark. Evercore expressed no view on such financial projections or the assumptions on which they are based. Evercore also assumed that the final form of the merger agreement did not differ in any material respect from the last draft reviewed by Evercore. Evercore did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of eCollege, nor was Evercore furnished with any such appraisals, nor did it evaluate the solvency or fair value of eCollege under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Evercore assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement with no material waiver, delay or amendment of any material term, condition or agreement therein.

Evercore’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise, or reaffirm its opinion. Evercore’s opinion does not constitute a recommendation to any eCollege shareholder or any other person as to how such person should respond to the merger. Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date of the merger agreement, of the merger consideration to be received by the holders of eCollege common shares (other than holders of Excluded Shares) pursuant to the merger. Evercore is not a legal, regulatory, accounting or tax expert and assumed the accuracy and completeness of assessments by the Company’s advisors with respect to such issues. Evercore’s opinion does not address the relative merits of the merger as compared to other business strategies that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the merger.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party will perform all the covenants and agreements required under the merger agreement, and that all conditions to the consummation of the merger will be satisfied without waiver thereof. Evercore further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on eCollege.

Evercore’s opinion and financial analyses were only one of many factors considered by eCollege’s Board of Directors in its evaluation of the merger and should not be viewed as determinative of the view of the Board of Directors or management with respect to the merger or the merger consideration received by eCollege’s shareholders.

Summary of Analyses

The following is a summary of the material financial analyses performed by Evercore in connection with providing its opinion to eCollege’s Board of Directors on May 13, 2007. Some of the summaries of the financial analyses include information presented in tabular format. To fully understand the financial analyses, the tables should be read together with the text of each summary. Considering the data set forth in the tables without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

For purposes of its analyses of eCollege, Evercore reviewed a number of financial metrics including:

•                    total enterprise value—equity value plus the market value of eCollege’s consolidated net debt

•                    equity value—the number of eCollege common shares outstanding calculated on a fully diluted basis, multiplied by a specified price per share

•                    adjusted EBITDA—the amount of eCollege’s consolidated earnings before interest, taxes, depreciation and amortization plus stock-based compensation expenses for a specified time period

•                    EBIT—the amount of eCollege’s consolidated earnings before interest and taxes for a specified time period

•                    adjusted Net Income—the amount of eCollege’s consolidated net income for a specified time period plus stock based compensation, amortization of intangibles and non-cash interest expenses

•                    private adjusted EBITDA—adjusted consolidated EBITDA as referred to above plus savings incurred from eCollege operating as a private company

In preparing certain of its analyses, Evercore relied primarily upon a set of projections with respect to future financial performance of eCollege and Datamark for the period 2007-2009 (the “Projection Period”). These projections were provided by eCollege’s management team. Management’s projections estimated revenue growth from $116.5 million in 2006 to $171.5 million in 2009, which is a compound annual growth rate (“CAGR”) of 13.8%. During the Projection Period, management’s projections estimated that adjusted EBITDA would increase from $24.8 million in 2006 to $56.7 million in 2009 (CAGR = 31.7%), EBIT would increase from $15.0 million in 2006 to $41.6 million in 2009 (CAGR = 40.5%), and adjusted Net Income would increase from $13.6 million in 2006 to $30.7 million in 2009 (CAGR = 31.2%). Actual results could vary significantly from those set forth in such projections.

The equity value per share ranges derived from Evercore’s valuation analysis for eCollege are summarized in the following chart:

(1)          LBO assumes 6.5x leverage of LTM Private EBITDA (4.0x senior debt at 7.75%, 2.5x sub debt at 10.75% ). Analysis uses management projections through 2009 and Evercore estimates for 2010 and 2011.

Note: Assumes cash balance of $18.6 million as of 6/30/07. Assumes fully diluted shares outstanding of 23.70 million. DCF and LBO use second half 2007 budget projections in analysis for stub year. All analyses use management reforecast.

This summary of certain analyses is provided for illustrative purposes only, does not represent all of the analyses performed by Evercore and should only be considered together with all the information set forth elsewhere in this presentation.

Historical Trading Prices and Implied Transaction Premiums Analysis.

To provide background information and perspective with respect to the relative historical share prices of eCollege, Evercore reviewed the historical closing prices of eCollege and calculated the average daily closing prices of the common shares over various time periods; and noted the closing share prices on selected dates including and prior to May 11, 2007. Evercore then calculated and compared the premium that the per share merger consideration of $22.45 represented relative to the average daily closing prices of eCollege common shares for the selected periods and the closing prices for the selected dates. The results of these calculations are summarized below:

	Historical Share Price	Premium of Merger Consideration of $22.45 Per Share to Historical Share Price
Closing price on May 11, 2007	$20.97	7.1%
1 Month Average (1)	$19.15	17.2%
2 Month Average (2)	$18.53	21.1%
3 Month Average (3)	$18.10	24.0%
6 Month Average (4)	$17.46	28.6%
1 Year Average (5)	$17.66	27.1%
2 Year Average (6)	$16.95	32.4%

(1)	One Month Average includes trading days from April 11, 2007 through May 11, 2007.
(2)	Two Month Average includes trading days from March 9, 2007 through May 11, 2007.
(3)	Three Month Average includes trading days from February 12, 2007 through May 11, 2007.
(4)	Six Month Average includes trading days from November 10, 2006 through May 11, 2007.
(5)	One Year Average includes trading days from May 11, 2006 through May 11, 2007.
(6)	Two Year Average includes trading days from May 11, 2005 through May 11, 2007.

Historical Public Market Trading Levels.

Evercore reviewed the closing share prices of eCollege common shares during the prior 1-year period as of May 11, 2007. eCollege’s stock price ranged from $10.96 to $25.64 during the prior year period.

Research Analyst Stock Price Targets.

Evercore analyzed Wall Street research analyst estimates of potential future value for eCollege common shares, commonly referred to as price targets, based on publicly available equity research published for eCollege. Evercore observed that, as of May 11, 2007, analyst 12-month price targets for eCollege common shares ranged from $18.00 to $23.00.

The public market trading price targets published by Wall Street equity research analysts do not necessarily reflect current market trading prices for eCollege common shares, and these estimates are subject to uncertainties, including the future financial performance of eCollege and future financial market conditions.

Peer Group Trading Analysis.

Evercore calculated and compared price to earnings multiples for eCollege and for selected publicly-traded U.S.-based companies in the following sectors:  (a) Educational Software / Solutions; and (b) Enterprise Software / Solutions. Although none of the selected companies are, in Evercore’s opinion, directly comparable to eCollege, the companies were chosen because, in Evercore’s opinion, they may be considered similar to eCollege in certain respects for purposes of its analysis. Evercore calculated multiples for the selected companies by dividing the Enterprise Values for the trading group as of May 11, 2007 by the calendarized 2007 and 2008 adjusted EBITDA estimates and dividing the closing share prices as of May 11, 2007 by the calendarized estimates for 2007 and 2008 adjusted Net Income per share for each respective company.

All of these calculations were based on publicly available financial data including data from I/B/E/S International, Inc., or I/B/E/S, as well as estimates and reports by equity research analysts. I/B/E/S is a data source that monitors and publishes a compilation of earnings per share and other financial data produced by selected research analysts for companies of interest to investors. The range of implied multiples that Evercore calculated is summarized below:

	Public Market Trading Multiples—Price / Calendar Year 2007E Cash EPS (1)				Price / Calendar Year 2008E Cash EPS (1)
	Mean		Median		Mean		Median
Education Software / Solutions (2)	37.2	x	37.2	x	28.2	x	28.2	x
Enterprise Software / Solutions (3)	20.2		20.5		14.3		13.0

	Public Market Trading Multiples—TEV / Calendar Year 2007E EBITDA				TEV / Calendar Year 2008E EBITDA
	Mean		Median		Mean		Median
Education Software / Solutions (2)	15.1	x	16.0	x	8.8	x	7.4	x
Enterprise Software / Solutions (3)	14.2		16.2		11.9		11.9

(1)	Cash EPS add back stock option compensation, intangible amortization expenses and non-cash interest expenses.
(2)	Educational Software / Solutions trading comparables include Blackboard, Renaissance, Plato Learning.
(3)	Enterprise Software / Solutions trading comparables include Skillsoft, Sumtotal Systems and Saba Software.

Evercore then applied price to earnings multiples ranging from 22.0x to 25.0x to eCollege’s 2007 adjusted Net Income of $15.4 million and 19.0x-22.0x to eCollege’s 2008 adjusted Net Income of $22.2 million. Evercore also applied multiple ranges of 11.0x to 13.0x to eCollege’s 2007 adjusted EBITDA and 8.0x-10.0x to eCollege’s 2008 adjusted EBITDA. The range of per share equity values for eCollege common shares implied by this analysis is summarized below:

	Low	High
Total Enterprise Value / 2007E Adjusted EBITDA	$13.70	$16.05
Total Enterprise Value / 2008E Adjusted EBITDA	$14.66	$18.13
Equity Value / 2007E Adjusted Net Income	$14.24	$16.18
Equity Value / 2008E Adjusted Net Income	$17.67	$20.46

Precedent Transactions Analysis.

Evercore reviewed and analyzed certain publicly available information, including the purchase price and certain financial information of the target companies relating to selected precedent acquisition transactions in the following sectors:  (a) Educational software / solutions; (b) Enterprise software / solutions; (c) For-Profit educational providers and (d) Direct marketing companies. Evercore identified and analyzed a select group of completed or pending acquisition transactions in these sectors that were announced since 2000. Evercore calculated enterprise value as a multiple of EBITDA during the last twelve months implied by these transactions. Although none of the transactions are, in Evercore’s opinion, directly comparable to the merger, the transactions included were chosen because, in Evercore’s opinion, they may be considered similar to the merger in certain respects for purposes of its analysis:

Target	Acquirer
Educational Software / Solutions
WebCT	Blackboard
Lightspan	Plato Learning
Enterprise Software / Solutions
DigitalThink	Convergys
Skillsoft	SmartForce

For-Profit Education Providers
Educate Inc	Investor Group
Laureate Inc.	Investor Group
Concorde Career Colleges Inc	OM Group
Prosoft Learning Corp	Vcampus
Education Management Corp	Investor Group
Technical Career Institute	EVCI Career Colleges Holding
Whitman Education	Career Education
Ross University	Devry
Sylvan Learning Systems (certain assets)	Apollo Management
Vaterrott Educational Centers	Wellspring Capital Management
Argosy Education	Education Management Corp
Quest Education Corp.	Kaplan
Prometric	Sylvan
Direct Marketing
Hanover Direct	Chelsey Direct LLC
ADVO	Valassis
TMP Worldwide—Asia	Harlen Walker Holdings
Datamark	eCollege
Direct Group	Investor Group
FTD Inc.	Green Equity Investors
Maxxcom	MDC Corporation
Miles Kimball Co	Blyth
Paradigm Direct	Mosaic Group Inc.

The range of implied multiples that Evercore calculated is summarized below:

Precedent Transaction Multiples
	Mean		Median
Educational Software / Solutions
Total Enterprise Value / Last Twelve Months EBITDA	NA	x	NA	x

	Mean		Median
Enterprise Software / Solutions
Total Enterprise Value / Last Twelve Months EBITDA	NA	x	NA	x

	Mean		Median
For-Profit Education Providers
Total Enterprise Value / Last Twelve Months EBITDA	11.4	x	12.2	x

	Mean		Median
Direct Marketing
Total Enterprise Value / Last Twelve Months EBITDA	7.6	x	8.2	x

Evercore then applied multiples ranging from 12.0x to 14.0x to eCollege’s estimated last twelve months, or LTM, adjusted EBITDA as of June 30, 2007. The range of per share equity values for eCollege common shares implied by this analysis is summarized below:

LTM EBITDA (June 30, 2007)
Low	$13.94
High	$16.13

Discounted Cash Flow Analysis.

Evercore performed a three-year discounted cash flow, or DCF, analysis of eCollege which calculates the present value of a company’s future cash flow based upon assumptions with respect to such cash flow and assumed discount rates. Evercore’s DCF analysis of eCollege covered the Projection Period, and was based upon financial projections prepared by and furnished by eCollege’s management to Evercore.

Evercore calculated a range of implied per share values for eCollege common shares determined by:

(i)    adding (a) the implied present value of eCollege’s forecasted unlevered free cash flows (operating income less income taxes, plus depreciation and amortization, stock-based compensation and tax savings from Net Operating Losses adjusted to reflect changes in working capital, capital expenditures and capitalized software development costs) during the Projection Period, determined using a weighted average cost of capital range of between 14.0% and 18.0% (weighted average cost of capital is a measure of the average expected return on all of a company’s securities or loans based on the proportions of those securities or loans in such company’s capital structure), (b) the implied present value of the terminal value of eCollege’s future cash flows (the value of future cash flows at a particular point in time), calculated by applying EBITDA exit multiple ranges of 12.0x to 14.0x (based on Evercore’s experience, judgment, and consideration of data for selected publicly traded companies engaged in businesses that Evercore judged to be reasonably comparable to eCollege’s business) to the adjusted EBITDA for fiscal year 2009 and discounting the result using a weighted average cost of capital range of between 14.0% and 18.0%, and (c) adding the Company’s projected net cash balance as of June 30, 2007 per management estimates; and

(ii) dividing the amount resulting from the calculation described in clause (i) by the number of eCollege common shares outstanding, adjusted for certain restricted stock, deferred stock, stock appreciation rights, warrants and stock options outstanding using the treasury stock method.

Evercore’s DCF analysis yielded implied per share present values of eCollege common shares as shown below:

Low	$22.11
High	$27.34

Leveraged Buy-Out Analysis.

Evercore calculated the implied value per share value for eCollege that would generate an Internal Rate of Return (IRR) ranging between 20% and 25% assuming the following: (a) leverage ratios of
5.5x–7.5x based on eCollege’s LTM private adjusted estimated EBITDA (as of June 30, 2007) of $29.4 million which added back estimated private company savings of $3.3 million per management estimates; (b) a 2011E EBITDA exit multiple range of 12.0x–14.0x.

Evercore relied on management’s financial projections during the Projection Period through 2009 and assumed 15% revenue growth rates for 2010 and 2011. Evercore derived adjusted EBITDA figures for 2010 and 2011 by assuming the following remained constant as a percent of sales as in 2009:  (a) operating expenses; (b) cash savings; (c) non-cash savings. Evercore also applied an effective tax rate for 2010 and 2011 that was consistent with the historical periods. Evercore assumed that eCollege’s Net Operating Losses were utilized in a manner consistent with Section 382 of the tax code. Evercore assumed a risk-free rate of 4.87% in calculating the limitation on annual NOL utilization.

Evercore’s LBO analysis yielded implied per share present values of eCollege common shares as shown below:

Low	$20.94
High	$26.02

General

The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying the opinion of Evercore. In arriving at its fairness determination, Evercore considered the results of all these constituent analyses and did not attribute any particular weight to any particular factor or analysis considered by it; rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all such analyses. Certain of Evercore’s analyses are based upon forecasts of future results and are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. The foregoing summary does not purport to be a complete description of the analyses performed by Evercore. Additionally, analyses relating to the value of businesses or securities are not appraisals. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

Evercore performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Evercore considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Evercore believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Evercore’s analysis and opinion. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of eCollege or its common shares. In performing its analyses, Evercore made numerous assumptions with respect to industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Evercore or eCollege. Any estimates contained in the analyses of Evercore are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. The analyses performed were prepared solely as part of the analyses of Evercore of the fairness of the consideration to be received by holders of eCollege common shares (other than holders of Excluded Shares) pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by Evercore of its opinion on May 13, 2007 to eCollege’s Board of Directors. The merger consideration was determined through arm’s-length negotiations between eCollege and Pearson and was approved by eCollege Board of Directors. Evercore provided advice to eCollege during these negotiations. Evercore did not, however, recommend any specific merger consideration to eCollege or that any specific merger consideration constituted the only appropriate merger consideration for the merger.

Evercore is an internationally recognized investment banking and advisory firm. Evercore, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, competitive biddings and valuations for corporate, estate and other purposes. In the ordinary course of its business, Evercore and its affiliates may from time to time trade in the securities or the indebtedness of eCollege, Pearson and their affiliates or any currencies or commodities (or derivative thereof) for its own account, the accounts of investment funds and other clients under the management of Evercore and for the accounts of its customers and accordingly, may at any time hold a long or short position in such securities, indebtedness, currencies or commodities (or derivative thereof) for any such account.

Pursuant to the terms of an engagement letter, eCollege has agreed to pay Evercore an opinion fee and a customary transaction fee, $0.50 million and $5.92 million, respectively, the former of which is creditable against the latter. The transaction fee is contingent upon the consummation of the merger. eCollege has also agreed to reimburse Evercore for its fees and expenses incurred in performing its services. In addition, eCollege has agreed to indemnify Evercore and its affiliates, their respective Directors, officers, agents and employees and each person, if any, controlling Evercore or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Evercore’s engagement and any related transactions.

Financing of the Merger

eCollege, Pearson and Merger Sub estimate that the total amount of funds necessary to consummate the merger and related transactions will be approximately $538 million, which will be funded by Pearson from its existing cash balance and/or existing credit facilities.

Certain Effects of the Merger

The merger will terminate all equity interests in our company held by our current shareholders and Pearson will be the sole owner of our company and our business. Pearson will be the sole recipient of the benefits of growth and will bear the risk of operations. Upon completion of the merger, we will remove our common shares from listing on the NASDAQ Global Market System and our common shares will be deregistered under the Exchange Act and no longer be publicly traded.

Interests of eCollege Directors and Executive Officers in the Merger

In considering the recommendation of our Board of Directors to vote for the proposal to approve the merger agreement, you should be aware that our Directors and executive officers have agreements or arrangements that provide them with interests in the merger that differ from, or are in addition to, those of other eCollege shareholders, as applicable. Our Board of Directors was aware of these agreements and arrangements as they relate to our Directors and executive officers during its deliberations of the merits of the merger agreement and in determining to recommend to our shareholders that our shareholders vote to approve the merger agreement.

Treatment of Stock Options and Equity Incentives

Certain of our Directors and executive officers hold options to purchase eCollege common shares, stock appreciation rights, share rights awards and deferred stock units. At the closing of the merger, our stock options, stock appreciation rights, share rights awards and deferred stock units, including those held by our Directors and executive officers, will accelerate and become fully vested (except in the case of stock appreciation rights), will be cancelled, and:

•                    each holder of stock options will receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld;

•                    each holder of stock appreciation rights will receive a cash payment equal to the excess, if any, of the per share merger consideration over the base price of the applicable stock appreciation right, multiplied by the number of stock appreciation rights deemed vested at the time of the merger, less any applicable taxes required to be withheld;

•                    each holder of a share rights award will receive a cash payment equal to the per share merger consideration multiplied by the number of shares subject to such share rights award, less any applicable taxes required to be withheld; and

•                    each holder of deferred stock units will receive a cash payment equal to the per share merger consideration multiplied by the number of shares issuable pursuant to such deferred stock unit, less any applicable taxes required to be withheld.

The following tables summarize the stock options, stock appreciation rights, share rights awards and deferred stock units held by our Directors and executive officers and the amount of cash each individual will receive in the merger in respect of such options, stock appreciation rights, share rights awards and deferred stock units.

Name of Executive Officer or Director	Stock Options		Stock Appreciation Rights(1)	Share Rights Awards(1)	Deferred Stock Units	Cash to Be Received in Connection with the Merger(2)
Oakleigh Thorne	38,360	(3)	408,484	0	0	$4,299,293
Douglas Kelsall	286,944		291,774	0	0	$6,926,194
Reid E. Simpson	0		175,064	0	0	$1,537,065
Thomas Dearden	0		116,710	4,167	0	$1,083,898
Matthew Schnittman	65,000		116,710	0	0	$2,219,014
James V. Allen	52,583		97,258	0	0	$1,591,353
Marguerite M. Elias	0		116,710	0	0	$1,024,710
Robert Haimes	128,500		116,710	0	0	$2,903,050
Jack Blumenstein	69,349	(3)	0	0	2,000	$1,327,847
Christopher Girgenti	50,522		0	0	2,000	$963,237
Jeri Korshak	68,180		0	0	2,000	$1,377,553
Robert Mundheim	1,224		0	0	4,522	$106,501

(1)          Assumes vesting through July 31, 2007.

(2)          Includes the cash to be received with respect to (a) stock options, (b) stock appreciation rights, (c) share rights awards, and (d) deferred stock units in connection with the merger after the payment of applicable exercise prices but before considering the applicable tax withholdings.

(3)          Includes an option grant to Blumenstein/Thorne Information Partners I, L.P. to purchase up to 27,665 eCollege common shares at an exercise price of $3.875 per share.

Change of Control Severance Benefits

We anticipate that the employment of Oakleigh Thorne, Chairman and CEO, Douglas Kelsall, President and COO, Reid Simpson, CFO, Marguerite Elias, Senior Vice President and General Counsel, and Robert Haimes, Senior Vice President of Strategy, will be terminated in connection with the merger. The employment agreements of these officers provide for the payment of severance and other benefits upon termination as described below.

In July 2004, we entered into employment agreements with Messrs. Thorne, Kelsall and Simpson and Ms. Elias which provide for severance benefits when their employment is terminated within two years following a change of control:

•       Mr. Thorne and Mr. Kelsall are entitled to receive (i) 24 months base salary; (ii) the pro-rata portion of their target bonus for the year of termination; (iii) an amount equal to their target bonus for the year of termination; (iv) any unpaid base salary and vacation time through the date of termination; (v) any unpaid bonus earned with respect to a year ended prior to the year of termination;  and (vi) Cobra health insurance for up to 24 months. We currently estimate the value of such benefits at $1,375,938, in the case of Mr. Thorne, and $1,091,875, in the case of Mr. Kelsall;

•       Mr. Simpson is entitled to receive (i) 18 months base salary; (ii) the pro-rata portion of his target bonus for the year of termination; (iii) an amount equal to his target bonus for the year of termination; (iv) any unpaid base salary and vacation time through the date of termination; (v) any unpaid bonus earned with respect to a year ended prior to the year of termination;  and  (vi) Cobra health insurance for up to 18 months. We currently estimate the value of such benefits at $672,750; and

•       Ms. Elias is entitled to receive (i) 12 months base salary; (ii) the pro-rata portion of her target bonus for the year of termination; (iii) an amount equal to her target bonus for the year of termination; (iv) any unpaid base salary and vacation time through the date of termination; (v) any unpaid bonus earned with respect to a year ended prior to the year of termination; and (vi) Cobra health insurance for up to 12 months. We currently estimate the value of such benefits at $388,271.

In addition, Messrs. Thorne, Kelsall and Simpson and Ms. Elias will receive “gross-up” payments, estimated at $1.0 million, $725,000, $500,000 and $300,000, respectively,  to make them whole for excess taxes imposed upon payments received by them in connection with the merger.

In September 2002, we entered into an employment agreement with Mr. Haimes which provides for six months salary as severance if his employment is terminated without cause, including in connection with a change-of-control. We currently estimate the value of such benefits at $112,500.

Positions with the Surviving Corporation

Following the closing of the merger, Matthew Schnittman, the current President of eLearning, will become the President of the surviving corporation and James V. Allen, the current Chief Technology Officer of the company, will become Chief Technology Officer of the surviving corporation. Although it is likely that Messrs. Schnittman and Allen and certain other members of our management team will enter into new arrangements with Pearson or its affiliates regarding employment (and severance arrangements) with, and the right to participate in existing equity plans of Pearson plc (the ultimate parent company of Pearson), there can be no assurance that the parties will reach agreement. These matters are currently being negotiated and discussed and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger.

Transaction Bonuses

Oakleigh Thorne, Douglas Kelsall, Reid E. Simpson, Matthew Schnittman, Marguerite M. Elias, James V. Allen and certain other executives and employees, will receive one-time transaction bonuses, payable upon the closing of the merger:

Name of Executive Officer	Amount of Transaction Bonuses
Oakleigh Thorne	$573,560
Douglas Kelsall	$271,786
Reid E. Simpson	$303,102
Matthew Schnittman	$280,530
Marguerite M. Elias	$269,424
James V. Allen	$150,091

Indemnification and Insurance

The merger agreement requires that the surviving corporation maintain liability insurance policies for the benefit of our current (as of the effective time of the merger) and former Directors and officers with respect to matters existing or occurring prior to the effective time, for six years from the effective time.  In addition, the surviving corporation is required to indemnify our current (as of the effective time) and former Directors and officers for claims arising out of the fact that they are or were officers or Directors of eCollege at or prior to the effective time. Please see the section of this proxy statement captioned ‘‘The Merger Agreement—Indemnification and Insurance of our Directors and Officers” for additional information.

Sale of Datamark

As described in detail in “Merger Agreement—Datamark Sale” beginning on page 57, on May 14, 2007, based on the unanimous recommendation of a Transaction Committee consisting of independent and disinterested members of our Board of Directors, we entered into a stock purchase agreement to sell Datamark to an investor group led by Oakleigh Thorne, our Chairman and CEO, and including Jack W. Blumenstein, Reid E. Simpson and Marguerite M. Elias, each a Director or executive officer of eCollege, for an aggregate purchase price equal to $41 million, subject to adjustment based on working capital, cash and indebtedness levels as of the closing of the Datamark sale. It is also possible that other Directors and officers of the Company and Datamark may participate in this investor group. The stock purchase agreement for Datamark may be terminated by eCollege if a superior proposal for Datamark is made by a third party (subject to the reimbursement of expenses to the Thorne investor group in an amount not to exceed $300,000). Any additional purchase price resulting from a superior proposal for Datamark will inure to the benefit of the surviving corporation and Pearson. The sale of Datamark is conditioned on the consummation of the merger and the transactions contemplated by the merger agreement. The merger is not conditioned on the consummation of the Datamark sale, although the closing of the Datamark sale is expected to occur on the same date as the effective time of the merger.

Transaction Committee Compensation

Members of the Transaction Committee received customary compensation for their service on the committee.

Determination of the Merger Consideration

The merger consideration was determined through arm’s length negotiations between eCollege and Pearson.

Regulatory Matters

In connection with the merger, we will be required to make certain filings with, and comply with certain laws of, various federal and state governmental agencies, including:

•       filing a certificate of merger with the Secretary of State of the State of Delaware in accordance with the General Corporation Law of the State of Delaware after the approval of the merger agreement by our shareholders; and

•       complying with U.S. federal securities laws.

The following regulatory approvals will be required in order to complete the merger:

•       Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, the parties to the merger agreement cannot complete the merger until they have given notice and information to the Federal Trade Commission and the Department of Justice, and one or more specified waiting periods expire or are earlier terminated. The parties filed the required notifications and reports under the HSR Act with the Federal Trade Commission and the Department of Justice on May 30, 2007, in the case of eCollege, and May 31, 2007, in the case of Pearson, and we received notice of early termination of the waiting period under the HSR Act on June 21, 2007.

Appraisal Rights of Shareholders

Under Delaware law, you are entitled to appraisal rights in connection with the merger. As a result, you will have the right under Delaware law to have the “fair value” of your eCollege common shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and procedural requirements. Generally, in order to exercise your appraisal rights, you must:

•       send a written demand to eCollege for appraisal in compliance with the General Corporation Law of the State of Delaware before the vote on the adoption of the merger agreement;

•       not vote in favor of the adoption of the merger agreement; and

•       continuously hold your eCollege common shares from the date you make the demand for appraisal through the effective date of the merger.

Merely voting against the adoption of the merger agreement will not protect your rights to an appraisal, which requires you to take all the steps provided under Delaware law. Delaware law requirements for exercising appraisal rights are described in further detail in this proxy statement. See “Appraisal Rights” beginning on page 65. In addition, Section 262 of the General Corporation Law of the State of Delaware, which is the section of Delaware law regarding appraisal rights, is reproduced and attached as Annex D to this proxy statement.

Certain Material United States Federal Income Tax Consequences

The following is a general discussion of certain material United States federal income tax considerations of the merger discussed earlier in this proxy statement to holders of our common shares. This discussion is a summary for general information purposes only and does not consider all aspects of federal taxation that may be relevant to particular holders in light of their individual investment circumstances or to certain types of holders subject to special tax rules, including partnerships, banks, financial institutions or other financial services entities, broker-dealers, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, retirement plans, individual retirement accounts or other tax-deferred accounts, persons who use or are required to use mark-to-market accounting, persons that hold our common shares as part of a “straddle,” a “hedge” or a “conversion transaction,” persons who receive merger consideration as compensation for services, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities, certain former citizens or permanent residents of the United States and persons subject to the alternative minimum tax, nor does it address any federal non-income, state, local or foreign tax considerations. This summary assumes that holders have held their shares as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This summary is based on the Code and applicable Treasury Regulations, rulings, administrative pronouncements and decisions as of the date of this proxy statement, all of which are subject to change or differing interpretations at any time with possible retroactive effect.

This discussion applies to holders who exchange all of their eCollege common shares for cash as a result of the merger and who, after the merger, have no direct or indirect interest in eCollege (whether directly or indirectly from Pearson or any other person pursuant to certain tax attribution rules). The tax considerations of the merger may differ for holders who have any direct or indirect interest in eCollege after the merger as described in the immediately preceding sentence, and this discussion does not apply to such holders.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common shares that is

•       a citizen or individual resident of the United States,

•       a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized, or treated as created or organized, in or under the laws of the United States or any political subdivision of the United States,

•       an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•       a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner of our common shares that does not qualify as a U.S. Holder under the definition above.

If a partnership (or entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our common shares, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. In this event, you should consult your tax advisor concerning the tax treatment of the Merger.

EACH HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE SPECIFIC U.S. FEDERAL, STATE AND LOCAL AND FOREIGN INCOME AND OTHER TAX CONSIDERATIONS OF THE MERGER.

Consequences to U.S. Holders of Company Common Shares

A U.S. Holder of our common shares that receives cash as a result of the merger will recognize capital gain or loss equal to the amount of cash received minus the U.S. Holder’s tax basis in our common shares. Any capital gain or loss recognized by the U.S. Holder will be long-term capital gain or loss if the U.S. Holder held our common shares for more than one year and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate taxpayers are taxable under current law at a maximum federal rate of 15 percent. Long-term capital gains recognized by corporations and short term capital gains recognized by corporations or individuals are taxable at a maximum federal rate of 35 percent. Your ability to use any capital loss to offset other income or gain is subject to certain limitations.

Consequences to Non-U.S. Holders of Company Common Shares

A Non-U.S. Holder that receives cash as a result of the merger generally will not be subject to U.S. federal income taxation unless

•       gain resulting from the merger is effectively connected with the conduct of a U.S. trade or business;

•       we are or have been a U.S. real property holding corporation (“USRPHC”) as defined in Section 897 of the Code at any time within the five-year period preceding the merger, the Non-U.S. Holder owned more than five percent of our common shares at any time within that five-year period and certain other conditions are satisfied; or

•       the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the individual’s taxable year of the merger.

In general, a corporation is a USRPHC if the fair market value of its ‘‘U.S. real property interests’’ equals or exceeds 50 percent of the sum of the fair market value of its worldwide (domestic and foreign) real property interests and its other assets used or held for use in a trade or business. We believe that as of the effective date of the merger, we will not have been a USRPHC at any time within the five-year period ending on the date hereof.

If a Non-U.S. Holder is subject to U.S. federal income taxation on the receipt of cash in the merger, the Non-U.S. Holder generally will recognize capital gain or loss (assuming, as noted above, that the Non-U.S. Holder holds our common shares as a capital asset within the meaning of the Code) equal to the amount of cash received minus the Non-U.S. Holder’s tax basis in our common shares. The capital gain or loss will generally constitute long-term capital gain or loss if the Non-U.S. Holder held our common shares for more than one year and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate taxpayers are taxable under current law at a maximum federal rate of 15 percent. Long-term capital gains recognized by corporations and short term capital gains recognized by corporations or individuals are taxable at a maximum federal rate of 35 percent. A Non-U.S. Holder that is a corporation may also be subject to a 30 percent branch profits tax on after-tax profits effectively connected with a U.S. trade or business to the extent that such after-tax profits are not reinvested and maintained in the U.S.

business. A Non-U.S. Holder’s ability to use any capital loss to offset other income or gain subject to U.S. federal income taxation is subject to certain limitations.

Unless gain from the sale or disposition of our common shares of an individual who is present in the United States for 183 days or more in the individual’s taxable year of the merger is already subject to tax as effectively connected with the conduct of a U.S. trade or business, the gain of the Non-U.S. Holder may be subject to a 30 percent tax on the gross amount of the gain and the Non-U.S. Holder’s ability to use other losses to offset the gain on our common shares will be limited.

Income Tax Treaties

If a Non-U.S. Holder is eligible for treaty benefits under an income tax treaty entered into by the United States, the Non-U.S. Holder may be able to reduce or eliminate certain of the U.S. federal income taxes discussed above, such as the branch profits tax, and the Non-U.S. Holder may be able to treat gain, even if effectively connected with a U.S. trade or business, as not subject to U.S. federal income taxation provided that the trade or business is not conducted through a permanent establishment located in the United States. Non-U.S. Holders should consult their tax advisors regarding possible relief under an applicable income tax treaty.

Backup Withholding and Information Reporting

A holder may be subject to backup withholding with respect to the receipt of cash as a result of the merger unless the holder is exempt from backup withholding and, when required, demonstrates that status, or provides a correct taxpayer identification number on a form acceptable under U.S. Treasury Regulations (generally an IRS Form W-9, W-8BEN or W-8ECI) and otherwise complies with the applicable requirements of the backup withholding rules. We may also be required to comply with information reporting requirements under the Code with respect to the merger. Holders should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Any amount withheld under the backup withholding rules of the Code is not an additional tax, but rather is credited against the holder’s U.S. federal income tax liability. Non-U.S. Holders are advised to consult their tax advisors to ensure compliance with the procedural requirements to avoid backup withholding and, if applicable, to file a claim for a refund of any withheld amounts in excess of the Non-U.S. Holder’s U.S. federal income tax liability.

THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSIDERATIONS OF THE MERGER.

Litigation Challenging the Merger

On May 30, 2007, a civil action was filed in the Circuit Court of Cook County (Chancery Division) in the State of Illinois with respect to the merger. The plaintiff purports to represent a putative class of our public shareholders (excluding any person or entity related to or affiliated with any of the defendants). Named as defendants in the complaint are eCollege, all members of our Board of Directors, Merger Sub and Pearson. The plaintiff alleges, among other things, that our Board members have breached their fiduciary duties of loyalty, good faith, candor and independence to our public shareholders in connection with the merger. In addition, the plaintiff alleges that the Company and Pearson have aided and abetted our Board members in their breaches of fiduciary duty. The complaint seeks injunctive relief, monetary damages, costs and other relief. We believe that this lawsuit is without merit and intend to defend against it vigorously.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger. It is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 68.

The Merger

The merger agreement provides that, at the effective time of the merger, Merger Sub will merge with and into eCollege. Upon completion of the merger, Merger Sub will cease to exist and eCollege will continue as the surviving corporation and a wholly-owned subsidiary of Pearson.

At the effective time, the certificate of incorporation of eCollege as in effect immediately prior to the effective time of the merger will be amended and restated in the form set forth as Exhibit A to the merger agreement; the bylaws of eCollege in effect immediately prior to the effective time will be amended and restated in the form set forth as Exhibit B to the merger agreement; the Directors of Merger Sub at the effective time will become the Directors of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal; and the officers of Merger Sub at the effective time will become the officers of the surviving corporation until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

Effective Time

The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware or such later time as is agreed upon between the parties and specified in the certificate of merger. The filing of the certificate of merger and the closing will occur on the third business day after all of the conditions to the merger set forth in the merger agreement have been satisfied or waived (or such other date as Pearson and eCollege may agree).

Conversion of Shares

At the effective time:

•                    each common share issued and outstanding immediately before the effective time of the merger (other than those shares owned by Pearson, Merger Sub or any other direct or indirect wholly-owned subsidiary of Pearson, shares owned by us or any of our direct or indirect wholly-owned subsidiaries, and shares held by shareholders who are entitled to, and who properly exercise and perfect, appraisal rights in compliance with all of the required procedures under Delaware law) will be converted into the right to receive $22.45 per share in cash, without interest;

•                    all common shares so converted will, by virtue of the merger and without any action on the part of the holder, be automatically cancelled, retired and will cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the per share merger consideration, without interest;

•                    each common share owned by Pearson, Merger Sub or any other direct or indirect wholly-owned subsidiary of Pearson and shares owned by us or any of our direct or indirect wholly-owned subsidiaries, will automatically cease to be outstanding, will be cancelled without payment of any consideration and will cease to exist; and

•                    each common share of Merger Sub, issued and outstanding immediately prior to the effective time of the merger, will be converted into one common share, par value $0.01 per share, of the surviving corporation.

Payment for Shares

Immediately prior to the effective time of the merger, Pearson will deposit with a paying agent appointed by it, for the benefit of the holders of common shares, sufficient funds to pay the aggregate per share merger consideration (which we refer to as the “exchange fund”). Within two business days after the effective time of the merger, the surviving corporation will cause the paying agent to mail to each holder of record of our common shares immediately prior to the effective time of the merger, a form of letter of transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the per share merger consideration. You should not send in your share certificates until you receive the letter of transmittal. The letter of transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and, if required by the surviving corporation, post a bond in a customary amount as indemnity against any claim that may be made against the surviving corporation with respect to that certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates (if your common shares are certificated) to the paying agent and provided to the paying agent any other items specified by the letter of transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. Pearson, Merger Sub, the surviving corporation or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

Any portion of the exchange fund (including the proceeds of any investments thereof) that remains unclaimed for nine months after the effective time of the merger will be delivered to the surviving corporation. Holders of shares outstanding before the effective time will thereafter be entitled to look only to the surviving corporation for payment of any claims for merger consideration to which they may be entitled. None of the surviving corporation, Pearson, the paying agent or any other person will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Transfer of Shares

After the effective time of the merger, there will be no transfers on our share transfer books of common shares outstanding immediately prior to the effective time. If, after the effective time, any certificate for our common shares is presented to the surviving corporation, Pearson or the paying agent for transfer, it will be cancelled and exchanged for the per share merger consideration, multiplied by the number of shares represented by the certificate.

Treatment of Stock Options and Equity Incentives

At the effective time:

•                    each outstanding option to purchase common shares under our stock option plans, whether vested or unvested, will be cancelled and each option holder will receive a cash payment equal to the excess, if any, of the per share merger consideration over the per share exercise price of the applicable stock option, multiplied by the number of shares subject to the stock option, less any applicable taxes required to be withheld.

•                    each stock appreciation right granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and each holder will receive a cash payment equal to the excess, if any, of the per share merger consideration over the base price of the applicable stock appreciation right, multiplied by the number of stock appreciation rights deemed vested at the time of the merger in accordance with the terms of the applicable stock appreciation right, less any applicable taxes required to be withheld.

•                    each share rights award granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and each holder will receive a cash payment equal to the per share merger consideration multiplied by the number of shares subject to such share rights award, less any applicable taxes required to be withheld.

•                    each deferred stock unit granted pursuant to our equity incentive plans, whether vested or unvested, will be cancelled and each holder will receive a cash payment equal to the per share merger consideration multiplied by the number of shares issuable pursuant to such deferred stock unit, less any applicable taxes required to be withheld.

All payments with respect to cancelled options and equity incentives, to the extent not made at the effective time of the merger, will be made by the surviving corporation as promptly as reasonably practicable after the effective time of the merger. No interest will be paid or accrued for the benefit of holders of equity incentives on the consideration payable in respect of their equity incentives.

Representations and Warranties

The merger agreement contains representations and warranties the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of the date of the merger agreement (or such other date specified in the merger agreement), may be subject to contractual standards of materiality different from those generally applicable to shareholders, or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential company disclosure schedule that the parties have exchanged in connection with signing the merger agreement. While we do not believe that the company disclosure schedule contains information required by securities laws to be publicly disclosed other than information that has already been so disclosed in this proxy statement or our other filings with the SEC, the company disclosure schedule does contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the underlying section of the company disclosure schedule. The company disclosure schedule contains information that has been included in our prior public disclosures (including our Current Report on Form 8-K filed with the SEC on May 14, 2007) as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. At closing, the representations and warranties contained in the merger agreement only must be true and correct subject to the standards contained in the merger agreement, which may differ from what may be viewed as material by shareholders. The representations and warranties will not survive consummation of the merger and cannot be the basis for any claim under the merger agreement by the other parties after consummation of the merger. The merger agreement should not be read alone, but should instead be read in conjunction with the other information regarding eCollege and the merger that is contained in this proxy statement as well as in the filings that eCollege makes with the SEC. The representations and warranties contained in the merger agreement may or may not have been accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement;

however, we are not currently aware of any specific undisclosed facts that contradict such representations and warranties.

In the merger agreement, eCollege, Pearson and Merger Sub each made representations and warranties relating to, among other things:

•                    capitalization;

•                    organization, good standing, qualification and organizational documents;

•                    corporate power and authority to enter into and perform its obligations under, and enforceability of, the merger agreement;

•                    required regulatory filings and consents and approvals of governmental entities;

•                    the absence of conflicts with or defaults under organizational documents, other contracts and applicable laws;

•                    litigation;

•                    brokers; and

•                    information supplied for inclusion in this proxy statement.

In the merger agreement, Pearson and Merger Sub also each made representations and warranties relating to the availability of the funds necessary to perform its obligations under the merger agreement, ownership of shares, and shareholder votes/approvals required to enter into the merger agreement.

eCollege also made representations and warranties relating to, among other things:

•                    compliance with applicable laws, including regulatory laws;

•                    company reports filed with the SEC, financial statements and undisclosed liabilities;

•                    absence of certain changes or events since January 1, 2007;

•                    compliance with the Employee Retirement Income Security Act of 1974, as amended, and other employee benefit matters;

•                    labor and employment matters;

•                    insurance;

•                    properties;

•                    taxes;

•                    the opinion of our financial advisor;

•                    state takeover statutes;

•                    intellectual property;

•                    environmental matters;

•                    material contracts; and

•                    affiliate transactions.

Many of eCollege’s representations and warranties are qualified by a material adverse effect standard. For purposes of the merger agreement, “material adverse effect” for eCollege is defined to mean a change, effect, event, circumstance, occurrence or state of facts that is, or would reasonably be expected to, individually or in the aggregate, be materially adverse to the business, financial condition or assets of eCollege and its subsidiaries taken as a whole; provided that none of the following (or any changes, effects, events, circumstances, occurrence or state of facts resulting from the following) shall constitute or be taken into account in determining whether there has been or could or would be a material adverse effect:

•                    economic, financial market, or geopolitical conditions in general;

•                    general changes or developments in the industries in which eCollege and its subsidiaries operate;

•                    the announcement of the merger agreement and the transactions contemplated thereby;

•                    any actions required under the merger agreement to obtain approval or authorization under applicable antitrust or competition laws for the consummation of the merger;

•                    changes in any laws or regulations or applicable accounting regulations or principles or interpretations thereof;

•                    changes in the market price or trading volume of eCollege common shares (provided that any change, effect, event, circumstance, occurrence or state of facts that may have caused or contributed to such change in market price or trading volume shall not be excluded);

•                    the failure, in and of itself, by eCollege to meet any expected or projected financial or operating performance target, as well as (in and of itself) any change by eCollege in any expected or projected financial or operating performance target (provided that any change, effect, event, circumstance, occurrence or state of facts that may have caused or contributed to such failure or change shall not be excluded); and

•                    acts of God, national or international hostilities, war (whether or not declared) or terrorism;

unless, in the case of the first, second, fifth and eighth bullet points above, such changes have a materially disproportionate effect on eCollege and each of its subsidiaries compared with other companies operating in the same industry in which eCollege and each of its subsidiaries operate.

Conduct of Business Pending the Merger

We are subject to restrictions on our conduct and operations until the merger is completed. We have agreed that, prior to the effective time of the merger, we will conduct our business in the ordinary course consistent with past practice and use reasonable best efforts to maintain and preserve our business organizations substantially intact and preserve our present relationships with material customers, suppliers, employees, licensees, licensors and other persons with which we have significant business relations. We have also agreed that except as contemplated by the merger agreement, as disclosed in our SEC reports filed prior to the date of the merger agreement, or set forth in the company disclosure schedule, we will not do any of the following without the prior written consent of Pearson:

•                    amend or otherwise change our certificate of incorporation or by-laws or any similar governing instruments or adopt a shareholder rights or similar plan;

•                    issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, restricted or deferred stock units, phantom stock or similar instruments), of eCollege or any of its subsidiaries (except for the issuance of eCollege common shares upon the exercise of stock options or in connection with other stock-based awards outstanding as of the date of the merger agreement);

•                    declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any eCollege capital stock (except for any dividend or distribution by a wholly-owned subsidiary of eCollege);

•                    adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of eCollege or any eCollege subsidiary that is not wholly-owned (other than the acquisition of common shares tendered by employees or former employees in connection with a cashless exercise of stock options or in order to pay taxes in connection with the exercise of stock options or the lapse of restrictions in respect of restricted stock units), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of eCollege’s subsidiaries;

•                    acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, with a value in excess of $500,000 individually or $2,500,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice;

•                    directly or indirectly sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any of our assets or properties (including any corporation, partnership or other business organization or division thereof or any assets thereof) with a value in excess of $500,000 individually or $2,500,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the stock purchase agreement with respect to the sale of Datamark or as listed on the company disclosure schedule;

•                    other than in the ordinary course of business consistent with past practice, enter into, extend, renew, amend or modify in any material respect or terminate any real property lease or any contract that is or would be a material contract or waive, release or assign any material rights or claims with respect thereto;

•                    authorize any new capital expenditures which are, in the aggregate, in excess of the budget provided to Pearson, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

•                    incur, or modify in any material respect the terms of, any indebtedness, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary), in each case, other than in the ordinary course of business consistent with past practice or any letter of credit entered into in the ordinary course of business consistent with past practice;

•                    except as contemplated by Section 6.6 of the merger agreement, as required under an employee benefit plan listed in the company disclosure schedule, or as required by applicable law:

•                     increase the compensation (including bonus opportunities) or fringe benefits of any of its Directors, officers or, except in the ordinary course of business consistent with past practices, employees;

•                     grant any severance or termination pay;

•                     enter into, amend, modify or terminate any employment, consulting or severance agreement or arrangement with (x) any of our executive officers or our assistant general counsel, or (y) any other employee pursuant to which total annual compensation or aggregate severance benefits exceed $200,000 individually or $1,000,000 in the aggregate (not taking into account new hires to replace employees whose employment with eCollege has terminated); or

•        establish, amend in any material respect, enter into or terminate any employee benefit plan;

•       make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

•       make or change any material tax election or change any method of accounting, enter into any closing agreement relating to any material tax or surrender any right to claim a material tax refund;

•       agree to or otherwise settle or compromise any material litigation other than settlements or compromises of litigation in the ordinary course of business consistent with past practice or settlements of claims or litigation disclosed, reflected or reserved against in our most recent financial statements (or the notes thereto) included in our SEC Reports for an amount not in excess of the amount so disclosed, reflected or reserved;

•       enter into or amend the material terms of any material confidentiality agreement or arrangement;

•       amend, waive, grant any consent under or fail to enforce any material provisions under any material confidentiality agreement, standstill agreement or similar arrangement, except to the extent our Board of Directors has determined, after consultation with outside counsel, that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties;

•       take any action, directly or indirectly, that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the eCollege to consummate the merger or the other transactions contemplated by the merger agreement; and

•       agree to take any of the foregoing actions.

Pearson and Merger Sub have agreed that, prior to the effective time of the merger, they will not, directly or indirectly, take any action (i) to cause their representations and warranties set forth in the merger agreement to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Pearson or Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement.

Shareholders Meeting

The merger agreement provides that we will take all action necessary to convene a special meeting of our shareholders as promptly as reasonably practicable to consider and vote upon the approval of the merger agreement. The merger agreement further provides that, except in certain circumstances, our Board of Directors must recommend approval of the merger agreement by our shareholders, and we must use reasonable best efforts to obtain the shareholder approval of the merger agreement.

Resignation of Directors

At the closing of the merger, we will use commercially reasonable efforts to deliver to Pearson evidence reasonably satisfactory to Pearson of the resignation of all of the members of our Board of Directors and of the respective Boards of each of our subsidiaries, in each case, effective at the effective time.

Acquisition Proposals

The merger agreement provides that we shall not, and shall cause our subsidiaries, officers, Directors, employees, investment bankers, attorneys, accountants and other representatives and agents not to, directly or indirectly:

•       solicit, initiate or knowingly induce, facilitate or encourage any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes or may reasonably be expected to result in an Acquisition Proposal, as defined below; or

•       participate in any discussions or negotiations regarding, or knowingly take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to any Acquisition Proposal.

We have also agreed that we will:

•       cease and cause to be terminated any and all existing activities, discussions or negotiations with any third parties conducted prior to the date of the merger agreement with respect to consideration of any Acquisition Proposal;

•       exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of the merger agreement by us, our subsidiaries or our agents and representatives to any such third parties, except to the extent our Board of Directors determines, following the date of the merger agreement and after consultation with outside counsel, that doing so could reasonably be expected to be inconsistent with its fiduciary duties; and

•       as promptly as practicable (and in any event no later than 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, provide Pearson with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the person or group making any such Acquisition Proposal, request or inquiry.

However, at any time prior to the approval of the merger agreement by our shareholders, we may furnish information (pursuant to an executed confidentiality agreement on terms no more favorable to such person, including with respect to standstill provisions, than those contained in the confidentiality agreement signed by Pearson) with respect to eCollege and its subsidiaries to any person who has made an unsolicited bona fide written Acquisition Proposal, and participate in discussions and negotiations regarding such Acquisition Proposal, if and only to the extent that, prior to taking any such action:

•       our Board of Directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal; and

•       our Board of Directors determines in good faith, after consultation with outside counsel, that the failure to take such actions with respect to such Acquisition Proposal could reasonably be expected to be inconsistent with its fiduciary duties to our shareholders under applicable law.

The term “Acquisition Proposal” means any proposal or offer from any person or group (other than Pearson and its affiliates) relating to any direct or indirect acquisition or purchase of 10% or more of the consolidated assets of eCollege and its subsidiaries or an equity interest representing a 10% or greater economic or voting interest in eCollege, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the eCollege common shares then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving eCollege, other than the transactions contemplated by the merger agreement.

The term “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal by a person other than eCollege (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that our Board of Directors determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the third party making the offer, to be more favorable to our shareholders (in their capacities as shareholders) than the transactions contemplated by the merger agreement and is reasonably capable of being consummated.

We have also agreed that, except as set forth in ‘‘The Merger Agreement—Change in Recommendation/Termination in Connection with a Superior Proposal’’ below, our Board of Directors will not:

•       withhold, withdraw, amend or modify (or publicly propose to withhold, withdraw, amend or modify), in a manner adverse to Pearson, its approval or recommendation with respect to the merger, the merger agreement or the other transactions contemplated thereby; or

•       recommend, approve or adopt (or publicly propose to recommend, approve or adopt) an Acquisition Proposal;

•       allow eCollege or any of its subsidiaries to enter into any letter of intent, acquisition agreement or other similar agreement or understanding constituting or related to, or that is intended to or could reasonably be expected to result in, any Acquisition Proposal, or requiring it to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•       effect any transaction contemplated by any Acquisition Proposal.

Each of the actions listed in the first and second bullet points above are referred to as an “Adverse Recommendation Change.”

Change in Recommendation/Termination in Connection with a Superior Proposal

If at any time prior to the approval of the merger agreement by our shareholders, our Board of Directors determines in good faith, after consultation with outside counsel, that failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under applicable law, our Board of Directors may:

•       modify, amend or withdraw its recommendation with respect to the merger, the merger agreement or the other transactions contemplated thereby;  or

•       if the Company has received a Superior Proposal that has not been withdrawn or abandoned,

•        make an Adverse Recommendation Change; and/or

•        terminate the merger agreement and, if it so chooses, enter into an agreement with respect to such Superior Proposal;

provided that our Board of Directors may not make an Adverse Recommendation Change unless it shall have first provided 72 hours prior written notice to Pearson that it is prepared to effect an Adverse Recommendation Change, which notice shall contain the details of the facts and conclusions that led the Board to conclude that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to our shareholders under applicable law (and that any material change to such facts and conclusions requires a new notice to Pearson and a new 48 hour notice period). In making a determination to make an Adverse Recommendation Change, the Board of Directors shall have taken into account any changes to the terms of the merger agreement proposed by Pearson (in response to a notice delivered by eCollege to Pearson in connection with an Adverse Recommendation change or otherwise).

In the event we terminate the merger agreement to enter into a definitive agreement with respect to a Superior Proposal, we have agreed to pay Pearson a $15,113,000 termination fee as described in further detail in “—Company Termination Fee” beginning on page 61.

Employment and Employee Benefits

Pearson has agreed that, during the period commencing at the effective time of the merger and ending on the first anniversary of the effective time of the merger, it shall cause the surviving corporation and each of its subsidiaries to:

•       provide severance and other separation-related payments and benefits not less favorable, in any case, than those in effect immediately prior to the effective time for any eCollege employee employed by eCollege or any of its subsidiaries on the date of the merger agreement whose employment terminates during that 12 month period in circumstances entitling such employee to payments or benefits under such severance- or separation-related provisions as in effect immediately prior to the effective time;

•       maintain for each eCollege employee, compensation levels (such term to include only salary, cash, bonus opportunities and commissions) and benefits (provided under material benefit plans providing welfare and retirement benefits) that in the aggregate are substantially comparable, and are provided on terms that in the aggregate are substantially comparable, as the overall compensation levels and benefits (and the terms thereof) maintained for and provided to such eCollege employee immediately prior to the effective time of the merger;

•       give each eCollege employee full credit for purposes of eligibility, vesting and benefit accruals under any new employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of eCollege employees as of and after the effective time by Pearson or the surviving corporation for the employee’s service with eCollege, its subsidiaries and their predecessor entities to the same extent recognized by eCollege immediately prior to the effective time. With respect to each new “welfare benefit plan”, Pearson or its subsidiaries shall cause to be waived any pre-existing condition or eligibility exclusions or limitations and give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, eCollege employees under similar plans maintained by eCollege and its subsidiaries immediately prior to the effective time or immediately prior to the date the such new plan is later made available to eCollege employees.

Indemnification and Insurance of Our Directors and Officers

The merger agreement provides that, during the period commencing at the effective time of the merger and ending on the sixth anniversary of the effective time of the merger, Pearson will cause the surviving corporation to indemnify each of our and our subsidiaries’ present (as of the effective time) and former Directors, officers and employees against any claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such person is or was an officer, Director, employee, fiduciary or agent of eCollege or any of its subsidiaries at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, to the fullest extent permitted under our current certificate of incorporation and by-laws (subject to applicable law).

The certificate of incorporation and by-laws of the surviving corporation will contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present Directors and officers than are presently set forth in our certificate of incorporation and by-laws, and such provisions shall not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would adversely affect the rights of any such individuals.

At the effective time of the merger, Pearson will, or will cause the surviving corporation to, either (i) obtain “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the effective time, from an insurance carrier with the same or better credit rating as our current insurance carrier with respect to Directors’ and officers’ liability insurance in an amount and scope and on terms, in the aggregate, at least as favorable to each present (as of the effective time) and former officer or Director of the Company and its subsidiaries as our current policies with respect to matters existing or occurring at or prior to the effective time; provided that neither Pearson nor the surviving corporation shall be required to pay more than 250% of the current premium to purchase such policy, or (ii) maintain at no expense to the beneficiaries, for six years from the effective time, the policies of Directors’ and officers’ liability insurance maintained by eCollege in effect on the date of the merger agreement with respect to matters existing or occurring at or prior to the effective time.

Filings and Other Actions

In the merger agreement, we and Pearson have agreed to cooperate with each other and to use our respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable. This includes preparing and filing the notification and report form required under the HSR Act with respect to the transactions contemplated by the merger agreement, as promptly as reasonably practicable, and in any event within ten business days, with the United States Federal Trade Commission and the Antitrust Division of the Department of Justice. We and Pearson have also agreed to use reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any injunction, judgment, order or decree that would restrain, prevent or delay the closing of the merger, including, with respect to Pearson, Pearson’s taking all such actions, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of eCollege or Pearson (or any of their respective subsidiaries) and otherwise taking or committing to take actions that limit the freedom of action of eCollege or Pearson or their respective subsidiaries with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the closing of the merger.

Datamark Sale

We have agreed to use reasonable best efforts to effect and complete the sale Datamark pursuant to the terms of the Datamark stock purchase agreement as promptly as practicable. In addition, in connection with the Datamark sale, we have agreed to:

•       promptly provide Pearson with oral and written notice setting forth all such information as is reasonably necessary to keep Pearson currently informed in all material respects of the status of the Datamark sale;

•       promptly provide Pearson with a copy of all material written correspondence or other significant materials delivered by any party to another party pursuant to, or in connection with, the Datamark stock purchase agreement;

•       promptly provide oral and written notice to Pearson of any actual or threatened material breach of any provision of the Datamark stock purchase agreement by any party thereto and of any inquiry, notice or other communication received from any governmental or regulatory entity in connection with the Datamark sale;

•       not amend the Datamark stock purchase agreement, grant or agree to grant any consent or waiver thereunder or enter into any supplemental or additional agreements with any party to the Datamark stock purchase agreement in relation to the Datamark sale without the prior written consent of Pearson (not to be unreasonably withheld);

•       consult fully with Pearson with respect to any exercise (or decision not to exercise) of any material rights or remedies under the Datamark stock purchase agreement and not exercise or determine not to exercise any such rights or remedies without the prior written consent of Pearson (not to be unreasonably withheld);

•       if the closing under the Datamark stock purchase agreement takes place at or prior to the effective time, provide Pearson with not less than 48 hours written notice of the closing under the Datamark stock purchase agreement and afford representatives of the Pearson the opportunity to observe and confer with the representatives of eCollege in connection with such closing; and

•       if the closing under the Datamark stock purchase agreement takes place at or prior to the effective time, immediately upon such closing deposit the purchase price received pursuant to the Datamark stock purchase agreement in a separate bank account held by eCollege and not withdraw any portion of such deposit for any purpose prior to the closing of the merger and not utilize or commit to utilize the funds so deposited for any purpose.

Shareholder Litigation

We have agreed to give Pearson a reasonable opportunity to consult in the defense of any shareholder litigation against eCollege and its Directors relating to the transactions contemplated by the merger agreement. We have agreed not to settle any such shareholder litigation without the prior consent of Pearson, which consent will not be unreasonably withheld or delayed.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•       the merger agreement must have been approved by the affirmative vote of the holders of a majority of the outstanding eCollege common shares;

•       the waiting period (and any extension thereof) applicable to the merger under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, or the HSR Act, shall have been terminated or shall have expired; and

•       no federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, legal requirement or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any governmental entity which prohibits, restrains or enjoins the consummation of the merger.

Conditions to Obligations of Pearson and Merger Sub

The obligations of Pearson and Merger Sub to effect the merger are subject to the satisfaction or waiver by Pearson of the following additional conditions:

•       our representations and warranties with respect to our capitalization (except for deviations in the number of outstanding eCollege common shares of not more than 0.1% or which resulted from issuances permitted by Section 5.1(b) of the merger agreement), and our authority to complete the merger, must each be true and correct in all respects as of the effective time as though made on and as of such time;

•       all other representations and warranties made by us in the merger agreement, with the exception of those listed above, (disregarding all qualifications and exceptions contained therein regarding materiality or material adverse effect) must each be true and correct as of the effective time as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have a material adverse effect;

•       we must have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by us under the merger agreement at or prior to the effective time;

•       no material adverse effect shall have occurred since the date of the merger agreement;

•       we must deliver to Pearson and Merger Sub at closing, officer’s certificates with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

•       there shall be no pending suit, action or proceeding by any governmental entity seeking to restrain or prohibit the making or consummation of the merger or the performance of any of the other transactions contemplated by the merger agreement, or seeking to obtain from eCollege, Pearson or Merger Sub any damages that are material in relation to eCollege and its subsidiaries taken as a whole.

•       we must deliver a properly prepared and executed certificate under Treas. Reg. Sec. 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3) to the effect that the stock of eCollege is not a U.S. real property interest and that eCollege was not a U.S. real property holding company at any time during the previous five years.

Conditions to eCollege’s Obligations

Our obligation to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•       the representations and warranties made by Pearson and Merger Sub in the merger agreement with respect to their authority to complete the merger must be true and correct in all respects as of the effective time as though made on and as of such time;

•       all other representations and warranties made by Pearson and Merger Sub in the merger agreement must be true and correct as of the effective time as though made on and as of such time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except where the failure of such representations and warranties to be so true and correct, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Pearson or

Merger Sub duly to perform their respective obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement on a timely basis;

•       Pearson and Merger Sub must have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by them under the merger agreement at or prior to the effective time; and

•       Pearson and Merger Sub must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties, obligations, covenants and agreements.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the consummation of the merger, whether before or after shareholder approval has been obtained:

•       by mutual written consent of eCollege and Pearson;

•       by either eCollege or Pearson if:

•        the merger is not consummated on or before November 13, 2007, whether such date is before or after the date of approval by the shareholders (the “Termination Date”); provided that this right to terminate the merger agreement will not be available to the party seeking to terminate if any action of such party (or, in the case of Pearson, Merger Sub) or the failure of such party (or, in the case of Pearson, Merger Sub) to perform any of its obligations under the merger agreement required to be performed at or prior to the effective time has been the cause of, or resulted in, the failure of the effective time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of the merger agreement;

•        our shareholders, at the shareholders meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, fail to approve the merger agreement; or

•        if any court of competent jurisdiction or other governmental entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided that this right to terminate the merger agreement will not be available to the party seeking to terminate if such party (or, in the case of Pearson, Merger Sub) has failed to take the actions required by Section 6.8 of the merger agreement;

•       by eCollege if:

•        in response to a Superior Proposal, our Board of Directors determines that failure to terminate the merger agreement could reasonably be expected to be inconsistent with its fiduciary duties to our shareholders and we provide 72 hours prior written notice to Pearson. If the merger agreement is terminated for this reason, we will be required to pay a termination fee of $15,113,000 to Pearson; or

•        Pearson or Merger Sub has breached any of its representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not cured prior to the earlier of (1) 20 business days following notice of such breach to Pearson and (2) the Termination Date; provided that we will not have this right to terminate the merger agreement if we are then in material breach of any of our covenants or agreements contained in the merger agreement;

•       by Pearson if:

•        we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and the breach is not cured prior to the earlier of (1) 20 business days following notice of such breach to Pearson and (2) the Termination Date; provided that Pearson will not have this right to terminate the merger agreement if Pearson is then in material breach of any of its covenants or agreements contained in the merger agreement; or

•        our Board of Directors shall have made an Adverse Recommendation Change. If the merger agreement is terminated for this reason, we will be required to pay a termination fee of $15,113,000 to Pearson.

Company Termination Fee

We must pay a Termination Fee of $15,133,000 to Pearson in the event:

•       we terminate the merger agreement in response to a Superior Proposal, in which case the Termination Fee shall be paid at or prior to the time of (and as a condition to the effectiveness of) such termination, by wire transfer of same day funds;

•       Pearson terminates the merger agreement because our Board of Directors has made an Adverse Recommendation Change, in which case the Termination Fee shall be paid as promptly as reasonably practicable (and, in any event, within two business days) following such termination, by wire transfer of same day funds; or

•       the merger agreement is terminated (1) by either Pearson or eCollege, in the event the merger is not consummated on or before the Termination Date, or our shareholders fail to approve the merger agreement at the shareholders meeting or at any adjournment or postponement thereof at which the merger agreement was voted on, or (2) by Pearson, in the event we have breached any of our representations, warranties, covenants or agreements under the merger agreement in a manner that would give rise to the failure of certain conditions to closing and that is not cured, and (A) at any time after the date of the merger agreement and prior to such termination (or prior to the taking of a vote to adopt the merger agreement at the shareholders meeting or any postponement or adjournment thereof (in the case of a termination resulting from the failure of the shareholders to approve the merger agreement)) an Acquisition Proposal was made or communicated to eCollege or was publicly announced or publicly made known to our shareholders and (B) within 12 months after such termination, we enter into a definitive agreement with respect to, or consummate, any Acquisition Proposal, then the Termination Fee shall be paid to Pearson upon the earlier of our entry into an agreement providing for, or our consummating, such Acquisition Proposal, by wire transfer of same day funds.

Modification or Amendment

The merger agreement may be amended by the parties in writing by action of their respective boards of directors at any time before or after the merger agreement has been adopted by our shareholders and prior to the effective time. However, after the merger agreement has been adopted by our shareholders, no amendment will be made to the merger agreement which by law requires the further approval of our shareholders without such further approval. The merger agreement also provides that, at any time prior to the effective time, each of the parties may extend the time for the performance of any of the obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or in any document delivered pursuant to the merger agreement or waive compliance with any of the agreements or conditions of the other parties contained in the merger agreement.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

If at the special meeting the number of eCollege common shares present or represented and voting in favor of the approval of the merger agreement is insufficient to approve the merger agreement under Delaware law and under our certificate of incorporation, our management may move to adjourn the special meeting in order to enable our Board of Directors to continue to solicit additional proxies in favor of the approval of the merger agreement. In that event, we will ask you to vote only upon the adjournment proposal and not the merger proposal.

In this proposal, we are asking you to authorize the holder of any proxy solicited by the eCollege Board of Directors to vote in favor of adjourning the special meeting and any later adjournments. If the eCollege shareholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the merger agreement, including the solicitation of proxies from eCollege shareholders that have previously voted against the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the merger agreement, we could adjourn the special meeting without a vote on the proposal to approve the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the merger agreement.

The adjournment proposal requires that holders of more of eCollege’s common shares vote in favor of the adjournment proposal than vote against the proposal. Accordingly, abstentions and broker non-votes will have no effect on the outcome of this proposal. No proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the discretionary authority to adjourn the special meeting to a later date.

The eCollege Board of Directors believes that if the number of eCollege common shares present or represented at the special meeting and voting in favor of the proposal to approve the merger agreement is insufficient to approve the merger agreement, it is in the best interests of the eCollege shareholders to enable the Board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve the merger agreement.

The eCollege Board of Directors recommends that you vote “FOR” the proposal to authorize the adjournment of the special meeting.

STOCK OWNERSHIP

The following table sets forth certain information known to eCollege with respect to the beneficial ownership of its common shares as of June 21, 2007 (unless otherwise stated in the footnotes) by (i) each of the named executive officers, (ii) each Director, (iii) each shareholder that eCollege knows is the beneficial owner of more than 5% of the common shares, and (iv) all executive officers and Directors as a group. Unless otherwise indicated, each of the security holders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable. We received the information with respect to beneficial ownership from the respective shareholders and from reports filed with the SEC by certain shareholders.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Common Stock
Oakleigh Thorne	3,939,495	(1)	17.5%
Douglas H. Kelsall	387,300	(2)	1.7%
Reid E. Simpson	12,956	(3)	*
Thomas L. Dearden	64,278	(4)	*
Matthew T. Schnittman	77,070	(5)	*
Jack W. Blumenstein	2,670,159	(6)	11.9%
Christopher E. Girgenti	52,522	(7)	*
Jeri L. Korshak	71,180	(8)	*
Robert H. Mundheim	99,360	(9)	*
Blumenstein/Thorne Information Partners I, L.P.	2,622,975	(10)	11.7%
William Blair Capital Management LLC	2,627,278	(11)	11.7%
Tiger Technology Management LLC	2,008,306	(12)	9.0%
Federated Investors, Inc.	2,040,615	(13)	9.1%
Earnest Partners LLC.	1,572,241	(14)	7.0%
Oakleigh B. Thorne	722,222	(15)	3.2%
Pearson Entities	4,618,154	(16)	19.3%
All executive officers and Directors as a group (13 persons)	4,945,831	(17)	21.3%

•                     Less than one percent.

(1)          Includes options to purchase 10,695 eCollege common shares and an option grant to Blumenstein/Thorne Information Partners I, L.P. (“BTIP”) to purchase up to 27,665 eCollege common shares at an exercise price of $3.875 per share. Also includes 2,595,310 shares beneficially owned by BTIP, 75,955 shares owned by the Oakleigh Thorne Irrevocable GST Trust, 247,100 shares owned by the Oakleigh L. Thorne Trust U/A dated December 15, 1976, and 68,500 shares owned by the Oakleigh Thorne GST Trust III. Mr. Thorne is a co-President of Blumenstein/Thorne Information Partners L.L.C, the general partner of BTIP. Mr. Thorne disclaims beneficial ownership of the shares owned by BTIP, except to the extent of his pecuniary interest, if any. The address for Mr. Thorne is One N. LaSalle Street, Suite 1800, Chicago, Illinois 60602.

(2)          Includes options to purchase 286,944 eCollege common shares. Also includes 30,200 shares pledged by Mr. Kelsall and 4,500 shares held by Mr. Kelsall’s spouse and 1,500 shares held by Mr. Kelsall’s children. The address for Mr. Kelsall is 4900 South Monaco Street, Denver, Colorado 80237.

(3)          The address for Mr. Simpson is One N. LaSalle Street, Suite 1800, Chicago, Illinois 60602.

(4)          Includes 4,167 eCollege common shares issuable pursuant to a share rights award within 60 days of June 21, 2007. The address for Mr. Dearden is 2305 Presidents Drive, Salt Lake City, Utah 84120.

(5)          Includes options to purchase 65,000 eCollege common shares. The address for Mr. Schnittman is 4900 South Monaco Street, Denver, Colorado 80237.

(6)          Consists of options to purchase 41,684 eCollege common shares, 2,000 eCollege common shares issuable pursuant to a deferred stock unit award and an option granted to BTIP to purchase up to 27,665 eCollege common shares at an exercise price of $3.875 per share, all issuable within 60 days of June 21, 2007. Also consists of 2,595,310 shares beneficially owned by BTIP and 3,500 shares owned by the Jack Wray Blumenstein Contributory IRA. Mr. Blumenstein is a co-President of Blumenstein/Thorne Information Partners L.L.C., the general partner of BTIP. Mr. Blumenstein disclaims beneficial ownership of the shares owned by BTIP, except to the extent of his pecuniary interest, if any. The address for Mr. Blumenstein is P.O. Box 871, Lake Forest, Illinois 60045.

       (7) Consists of options to purchase 50,522 eCollege common shares and 2,000 eCollege common shares issuable pursuant to a deferred stock unit award, all issuable within 60 days of June 21, 2007. The address for Mr. Girgenti is 1603 Orrington Avenue, Suite 1600, Evanston, Illinois 60201.

       (8) Includes options to purchase 68,180 eCollege common shares and 2,000 eCollege common shares issuable pursuant to a deferred stock unit award. The address for Ms. Korshak is c/o eCollege, 4900 South Monaco Street, Denver, Colorado 80237.

       (9) Includes options to purchase 1,224 eCollege common shares and 4,522 eCollege common shares issuable pursuant to three deferred stock unit awards. The address for Mr. Mundheim is 599 Lexington Avenue, Room 1640, New York, New York 10022.

(10) Includes an option to purchase up to 27,665 eCollege common shares at an exercise price of $3.875 per share. The address for BTIP is P.O. Box 871, Lake Forest, Illinois 60045.

(11) The address for William Blair Capital Management LLC is 222 West Adams Street, 13th floor, Chicago, Illinois, 60606.

(12) The address for Tiger Technology Management LLC is 101 Park Avenue, 48th floor, New York, New York 10178-4700.

(13) The address for Federated Investors, Inc. is 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222.

(14) The address for Earnest Partners LLC is 1180 Peachtree Street, Suite 2300, Atlanta, GA 30309.

(15) Excludes shares beneficially owned by BTIP. Oakleigh B. Thorne is the beneficiary of a trust that is a limited partner in BTIP. Oakleigh B. Thorne is the father of Oakleigh Thorne, eCollege’s Chief Executive Officer.

(16) As reported on a Schedule 13D filed by Pearson plc, Pearson Overseas Holding Ltd., Pearson Netherlands B.V., Pearson Luxembourg Holdings No. 2 Ltd., Pearson Luxembourg Holdings S.a.r.l., Pearson Inc., Pearson Longman, Inc., Pearson Education Holdings Inc., and Pearson Education, Inc. on May 24, 2007, such Pearson entities may be deemed to have benefitical ownership of 4,618,154 common shares as a result of the voting agreement between Pearson, Oakleigh Thorne and certain of his affiliates.  As reported on this Schedule 13D, Pearson plc, Pearson Overseas Holding Ltd., Pearson Netherlands B.V., Pearson Luxembourg Holdings No. 2 Ltd., Pearson Luxembourg Holdings S.a.r.l., Pearson Inc., Pearson Longman, Inc., Pearson Education Holdings Inc., and Pearson Education, Inc. disclaimed beneficial ownership of such 4,618,154 common shares that were beneficially owned by Oakleigh Thorne and certain of his affiliates at such time.

(17) Includes 732,997 shares issuable upon the exercise of options and 4,167 eCollege common shares issuable pursuant to share rights awards and deferred stock unit awards issuable within 60 days of June 21, 2007.

MARKET PRICE OF ECOLLEGE COMMON SHARES

eCollege common shares are publicly traded on the NASDAQ Global Market System under the symbol “ECLG.”  The following table sets forth the high and low sales prices per common share on the NASDAQ Global Market System for the periods indicated.

	High	Low
Year ended December 31, 2005
1st Quarter	$13.26	$9.58
2nd Quarter	$13.75	$9.01
3rd Quarter	$15.24	$11.61
4th Quarter	$19.95	$13.35
Year ended December 31, 2006
1st Quarter	$21.82	$17.22
2nd Quarter	$25.73	$18.55
3rd Quarter	$22.58	$10.96
4th Quarter	$19.64	$14.97
Year ending December 31, 2007
1st Quarter	$18.87	$14.43
2nd Quarter (through June 21, 2007)	$22.32	$18.03

The closing price for our common shares on June 21, 2007 was $22.20 per share.

As of June 21, 2007 there were approximately 88 holders of record of our common shares.

eCollege has never paid cash dividends on its stock, and is currently precluded from doing so under its revolving credit agreement.

APPRAISAL RIGHTS

Under the General Corporation Law of the State of Delaware, or “DGCL,” you have the right to demand an appraisal of your shares in connection with the merger and to receive payment in cash for the fair value of your eCollege common shares as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Our shareholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. eCollege will require strict compliance with the statutory procedures in connection with the merger.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a shareholder in order to perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and should be read in conjunction with Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that shareholders be notified that appraisal rights will be available not less than 20 days before the shareholders’ meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to you of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•                    You must deliver to eCollege a written demand for appraisal of your shares before the vote with respect to the merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•                    You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal.

If you fail to comply with either of these conditions and the merger is completed, you will be entitled to receive the cash payment for your eCollege common shares as provided for in the merger agreement, but you will have no appraisal rights with respect to your eCollege common shares.

All demands for appraisal should be addressed to eCollege.com, One N. LaSalle Street, Suite 1800, Chicago, Illinois  60602, Attention: Corporate Secretary, and must be delivered before the vote on the merger agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the eCollege common shares. The demand must reasonably inform eCollege of the identity of the shareholder and the intention of the shareholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of eCollege common shares must be made by, or in the name of, such registered shareholder, fully and correctly, as the shareholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to eCollege. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a shareholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your eCollege common shares in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each eCollege shareholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time, any shareholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for his or her eCollege common shares. Within 120 days after the effective date of the merger, the surviving corporation or any shareholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Within 120 days after the effective time, any shareholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all shareholders entitled to appraisal. Upon the filing of the petition by a shareholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file, and has no intention to file, such a petition in the event there are dissenting shareholders. Accordingly, the failure of a shareholder to file such a petition within the period specified could nullify the shareholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a shareholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Chancery Court with a duly verified list containing the names and addresses of all shareholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting shareholders who demanded appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, and to determine those shareholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the shareholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any shareholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that shareholder.

After determination of the shareholders entitled to appraisal of their Company’s common shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the shareholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value, the Chancery Court is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement.

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be imposed upon the surviving corporation and the shareholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a shareholder, the Chancery Court may order all or a portion of the expenses incurred by any shareholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any shareholder who had demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the shareholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that shareholder to appraisal will cease and that shareholder will be entitled to receive the cash payment for shares of his, her or its eCollege common shares pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. In addition, no appraisal proceeding may be dismissed as to any shareholder without the approval of the Chancery Court, and such approval may be conditioned upon such terms as the Chancery Court deems just.

In view of the complexity of Section 262, if you wish to pursue appraisal rights with respect to the merger, you should consult your legal advisor.

FUTURE SHAREHOLDER PROPOSALS

If the merger agreement described in Proposal 1 is approved and the merger is completed, we will no longer have any public shareholders and we will not hold an annual meeting of shareholders in 2007. However, if the merger is not completed for any reason, we expect to hold a 2007 Annual Meeting of Shareholders in the third quarter of 2007. Under SEC Rule 14a-8 under the Exchange Act and our by-laws, shareholder proposals for the 2007 Annual Meeting of Shareholders, in the event it is held, were required to have been received by the Secretary of the Company at the Company’s executive offices no later than May 9, 2007.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors knows of no other matters which may be presented for consideration at the special meeting. However, if any other matter is presented properly for consideration and action at the meeting or any adjournment or postponement thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. eCollege public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov. Our public filings are also available through our website under the ‘‘Investor Relations’’ tab at www.ecollege.com.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement does not extend to you. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date of this proxy statement, unless the information specifically indicates that another date applies. The mailing of this proxy statement to our shareholders does not create any implication to the contrary.

Annex A

AGREEMENT AND PLAN OF MERGER

Among

PEARSON EDUCATION, INC.,

EPSILON ACQUISITION CORP.

and

ECOLLEGE.COM

Dated as of May 14, 2007

Exhibits:
Exhibit A	Certificate of Incorporation of the Surviving Corporation
Exhibit B	Bylaws of Merger Sub

A-ii

INDEX OF DEFINED TERMS

Acquisition Proposal	31	Environmental Permits	22
Adverse Recommendation Change	32	Equity Incentive Consideration	4
Adverse Recommendation Change Notice	33	Equity Incentives	4
affiliate	45	ERISA	14
Agreement	1	Exchange Act	11
Anti-Takeover Statutes	20	Financial Advisor	19
Antitrust Division	36	FTC	36
beneficial owner	45	generally accepted accounting principles	46
beneficially owned	45	Governmental Entity	11
Board	1	HSR Act	11
Book-Entry Shares	6	Indebtedness	10
business day	45	Indemnified Parties	35
By-Laws	9	Intellectual Property	20
Certificate of Merger	2	IRS	15
Certificates	6	knowledge	46
Closing	1	Licenses	11
Closing Date	2	Material Adverse Effect	8
Code	15	Material Contract	22
Common Stock	3	Materials of Environmental Concern	22
Company	1	Merger	1
Company Disclosure Schedule	8	Merger Consideration	3
Company Employees	15	Merger Sub	1
Company ESPP	4	Option	3
Company Plan	14	Option Consideration	3
Company Requisite Vote	10	Outside Directors Compensation Plan	3
Company Securities	9	Parent	1
Company Termination Fee	43	Parent Disclosure Schedule	23
Confidentiality Agreement	30	Parent Plan	34
Contract	11	Paying Agent	5
control	46	person	46
controlled	46	Proxy Statement	19
controlled by	46	Public software	21
Datamark	38	Real Property Leases	17
Datamark Divestiture	38	Recommendation	10
Datamark Purchase Agreement	38	Registered Intellectual Property	20
Datamark Purchaser	38	representatives	31
Deferred Stock Unit	4	SAR	4
DGCL	1	SAR Consideration	4
Dissenting Shares	5	Sarbanes-Oxley Act	12
DSU	4	SEC	12
DSU Consideration	4	SEC Reports	12
Effective Time	2	Securities Act	12
employee benefit plan	14	Seller Notes	46
Environmental Laws	22	Shares	3
Stock Incentive Plan	3	Tax Return	19
Stockholders Meeting	29	Taxes	19
subsidiaries	46	Termination Date	42
subsidiary	46	under common control with	46
Subsidiary Securities	9	Voting Agreement	1
Superior Proposal	32	WARN Act	16
Surviving Corporation	1

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 14, 2007 (this “Agreement”), among Pearson Education, Inc., a Delaware corporation (“Parent”), Epsilon Acquisition Corp, a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and eCollege.com, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) determined that it is fair to, and in the best interests of, the Company and the stockholders of the Company, and declared it advisable, to enter into this Agreement with Parent and Merger Sub providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), upon the terms and subject to the conditions set forth herein, (ii) approved this Agreement in accordance with the DGCL, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company; and

WHEREAS, the Boards of Directors of Parent and Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement providing for the Merger in accordance with the DGCL, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting agreement with Parent (the “Voting Agreement”) pursuant to which such stockholders have irrevocably agreed, among other things, to vote or cause to be voted in favor of the approval of this Agreement all Shares (as defined below) beneficially owned by such stockholders in accordance with and subject to the terms set forth in the Voting Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.

THE MERGER

SECTION 1.1.   The Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 1.2.   Closing; Effective Time.   Subject to the provisions of Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, located at 200 East Randolph Drive, Chicago, Illinois, as soon as practicable, but in no event later than the third business day after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or (to the extent permitted by law) waiver of those conditions), or at such other place or on such other date as Parent and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. At the Closing, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and as is agreed to by the Company and Parent, being hereinafter referred to as the “Effective Time”) and shall make all other filings or recordings required under the DGCL in connection with the Merger.

SECTION 1.3.   Effects of the Merger.   From and after the Effective Time, the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.4.   Certificate of Incorporation; By-Laws.

(a)   At the Effective Time, and without any further action on the part of the Company or Merger Sub, the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended by virtue of the Merger so as to read in its entirety as is set forth on Exhibit A annexed hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by law.

(b)   At the Effective Time, and without any further action on the part of the Company or Merger Sub, the by-laws of the Company shall be amended by virtue of the Merger so as to read in their entirety in the form as is set forth in Exhibit B annexed hereto, and, as so amended, shall be the by-laws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by law.

SECTION 1.5.   Directors.   Immediately after the Effective Time, Parent shall take the necessary action to cause the directors of Merger Sub immediately prior to the Effective Time to be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

SECTION 1.6.   Officers.   The officers of Merger Sub will be the initial officers of the Surviving Corporation, until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with applicable law, the certificate of incorporation of the Surviving Corporation and the bylaws of the Surviving Corporation.

ARTICLE II.

EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

SECTION 2.1.   Conversion of Securities.   At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company, the Surviving Corporation or the holders of any of the following securities:

(a)   Each share of Common Stock, par value $0.01 per share, of the Company (the “Common Stock” or “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be cancelled pursuant to Section 2.1(b) and any Dissenting Shares (as defined in Section 2.3(a)) shall be converted into the right to receive $22.45 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of such Shares in the manner provided in Section 2.4, less any required withholding Taxes;

(b)   Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of Parent or the Company immediately prior to the Effective Time shall be automatically cancelled, retired and shall cease to exist without any conversion thereof and no payment or distribution shall be made with respect thereto; and

(c)   Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

SECTION 2.2.   Options; Stock Appreciation Rights; Restricted Stock Units; Deferred Stock Units; Employee Stock Purchase Plan.

(a)   The Company shall take such actions necessary or appropriate so that, as of the Effective Time (x) the eCollege.com 1999 Stock Incentive Plan, as amended (the “Stock Incentive Plan”), and the eCollege.com 2005 Outside Directors Compensation Plan, as amended (the “Outside Directors Compensation Plan”) shall be terminated and (y) by virtue of the Merger, without any further action on the part of any holder of any Equity Incentive:

(i)    each option (an “Option”) to purchase Shares granted pursuant to any Company Plan that is outstanding and unexercised as of the Effective Time, whether vested or unvested, shall automatically be cancelled and shall cease to exist, and the holder of each such Option shall cease to have any rights with respect thereto, except the right to receive, in consideration for such cancellation, an amount in cash (the “Option Consideration”) equal to the product of (A) the number of Shares subject to such Option and (B) the excess, if any, of the Merger Consideration over the exercise price per Share subject to such Option, less any required withholding Taxes;

(ii)   each stock appreciation right (a “SAR”) granted pursuant to any Company Plan that is outstanding as of the Effective Time, whether vested or unvested, shall automatically be cancelled and shall cease to exist, and the holder of each such SAR shall cease to have any rights with respect thereto, except the right to receive, in consideration for such cancellation, an amount in cash (the “SAR Consideration”) equal to the product of (A) the number of SAR’s that are deemed vested at the time of the Merger in accordance with the terms of such SAR and (B) the excess, if any, of the Merger Consideration over the applicable Base Price (as defined in the applicable SAR) of each such vested SAR, less any required withholding Taxes;

(iii) each Share Rights Award (sometimes referred to as a restricted stock unit (a “RSU”)) granted pursuant to any Company Plan that is outstanding as of the Effective Time, whether vested or unvested, shall automatically be cancelled and shall cease to exist, and the holder of each such RSU shall cease to have any rights with respect thereto, except the right to receive, in consideration for such cancellation, an amount in cash (the “RSU Consideration”) equal to the product of (A) the number of Shares, if any, issuable to each such holder thereof as a result of the consummation of the Merger and (B) the Merger Consideration, less any required withholding Taxes; and

(iv)  each deferred stock unit (a “DSU,” and together with the Options, SARs and RSUs being collectively referred to as the “Equity Incentives”) granted pursuant to any Company Plan that is outstanding as of the Effective Time, whether vested or unvested, shall automatically be cancelled and shall cease to exist, and the holder of each such DSU shall cease to have rights with respect thereto, except the right to receive, in consideration for such cancellation, an amount in cash (the “DSU Consideration,” and together with the Option Consideration, SAR Consideration and RSU Consideration being collectively referred to as the “Equity Incentive Consideration”) equal to the product of (A) the number of Shares issuable to each such holder thereof and (B) the Merger Consideration, less any required withholding Taxes.

(b)   The Company shall cause the eCollege.com 1999 Employee Stock Purchase Plan, as amended (the “Company ESPP”), to be suspended as of the date hereof, and shall cease further participant payroll deductions thereunder. The Company shall cause the ESPP to terminate as of the Effective Time and to return all participants’ accumulated payroll deductions thereunder, and no further purchase rights shall be granted or exercised under the ESPP thereafter.

(c)   The Board, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(b)(3) under the Exchange Act), shall adopt a resolution before the Effective Time providing that the disposition by officers and directors of Company Common Stock in exchange for the Merger Consideration, and of Equity Incentives in exchange for the applicable Equity Incentive Consideration, in each case pursuant to the transactions contemplated by this Agreement, are intended to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act.

SECTION 2.3.   Dissenting Shares.

(a)   Notwithstanding anything in this Agreement to the contrary, Shares that are issued and outstanding immediately prior to the Effective Time and which are held by holders of Shares who have not voted in favor of or consented to the Merger and who have properly demanded and perfected their rights to be paid the fair value of such Shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, and after the Effective Time the holders thereof shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if any such holder shall fail to perfect or shall effectively waive, withdraw or lose such holder’s rights under Section 262 of the DGCL, such holder’s Shares shall cease to be deemed Dissenting Shares and thereupon be deemed to have been converted, at the Effective Time, into the right to receive the Merger Consideration therefor, as set forth in Section 2.1 of this Agreement, without any interest thereon.

(b)   The Company shall promptly give Parent (i) notice of any appraisal demands received by the Company, withdrawals thereof and any other instruments served pursuant to Section 262 of the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262 of the DGCL. The Company shall not, except with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as otherwise required by applicable law, make any payment with respect to any such exercise of appraisal rights or offer to settle or settle any such rights other than for an amount equal to or less than the Merger Consideration per share.

SECTION 2.4.   Surrender of Shares.

(a)   Prior to the Effective Time, Merger Sub shall enter into an agreement with a paying agent designated by Merger Sub and reasonably satisfactory to the Company to act as paying agent for the stockholders of the Company (and, to the extent any Equity Incentive Consideration is not paid at the Effective Time, shall appoint the same or such other agent reasonably acceptable to the Company to act as paying agent for the holders of Equity Incentives) in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which the stockholders of the Company shall become entitled pursuant to this Article II. Immediately prior to the Effective Time Parent shall cause to be deposited with the Paying Agent sufficient funds to make all payments pursuant to Section 2.4(b). Such funds may be invested by the Paying Agent as directed by Merger Sub or, after the Effective Time, by the Surviving Corporation; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock and following any losses Parent shall promptly cause additional funds to be deposited with the Paying Agent for the benefit of the stockholders of the Company in the amount of any such losses and (b) such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America, or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available). Any interest or income produced by, or profit resulting from, such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)   Promptly after the Effective Time, but in any event within two business days following the Effective Time, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of either (i) an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”) or (ii) Shares represented by book-entry (“Book-Entry Shares”), a form of letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal) and instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Shares for payment of the Merger Consideration therefor. Upon surrender to the Paying Agent of a Certificate or of Book-Entry Shares, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Shares (less any required withholding Taxes) and such Certificate or book-entry shall then be cancelled. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration payable in respect of the Certificates or Book-Entry Shares. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that the Certificate or Book-Entry Share so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or be accompanied by all documents required to evidence transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by, and in accordance with, this Section 2.4(b), each Certificate and each Book-Entry Share (other than Certificates or Book Entry Shares representing Shares to be cancelled pursuant to Section 2.1(b) or Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration as contemplated by this Article II.

(c)   All payments with respect to cancelled Equity Incentives, to the extent not made at the Effective Time, shall be made by the Surviving Corporation as promptly as reasonably practicable after the Effective Time. No interest shall be paid or accrued for the benefit of holders of Equity Incentives on the Equity Incentive Consideration payable in respect thereof.

(d)   At any time following the date that is nine months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares and, after such funds have been delivered to the Surviving Corporation, such holders shall solely be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the Merger Consideration payable (without interest) upon due surrender of their Certificates or Book-Entry Shares. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. Neither the Surviving Corporation, Parent, Merger Sub, the Company nor the Paying Agent will be liable to any person in respect of any cash delivered to a public official pursuant to any abandoned property, escheat or similar law. The Merger Consideration paid in accordance with the terms of this Article II in respect of Certificates or Book-Entry Shares that have been surrendered in accordance with the terms of this Agreement shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares represented thereby.

(e)   After the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, all Certificates or Book-Entry Shares presented to the Surviving Corporation for transfer shall be cancelled and exchanged for the consideration provided for in, and in accordance with the procedures set forth in, this Article II.

(f)    Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any former holder of Shares or Equity Incentives pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax laws. To the extent that amounts are so properly withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Equity Incentives, as the case may be, in respect of which such deduction and withholding was made by the Paying Agent, the Surviving Corporation or Parent, as the case may be.

(g)   In the event that any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, and, if required by the Surviving Corporation, the posting by the holder of a bond in customary amount as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent will deliver in exchange for the lost, stolen or destroyed Certificate the applicable Merger Consideration payable in respect of the Shares represented by such Certificate pursuant to this Article II.

SECTION 2.5.   Adjustments.   Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares (or securities convertible or exchangeable into or exercisable for Shares) shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth on the Company Disclosure Schedule delivered by the Company to Parent and Merger Sub prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being understood and agreed that any information set forth in one section or subsection of the Company Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection) and other than with respect to Section 3.3, except as disclosed in any SEC Report (as defined below) filed since January 1, 2007 but prior to the date of this Agreement (other than disclosures in the “Risk Factors” sections of such SEC Reports or in any section relating to forward-looking statements, and any other disclosures included therein to the extent that they are predictive or forward looking in nature) (it being understood and agreed that any information set forth in such SEC Reports shall be deemed to apply only to a section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such section or subsection):

SECTION 3.1.   Organization and Qualification; Subsidiaries.   The Company and each of its subsidiaries is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where any such failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). The Company and each of its subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, other than in such jurisdictions where any such failure to be so qualified or licensed or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. “Material Adverse

Effect” means any change, effect, event, circumstance, occurrence or state of facts that is, or would reasonably be expected to, individually or in the aggregate, be materially adverse to the business, financial condition or assets of the Company and its subsidiaries taken as a whole; provided, however, that none of the following, or any changes, effects, events, circumstances, occurrence or state of facts resulting therefrom, shall be deemed in themselves, either alone or in combination, to constitute, and none of them shall be taken into account in determining whether there has been or could or would be, a Material Adverse Effect:  (i) economic, financial market, or geopolitical conditions in general, (ii) general changes or developments in the industries in which the Company and its subsidiaries operate, (iii) the announcement of this Agreement and the transactions contemplated hereby, (iv) any actions required under this Agreement to obtain approval or authorization under applicable antitrust or competition laws for the consummation of the Merger, (v) changes in any laws or regulations or applicable accounting regulations or principles or interpretations thereof, (vi) changes in the market price or trading volume of the Common Stock (provided that any change, effect, event, circumstance, occurrence or state of facts that may have caused or contributed to such change in market price or trading volume shall not be excluded), (vii) the failure, in and of itself, by the Company to meet any expected or projected financial or operating performance target, as well as (in and of itself) any change by the Company in any expected or projected financial or operating performance target (provided that any change, effect, event, circumstance, occurrence or state of facts that may have caused or contributed to such failure or change shall not be excluded), or (viii) acts of God, national or international hostilities, war (whether or not declared) or terrorism, unless, in the case of clause (i), (ii), (v) or (viii) such change, effect, event or occurrence has a materially disproportionate effect on the Company and each of its subsidiaries compared with other companies operating in the industry in which the Company and each of its subsidiaries operate.

SECTION 3.2.   Certificate of Incorporation and By-Laws.   The Company has heretofore furnished or otherwise made available to Parent a complete and correct copy of the certificate of incorporation and the by-laws of the Company and each of its subsidiaries, each as currently in effect. The certificate of incorporation and the by-laws of the Company and each of its subsidiaries are in full force and effect and no other organizational documents are applicable to or binding upon the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries are in violation of any provisions of their respective certificate of incorporation or by-laws.

SECTION 3.3.   Capitalization.   The authorized capital stock of the Company consists of (i) 50,000,000 shares of Common Stock and (ii) 5,000,000 shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”). As of the date hereof, (i) 22,440,297 shares of Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) no shares of Preferred Stock were issued and outstanding, and (iii) 14,926 shares of Common Stock were issued and held in treasury. Section 3.3 of the Company Disclosure Schedule contains (x) a list of all Options, SARs, Restricted Stock Units, Deferred Stock Units and warrants outstanding as of the date hereof, the number of shares of Common Stock, if applicable, issuable thereunder, the expiration date and the exercise price, if applicable, thereof and (y) the number of shares of Common Stock to be purchased pursuant to the Company’s ESPP immediately prior to the Effective Time in accordance with Section 2.2(b). Except as set forth above:  (A) there are not outstanding or authorized any (I) shares of capital stock or other voting securities of the Company, (II) securities of the Company, convertible into or exchangeable for shares of capital stock or voting securities of the Company, (III) options or other rights to acquire from the Company , and no obligation of the Company, to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company (collectively, “Company Securities”), (IV) shares of capital stock or other voting securities of any of the Company’s subsidiaries as of the date hereof, (V) securities of any of the Company’s subsidiaries, convertible into or exchangeable for shares of capital stock or voting securities of any of the Company’s subsidiaries, or (VI) options or other rights to acquire from any of the Company’s subsidiaries, and no obligation of any of the Company’s subsidiaries, to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of any of the Company’s subsidiaries (collectively, “Subsidiary Securities”), (B) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities or Subsidiary Securities and (C) there are no preemptive rights, other options, calls, warrants, stock appreciation rights, restricted stock units or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its subsidiaries to which the Company or any of its subsidiaries is a party. As of the date of this Agreement, except as set forth in Section 3.3 of the Company Disclosure Schedule, the only principal amount of outstanding Indebtedness of the Company and its subsidiaries or principal amount of outstanding Indebtedness of any other person that is guaranteed by the Company or any of its subsidiaries is $500,000 (face amount) pursuant to the Seller Notes (excluding any intercompany amounts). “Indebtedness” means indebtedness for borrowed money, or any guarantees thereof, of the Company or any of its subsidiaries. Each of the outstanding shares of capital stock of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. The Company has no shareholder rights plan or similar agreements.

SECTION 3.4.   Authority.   The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, subject, in the case of the Merger, to receipt of the Company Requisite Vote (as defined below). Assuming the accuracy of Parent’s representations and warranties in Section 4.9, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceeding on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement or to consummate the transactions so contemplated (other than adoption of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Requisite Vote”) and the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law). As of the date of this Agreement, the Board has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and the stockholders of the Company, and declared advisable this Agreement and the transactions contemplated hereby, (ii) approved this Agreement in accordance with the DGCL, upon the terms and conditions set forth herein and (iii) resolved to recommend adoption of this Agreement by the stockholders of the Company and to submit this Agreement for adoption by the stockholders of the Company (clauses (i), (ii) and (iii), collectively, the “Recommendation”). The only vote of the stockholders of the Company required to adopt this Agreement and approve the transactions contemplated hereby is the Company Requisite Vote.

SECTION 3.5.   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Agreement by the Company do not and will not, directly or indirectly, (i) conflict with or violate the certificate of incorporation or by-laws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound or (iii) require notice to or consent of any third party, result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such notice, consent, conflict, violation, breach, default, loss, right or other occurrence which would not, individually or in the aggregate, have a Material Adverse Effect.

(b)   The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger by the Company do not and will not require any notice, consent, approval, authorization or permit of, action by, filing with or notification to, any governmental or regulatory (including stock exchange) authority, agency, court, commission, or other governmental body (each, a “Governmental Entity”), except for (i) applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement (as defined below)), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the rules and regulations promulgated thereunder (the “HSR Act”), and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the NASDAQ National Market, (iii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not (A) prevent or materially delay the Company from performing its obligations under this Agreement in any material respect or (B) individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.6.   Compliance.   (a) Neither the Company nor any of its subsidiaries is in violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which its or any of their respective properties are bound, except for any such violation which would not, individually or in the aggregate, have a Material Adverse Effect, (b) the Company and its subsidiaries have all permits, licenses, authorizations, exemptions, orders, consents, approvals and franchises (“Licenses”) from Governmental Entities required to conduct their respective businesses as now being conducted, except for any such Licenses the absence of which would not, individually or in the aggregate, have a Material Adverse Effect and (c) neither the Company nor any of its subsidiaries has any material subscription liability, material escheatment liability or any material liability related to unclaimed or abandoned property laws. This Section 3.6 does not relate to matters relating to the Sarbanes-Oxley Act (as defined in Section 3.7(c)), which are the subject of Section 3.7(c), employee benefit matters, which are the subject of Section 3.10, and Taxes, which are the subject of Section 3.14.

SECTION 3.7.   SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)   The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (all such forms, reports, statements, certificates and other documents filed since January 1, 2004, collectively, the “SEC Reports”). Each of the SEC Reports, as amended prior to the date hereof, complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. None of the SEC Reports contained, when filed as finally amended prior to the date hereof, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the knowledge of the Company, as of the date hereof, there are no unresolved SEC comments.

(b)   The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations, cash flows and changes in stockholders’ equity for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) for all interim periods included in the Company’s quarterly reports on Form 10-Q filed with the SEC since January 1, 2007 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated statements of operations and cash flows for the periods indicated (subject to normal period-end adjustments).

(c)   Since the enactment of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(d)   The Company has designed, established and maintained  disclosure controls and procedures, or caused such disclosure controls and procedures (as such terms are defined in Rule 13a-15(c) under the Exchange Act) to be designed under its supervision, as required by Rule 13a-15(a) under the Exchange Act, to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents.

(e)   The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Board (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(f)    As of the date hereof, to the knowledge of the Company, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the knowledge of the Company, there is no reason to believe that its auditors and its Chief Executive Officer and Chief Financial Officer will not be able to give the certification and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act when next due.

(g)   Except (i) as reflected or reserved against in the financial statements included in the Company’s Quarterly Report on Form 10-Q filed prior to the date hereof for the quarter ended March 31, 2007, (ii) for liabilities or obligations incurred in the ordinary course of business consistent with past practice since March 31, 2007, or (iii) for liabilities or obligations under this Agreement or the fees and expenses of attorneys, investment bankers, accountants and other advisors to the Company incurred in connection with the transactions contemplated hereby, neither the Company nor any of its subsidiaries has any liabilities, commitments or obligations of any nature, asserted or unasserted, known or unknown, absolute or contingent, whether or not accrued, matured or unmatured or otherwise, that are of a nature that would be required to be disclosed on a balance sheet of the Company (or the footnotes thereto) prepared in accordance with generally accepted accounting principles, other than those which have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; it being understood that in no event will the provisions set forth in this Section 3.7(g) apply to any particular matter if such matter is addressed more specifically in any other representation and warranty contained in this Article III.

(h)   Each Equity Incentive (i) was granted in all material respects in compliance with (A) all applicable Laws and (B) all of the material terms and conditions of the Company Plan pursuant to which it was issued, (ii) qualifies for the tax and accounting treatment afforded to such Equity Incentive in the Company’s tax returns and the Company’s financial statements, respectively and (iii) has a per share exercise price, if applicable, determined in accordance with the applicable Company Plan and, to the extent required pursuant to the terms of the applicable Company Plan, that was greater than or equal to the fair market value of a Share (determined in accordance with the applicable Company Plan) on the applicable date on which the related grant was by its terms to be effective.

SECTION 3.8.   Absence of Certain Changes or Events.

(a)   From January 1, 2007, except as contemplated by this Agreement, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and, during such period, there has not been any change, event or occurrence which, individually or in the aggregate, has had a Material Adverse Effect.

(b)   From January 1, 2007 to the date of this Agreement, there has not been (i) any declaration, setting aside or payment of any dividend or other distribution in cash, stock, property or otherwise in respect of the Company’s or any of its subsidiaries’ capital stock, except for any dividend or distribution by a subsidiary of the Company; (ii) any redemption, repurchase or other acquisition by the Company or any of its subsidiaries of (x) any shares of capital stock of the Company or any of its subsidiaries or (y) any options, warrants, calls or rights to acquire, or securities that are convertible into or exchangeable for, any shares of capital stock or other voting securities (except upon the exercise of options, warrants, calls or rights disclosed to Parent to the extent net exercises are provided for in the plans or agreements governing such options, warrants, calls or rights); (iii) (x) any granting by the Company or any of its subsidiaries to any of their directors or officers of any material increase in compensation or fringe benefits, except for increases in the ordinary course of business consistent with past practice or increases that are required under any Company Plan, (y) any granting to any director or officer of the right to receive any severance or termination pay not provided for under any Company Plan, or (z) any entry by the Company or any of its subsidiaries into (I) any employment, consulting or severance agreement or arrangement with any director or officer of the Company or its subsidiaries, or (II) any employment, consulting or severance agreement or arrangement (other than the hiring of employees in the ordinary course of business consistent with past practice who do not enter into employment agreements and are entitled to no severance other than pursuant to the policy described in Section 6.6(a) of the Company Disclosure Schedule) pursuant to which total annual compensation or aggregate severance benefits exceed $200,000 individually or $500,000 in the aggregate with any other employee of the Company or its subsidiaries, or any material amendment of any Company Plan; (iv) any extension, renewal, amendment or modification in any material respect or termination of any Real Property Lease or any Material Contract or any waiver, release or assignment any material rights or claims with respect thereto; (v) any material change by the Company in its accounting methods, principles or practices, except as may be required to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto; (vi) any settlement or compromise of any material Tax liability by the Company or any of its subsidiaries; or (vii) any material change in Tax accounting principles or Tax elections by the Company or any of its subsidiaries, except insofar as may have been required by applicable law.

SECTION 3.9.   Absence of Litigation.   There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, other than any such suit, claim, action, proceeding, arbitration, mediation or investigation that would not, individually or in the aggregate, have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award except for those that would not, individually or in the aggregate, have a Material Adverse Effect. There are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any of its subsidiaries or any malfeasance by any executive officer of the Company.

SECTION 3.10.   Employee Benefit Plans.

(a)   Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list of each material Company Plan. As used herein the term “Company Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and each other compensation or benefit plan, program, agreement or arrangement contributed to, sponsored or maintained by the Company or any of its subsidiaries or with respect to which any of them are a party or have any obligations, as of the date hereof for the benefit of any current or former employee, consultant, independent contractor or director of the Company or any of its subsidiaries (the “Company Employees”).

(b)   With respect to each Company Plan, the Company has made available to the Parent a copy thereof (or, if the plan is not written, a written description thereof) and, to the extent applicable, (i)  the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (ii) the most recent summary plan description and (iii) for the most recent year (A) the Form 5500 and attached schedules, and (B) audited financial statements, if any.

(c)   Except as failure to do so would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, each Company Plan has been administered in compliance with the applicable provisions of ERISA, the Internal Revenue Code of 1986, as amended (the “Code”), and other applicable laws, rules and regulations.

(d)   Neither the Company nor any other corporation or other trade or business that is treated as part of a single employer with the Company under Sections 414(b) or (c) of the Code contributes to, or has any liability under, any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA, subject to Title IV of ERISA or any other employee benefit plan subject to Title IV of ERISA.

(e)   Except as would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect, with respect to each Company Plan, no actions, suits or claims (other than routine claims for benefits) are pending or, to the knowledge of the Company, threatened.

(f)    Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a determination letter to that effect from the IRS or is in the form of a prototype or volume submitter plan with respect to which the IRS has issued a favorable opinion letter, and, except as would not individually or in the aggregate be reasonably expected to result in a Material Adverse Effect, the Company is aware of no circumstances that would reasonably be expected to adversely affect such plan’s qualification.

(g)   The execution, delivery of and performance by the Company of its obligations under the transactions contemplated by this Agreement (either alone or upon the occurrence of any additional or subsequent event) will not  (i) result in any payment, acceleration, vesting,  increase in benefits or obligation to fund benefits with respect to any Company Employee, (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its subsidiaries to amend or terminate any Company Plan or (iii) result in any “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code.

(h)   Except as would not, individually or in the aggregate, have a Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005.

(i)    Except as would not, individually or in the aggregate, have a Material Adverse Effect, (x) all contributions to Company Plans that were required to be made under such Company Plans have been made, and (y) the Company has performed all material obligations required to be performed under all Company Plans. Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Company Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the date of this Agreement under the insurance policy have been paid.

SECTION 3.11.   Labor and Employment Matters.

(a)   Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union agreement applicable to employees of the Company or any of its subsidiaries, nor to the knowledge of the Company as of the date of this Agreement are there any formal activities or proceedings of any labor union to organize any such employees. Neither the Company nor any of its subsidiaries has engaged in, admitted committing, or be held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act in the five years preceding the date of its execution of this Agreement. There are no unfair labor practice complaints pending against the Company or any of its subsidiaries before the National Labor Relations Board or any other labor relations tribunal or authority. There are no material complaints, charges or claims against the Company pending, or to the knowledge of the Company, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of any individual by the Company. There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the knowledge of the Company, threatened in writing against or involving the Company or any of its subsidiaries.

(b)   In the three-year period preceding the date hereof, there has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Restraining Notification Act (“WARN Act”)) with respect to the Company. The Company has taken no action that could reasonably be expected to give rise to any liability under the WARN Act for which the Parent, the Merger Sub or the Surviving Corporation could be liable.

SECTION 3.12.   Insurance.   Except as would not, individually or in the aggregate, have a Material Adverse Effect, all material insurance policies of the Company and its subsidiaries (a) are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable law, (b) neither the Company nor any of its subsidiaries is in breach or default, and neither the Company nor any of its subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies and (c) no notice of cancellation or termination has been received with respect to any such policy.

SECTION 3.13.   Properties.   The Company or one of its subsidiaries (i) has good title to all the material properties and material assets reflected in the latest audited balance sheet included in the SEC Reports as being owned by the Company or one of its subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all claims, liens, charges, security interests, encroachments or encumbrances of any nature whatsoever, except (A) mechanics’, carriers’, workmen’s, repairmen’s, warehousemen’s or other like liens arising or incurred in the ordinary course of business relating to obligations that are not delinquent or that are being contested in good faith by the Company or any of its subsidiaries, (B) liens for Taxes, assessments and other governmental charges that are not yet due and payable, that may thereafter be paid without material interest or penalty, that have been adequately provided for in accordance with generally accepted accounting principles or for amounts being contested in good faith, (C) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (D) zoning, building and other similar codes and regulations provided the same are not materially violated, (E) liens or other encumbrances that have been placed by any developer, landlord or other third party on any real property in which the Company or any of its subsidiaries has a leasehold interest and subordination or similar agreements relating thereto (in each case, where the applicable leasehold is subordinated thereto by its stated terms or under applicable law), and (G) any conditions that may be shown by a current, accurate survey or physical inspection of any real property, and (ii) is the lessee of all material leasehold estates reflected in the latest audited financial statements included in the SEC Reports or acquired after the date thereof that are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in accordance with their terms in the ordinary course of business consistent with past practice) and is in possession of the properties purported to be leased thereunder, and each such material lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor (such lease and related documents affecting real property being called “Real Property Leases”)). Each Real Property Lease is in full force and effect and not subject to any sublets or similar arrangements. Neither the Company, nor any of its subsidiaries, owns any fee interests in Real Property.

SECTION 3.14.   Tax Matters.

(a)   Except as set forth on Section 3.14 of the Company Disclosure Schedule (i) all Tax Returns required to be filed by the Company and its subsidiaries prior to the date hereof have been timely filed (taking into account all valid extensions) and were correct and complete in all material respects, (ii) as of the date hereof, all Taxes of the Company and its subsidiaries required to have been paid have been paid on or before the due date for payment thereof (except to the extent such Taxes are being contested in good faith), (iii) the unpaid Taxes of the Company and its subsidiaries did not, as of the date of the most recent financial statements included in the SEC Reports, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet included in the SEC Reports (rather than in any notes thereto), (iv) there are no actions, suits, proceedings, investigations, claims or audits in progress or pending with respect to Taxes of the Company or any of its subsidiaries, (v) there are no liens for Taxes (other than Taxes not yet due and payable, that may thereafter be paid without interest or penalty, or for amounts being contested in good faith) upon any of the assets of the Company or any of its subsidiaries, and (vi) neither the Company nor any of its subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (B) has any liability for the Taxes of any person (other than the Company, or any subsidiary of the Company) under Treasury regulation section 1.1502-6 (or any similar provision of state, local or foreign law) or as a transferee or successor.

(b)   As of the date of this Agreement, there is not in force any extension of time with respect to the due date for the filing of any Tax Return by the Company or any of its subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax by the Company or any of its subsidiaries. All deficiencies asserted or assessments made as a result of any examinations have been fully paid, or are being contested in good faith and an adequate reserve therefor has been established in accordance with GAAP and are fully reflected in the financial statements included in the SEC Reports. Neither the Company nor any of its subsidiaries has any material liability for unpaid Taxes incurred after the date of the most recent financial statements included in the SEC Reports, other than Taxes incurred by it in the ordinary course of business.

(c)   The Company is not a party to or bound by, and does not have and has not had any obligations under, any tax indemnity, tax sharing, tax allocation or similar agreement that includes a party other than the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or purporting to qualify for tax-free treatment under Section 355 of the Code. No deductions for compensation paid or accrued by the Company up to the date of the Effective Time are subject to limitation under Section 162(m) of the Code. Neither the Company nor any of its subsidiaries is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make payments, that would result in an excise Tax to the recipient of such payments pursuant to Section 4999 of the Code. No claim has been asserted in writing during the past three years against the Company or any of its subsidiaries by a Taxing Authority in a jurisdiction where such entity does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(d)   Neither the Company nor any of its subsidiaries is, or has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. Neither the Company nor any of its subsidiaries has been required to make, nor has there been proposed in writing by the Internal Revenue Service, any adjustment pursuant to Section 481 of the Code that would be required to be reflected on any Tax Returns of the Company or any of its subsidiaries required to be filed after the Closing Date. No Subsidiary of the Company that is incorporated in a non-U.S. jurisdiction has, or at any time has had, an investment in “United States property” within the meaning of Section 956(c) of the Code. Neither the Company nor any of its subsidiaries has participated in any “listed transaction” within the meaning of Section 6707A of the Code.

(e)   For purposes of this Agreement, “Taxes” shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property, escheat, unclaimed property, alternative or add-on minimum, environmental, transaction, license, lease, service, windfall profits taxes or customs duties, together with any interest and any penalties, or other additions to tax imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, “Tax Return” shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

SECTION 3.15.   Proxy Statement.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will, at the time of the Stockholders Meeting, comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the

Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub, any of their respective affiliates or any of their respective representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 3.16.   Opinion of Financial Advisor.   Evercore Group LLC (the “Financial Advisor”) has delivered to the Board its written opinion (or oral opinion to be confirmed in writing), dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Common Stock. The Company shall promptly deliver to Parent a copy of such written opinion.

SECTION 3.17.   Brokers.   No broker, finder or investment banker (other than the Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or any of its subsidiaries, or to the knowledge of the Company, for which the Company or its subsidiaries may be financially liable. The Company has made available to Parent complete and correct copies of the agreements between the Company and the Financial Advisor pursuant to which the Financial Advisor would be entitled to any payments relating to this Agreement, the Merger or the other transactions contemplated by this Agreement and such agreements are the only agreements providing for the payment of any consideration to the Financial Advisor with respect to this Agreement, the Merger or the other transactions contemplated by this Agreement.

SECTION 3.18.   Takeover Statutes.   Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.9, no “fair price”, “moratorium”, “control share acquisition”, “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States applicable to the Company (collectively, the “Anti-Takeover Statutes”) is applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated hereby with the exception of Section 203 of the DGCL; provided, however, that the Board has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) in applicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby and thereby.

SECTION 3.19.   Intellectual Property.

(a)   All applications and registrations for patents, trademarks, service marks, copyrights and domain names that are owned by or are material to the business of the Company as conducted as of the date hereof are set forth in Section 3.19 of the Company Disclosure Schedule (“Registered Intellectual Property”). Except as would not, individually or in the aggregate, have a Material Adverse Effect:  (i) the Company and its subsidiaries own or have the right to use all patents, inventions, copyrights, software (whether in object code or source code) and all related documentation, trademarks, service marks, domain names, trade names, corporate names, trade dress, trade secrets and all other intellectual property rights of any kind or nature (“Intellectual Property”) as are necessary for their businesses as currently conducted; (ii) the operations of the Company do not infringe the Intellectual Property of any third party and, to the knowledge of the Company, the Company owned Intellectual Property is not being infringed by any third party; (iii) the Company and its subsidiaries make reasonable efforts to protect and maintain their Registered Intellectual Property as well as unregistered trade secrets and other unregistered Intellectual Property material to the operation of the business of the Company; and (iv) the Company is not a party to any claim, suit or other action, and to the knowledge of the Company, no claim, suit or other action is threatened, that challenges the validity, enforceability, ownership, or right to use, sell or license the Company owned Intellectual Property.

(b)   Except as otherwise set forth in Section 3.19 of the Company Disclosure Schedule, the Company has required all current and former employees, consultants, and contractors of the Company who are or were involved in the creation or development of the Company owned Intellectual Property material to the operation of the business of the Company to execute agreements that provide for the assignment to the Company of all such Intellectual Property created or developed by such employees, consultants, and contractors.

(c)   Except as otherwise set forth in Section 3.19 of the Company Disclosure Schedule, the software and other information technology used to operate the business of the Company, to the knowledge of the Company: (i) are in satisfactory working order and are scalable to meet current and reasonably anticipated capacity; (ii) have appropriate security, back ups, disaster recovery arrangements, and hardware and software support and maintenance to minimize the risk of material error, breakdown, failure or security breach occurring and to ensure if such event does occur it does not cause a material disruption to the operation of the business of the Company; (iii) are configured and maintained to minimize the effects of viruses and do not contain trojan horses and other malicious code; (iv) are, to the extent encrypted, accessible to the Company as reasonably necessary to operate the Company’s business as currently conducted, and the use of any such encryption by the Company is in compliance with all applicable laws and regulations; and (v) have not suffered any material error, breakdown, failure or security breach in the last 12 months which has caused disruption or damage to the operation of the business of the Company. The source code of material software licensed from third parties that is embedded in the Company’s platform or otherwise necessary to operate the Company’s business as currently conducted, and not otherwise readily available to the Company in a commercially reasonable and timely manner, is subject to commercially reasonable escrow arrangements.

(d)   All Public software used by the Company is fully segregable and independent from the Company’s proprietary software and no Public software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed with the Company’s proprietary software. The Company has not made any improvements or changes to any Public software that would constitute improvements that the Company would be obligated to share with the open source community, nor has the Company based any proprietary software on any Public software. “Public software” means any software that contains or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software, or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following:  (i) GNU’s General Public License or Lesser/Library GPL; (ii) Mozilla Public License; (iii) Netscape Public License; (iv) Sun Community Source/ Industry Standard License; (v) BSD License; (vi) MIT License; and (vii) Apache License.

SECTION 3.20.   Environmental Matters.

(a)   Except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) the Company and each of its subsidiaries comply and have complied with and have no liabilities contingent or otherwise under all applicable Environmental Laws (as defined below), and possess and have possessed and comply and have complied with all applicable Environmental Permits (as defined below) required under such laws to operate as it presently operates and formerly operated; (ii) there are no Materials of Environmental Concern (as defined below) at, under or migrating to or from any property currently or formerly owned, leased or operated by the Company or any of its subsidiaries, under circumstances that are reasonably likely to result in liability of the Company or any of its subsidiaries under any applicable Environmental Law; (iii) neither the Company nor any of its subsidiaries has received any written notification alleging that it is or is potentially liable for, or request for information pursuant to, section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute, concerning any release or threatened release of Materials of Environmental Concern at any location except, with respect to any such notification or request for information concerning any such release or threatened release, to the extent such matter has been resolved with the appropriate foreign, federal, state or local regulatory authority or otherwise; and (iv) neither the Company nor any of its subsidiaries has received any written claim, notice or complaint, or been subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and no such matter has been threatened to the knowledge of the Company.

(b)   Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.20 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c)   For purposes of this Agreement, the following terms shall have the meanings assigned below:

“Environmental Laws” shall mean all foreign, federal, state, or local laws (including common law), statutes, regulations, ordinances, codes, or decrees relating to worker health and safety, exposure to materials of Environmental Concern and protection of human health and the environment, including ambient air, soil, surface water or groundwater, in effect as of the date of this Agreement.

“Environmental Permits” shall mean all permits, licenses, registrations, and other authorizations required under applicable Environmental Laws.

“Materials of Environmental Concern” shall mean any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under Environmental Laws, including the federal Comprehensive Environmental Response, Compensation and Liability Act or the federal Resource Conservation and Recovery Act.

SECTION 3.21.   Contracts.

(a)   Except for this Agreement, or as set forth in Section 3.21 of the Company Disclosure Schedule, none of the Company or any of its subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (other than Contracts filed as exhibits to, or incorporated by reference in, SEC Reports); (ii) containing covenants binding upon the Company or any of its subsidiaries that materially restrict the ability of the Company or any of its subsidiaries (or which, following the consummation of the Merger, could materially restrict the ability of the Surviving Corporation) to compete in any business or with any person or in any geographic area; (iii) with respect to a joint venture, partnership or similar agreement; (iv) involving the payment or receipt of more than $500,000 (other than the Company’s customer contracts); (v) with respect to a material transaction, agreement, arrangement or understanding with any affiliate of the Company; or (vi) that were not negotiated and entered into on an arm’s length basis. Each such Contract described in clauses (i) through (vi), as well as each Contract listed in Section 3.19 of the Company Disclosure Schedule, is referred to herein as a “Material Contract”.

(b)   Each of the Material Contracts is valid and binding on the Company and each of its subsidiaries party thereto and, to the knowledge of the Company, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect that would not, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Material Contract by the Company or any of its subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or any of its subsidiaries, in each case except as would not, individually or in the aggregate, have a Material Adverse Effect.

SECTION 3.22.   Affiliate Transactions.   There are no, and within the last 12 months there have not been any, material transactions, agreements, arrangements or understandings between (i) the Company or any of its subsidiaries, on the one hand, and (ii) any affiliate of the Company (other than any of its subsidiaries), including the executive officers or directors of the Company or any person owning 5% or more of the Common Stock, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act which have not been so disclosed.

SECTION 3.23.   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, unless and then only to the extent that any such information is expressly included in a representation or warranty contained in this Article III.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF
PARENT AND MERGER SUB

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth on the Disclosure Schedule delivered by Parent and Merger Sub to the Company prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being understood and agreed that any information set forth in one section or subsection of the Parent Disclosure Schedule shall be deemed to apply to each other section or subsection of this Agreement to the extent that it is reasonably apparent that such information is relevant to such other section or subsection):

SECTION 4.1.   Organization; Certificate of Incorporation and By-Laws.

(a)   Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power or authority would not, individually or in the aggregate, prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement. Parent, directly or indirectly, owns beneficially and of record all of the outstanding capital stock of Merger Sub free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances of any nature whatsoever. Prior to the date hereof, Parent has provided to the Company the name of the “ultimate parent entity” for purposes of obtaining the approvals of the Governmental Entities contemplated by this Agreement.

(b)   Parent has heretofore furnished or otherwise made available to the Company a complete and correct copy of the certificate of incorporation and the by-laws of each of Parent and Merger Sub as currently in effect. Such organizational documents of Parent and Merger Sub are in full force and effect and no other organizational documents are applicable to or binding upon Parent and Merger Sub. Neither Parent nor Merger Sub is in violation of any provisions of its organizational documents in any material respect.

SECTION 4.2.   Authority.   Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly and validly authorized by all necessary corporate action by the Boards of Directors of Parent and Merger Sub and, immediately upon the execution hereof, will be duly and validly authorized by written consent of Parent as the sole stockholder of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement, to perform their respective obligations hereunder, or to consummate the transactions contemplated hereby (other than the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4.3.   No Conflict; Required Filings and Consents.

(a)   The execution, delivery and performance of this Agreement by Parent and Merger Sub do not and will not, directly or indirectly, (i) conflict with or violate the respective certificates of incorporation or by-laws of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (v) of subsection (b) below have been obtained, and all filings described in such clauses have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) require notice to or consent of any third party, result in any breach or violation of or constitute a default (or an event which notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contracts to which Parent or Merger Sub is a party or by which Parent or Merger Sub or its or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such notice, consent, conflict, violation, breach, default, acceleration, loss, right or other occurrence which would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

(b)   The execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby (including the Merger) by each of Parent and Merger Sub do not and will not require any notice, consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, the HSR Act and state securities, takeover and “blue sky” laws, (ii) the filing with the Secretary of State of the State of Delaware of the Certificate of Merger as required by the DGCL, and (iii) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.4.   Absence of Litigation.   There are no suits, claims, actions, proceedings, arbitrations, mediations or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, other than any such suit, claim, action, proceeding or investigation that would not, or would not reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby. As of the date hereof, neither Parent nor any of its subsidiaries nor any of their respective properties is or are subject to any order, writ, judgment, injunction, decree or award that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the transactions contemplated hereby.

SECTION 4.5.   Proxy Statement.   None of the information supplied or to be supplied by, or on behalf of, Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained or incorporated by reference in the Proxy Statement.

SECTION 4.6.   Brokers.   No broker, finder or investment banker (other than UBS Securities LLC, whose fees shall be paid by Parent) is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

SECTION 4.7.   Available Funds.   Parent has or will have cash on hand and/or available lines of credit to provide, in the aggregate, monies sufficient to fund the consummation of the transactions contemplated by this Agreement and satisfy all other costs and expenses arising in connection therewith.

SECTION 4.8.   Capitalization of Merger Sub; Operations of Merger Sub.   The authorized share capital of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, of which 100 shares are validly issued and outstanding. All of the issued and outstanding share capital of Merger Sub is, and immediately prior to the Effective Time will be, directly or indirectly, owned by Parent. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection herewith or as contemplated herein.

SECTION 4.9.   Ownership of Shares.   Neither Parent nor any of Parent’s “Affiliates” or “Associates” directly or indirectly “owns,” and at all times since January 1, 2006, neither Parent nor any of Parent’s Affiliates directly or indirectly has “owned,” beneficially or otherwise, any Shares, as those terms are defined in Section 203 of the DGCL.

SECTION 4.10.   Vote/Approval Required.   No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the transactions contemplated hereby. The vote or consent of Parent as the sole stockholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the transactions contemplated hereby.

SECTION 4.11.   No Other Representations or Warranties.   Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company in connection with the transactions contemplated by this Agreement.

ARTICLE V.

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 5.1.   Conduct of Business of the Company Pending the Merger.   The Company covenants and agrees that, during the period from the date hereof until the Effective Time, except as contemplated by this Agreement or as required by law, or unless Parent shall otherwise agree in writing, the business of the Company and its subsidiaries shall only be conducted in its ordinary course of business consistent with past practice and the Company shall use its reasonable best efforts to preserve substantially intact its business organization, and to preserve its present relationships with material customers and suppliers, employees, licensees and licensors and other persons with which it has significant business relations. Between the date of this Agreement and the Effective Time, except as otherwise contemplated by this Agreement, as disclosed in the SEC Reports filed prior to the date of this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or as required by law, neither the Company nor any of its subsidiaries shall without the prior written consent of Parent (which consent shall be in the sole discretion of Parent with respect to those actions described in subsections (a), (b), (c), (d), (e)(i), (e)(ii), (f), (g), (l), (m)(ii) and (n) with respect to actions pertaining to the forgoing subsections):

(a)   amend or otherwise change its certificate of incorporation or by-laws or any similar governing instruments or adopt a shareholder rights or similar plan;

(b)   issue, deliver, sell, pledge, dispose of, grant, award or encumber any shares of capital stock, ownership interests or voting securities, or any options, warrants, convertible securities or other rights of any kind to acquire or receive any shares of capital stock, any other ownership interests or any voting securities (including but not limited to stock appreciation rights, restricted or deferred stock units, phantom stock or similar instruments), of the Company or any of its subsidiaries (except for the issuance of Shares upon the exercise of Options or in connection with other stock-based awards outstanding as of the date hereof, in each case, in accordance with the terms of any applicable Company Plan, or the grant of Restricted Stock Units, Deferred Stock Units, Options or other stock-based awards (and issuances of Shares pursuant thereto) set forth in Section 5.1 of the Company Disclosure Schedule);

(c)   declare, authorize, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for any dividend or distribution by a wholly-owned subsidiary of the Company);

(d)   adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock of the Company or any subsidiary that is not wholly-owned (other than the acquisition of Shares tendered by employees or former employees in connection with a cashless exercise of Options or in order to pay Taxes in connection with the exercise of Options or the lapse of restrictions in respect of Restricted Stock Units, in each case, pursuant to the terms of a Company Plan), or adjust, recapitalize, reclassify, combine, split or subdivide any capital stock or other ownership interests of any of the Company’s subsidiaries;

(e)   (i)  acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, in each case, with a value in excess of $500,000 individually or $2,500,000 in the aggregate, other than purchases of inventory and other assets in the ordinary course of business consistent with past practice; (ii)  directly or indirectly sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any of its assets or properties (including any corporation, partnership or other business organization or division thereof or any assets thereof) with a value in excess of $500,000 individually or $2,500,000 in the aggregate, other than sales or dispositions of inventory and other assets in the ordinary course of business consistent with past practice or pursuant to the Datamark Purchase Agreement or any Contract set forth on Section 5.1(e)(ii) of the Company Disclosure Schedule; (iii) other than in the ordinary course of business consistent with past practice, enter into, extend, renew , amend or modify in any material respect or terminate any Real Property Lease or any Contract that is or would be a Material Contract or waive, release or assign any material rights or claims with respect thereto; or (iv) authorize any new capital expenditures which are, in the aggregate, in excess of the Company’s budget provided to Parent, other than in connection with the repair or replacement of facilities destroyed or damaged due to casualty or accident (whether or not covered by insurance);

(f)    incur, or modify in any material respect the terms of, any Indebtedness, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person (other than a subsidiary of the Company), in each case, other than (x) in the ordinary course of business consistent with past practice or (y) any letter of credit entered into in the ordinary course of business consistent with past practice;

(g)   except as contemplated by Section 6.6 or except to the extent required under the express terms of any Company Plan set forth on Section 3.10(a) of the Company Disclosure Schedule or as required by applicable law, (i) increase the compensation (including bonus opportunities) or fringe benefits of any of its directors, officers or, except in the ordinary course of business consistent with past practices, employees, (ii) grant any severance or termination pay unless provided for under any Company Plan or the Company’s severance policy described in Section 6.6(a) of the Company Disclosure Schedule, or (iii) enter into, amend, modify or terminate any employment, consulting or severance agreement or arrangement (x) set forth in Section 5.1(g) of the Company Disclosure Schedule, or (y) with any other employee pursuant to which total annual compensation or aggregate severance benefits exceed $200,000 individually or $1,000,000 in the aggregate (not taking into account new hires to replace employees whose employment with the Company has terminated), or (iv) establish, amend in any material respect, enter into or terminate any Company Plan except as reasonably determined by the Company to be required to comply with applicable law, including the Code;

(h)   make any material change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or generally accepted accounting principles or regulatory requirements with respect thereto;

(i)    other than in the ordinary course of business consistent with past practice or as required by applicable law, (x) make or change any material Tax election or change any method of accounting, (y) enter into any closing agreement relating to any material Tax or (z) surrender any right to claim a material Tax refund;

(j)    agree to or otherwise settle or compromise any material litigation other than (i) settlements or compromises of litigation in the ordinary course of business consistent with past practice or (ii) the settlement of claims or litigation disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Reports for an amount not in excess of the amount so disclosed, reflected or reserved;

(k)   enter into, other than in the ordinary course of business consistent with past practice, or amend the material terms of any material confidentiality agreement or arrangement (other than as permitted by Section 6.5(c));

(l)    amend, waive, grant any consent under or fail to enforce any material provisions under any material confidentiality agreement, standstill agreement or similar arrangement, except to the extent the Board has determined, after consultation with outside counsel, that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties;

(m)  take any action, directly or indirectly, that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of the Company to consummate the Merger or the other transactions contemplated by this Agreement; and

(n)   agree to take any of the actions described in Sections 5.1(a) through 5.1(m).

SECTION 5.2.   Conduct of Business of Parent and Merger Sub Pending the Merger.   Each of Parent and Merger Sub agrees that, between the date of this Agreement and the Effective Time, it shall not, directly or indirectly, take any action (i) to cause its representations and warranties set forth in Article IV to be untrue in any material respect; or (ii) that would, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent or Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement.

SECTION 5.3.   No Control of Other Party’s Business.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ respective operations.

ARTICLE VI.

ADDITIONAL AGREEMENTS

SECTION 6.1.   Stockholders Meeting.   As soon as reasonably practicable following the date hereof, the Company, acting through the Board, shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of adopting this Agreement (the “Stockholders Meeting”), (ii) include in the Proxy Statement the Recommendation and the written opinion of the Financial Advisor, dated as of the date hereof, that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the Common Stock and (iii) use its reasonable best efforts to obtain the Company Requisite Vote. Unless this Agreement has been terminated, nothing contained in this Agreement will limit the Company’s obligation in Section 6.1 to convene and hold the Stockholders Meeting (regardless of whether the Board shall have made an Adverse Recommendation Change);  provided, that the Board may fail to include such Recommendation in the Proxy Statement and/or may fail to use such efforts to obtain the Company Required Vote if the Board shall have made an Adverse Recommendation Change.

SECTION 6.2.   Proxy Statement.   As soon as reasonably practicable following the date of this Agreement, the Company shall prepare and file with the SEC the Proxy Statement. Parent and Merger Sub will cooperate with the Company in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall not file the preliminary Proxy Statement or any related materials, or any amendment or supplement thereto or respond to any SEC comments without (i) providing Parent with a reasonable opportunity to review and comment thereon and (ii) including therein any comments reasonably proposed by Parent. The Company shall use its reasonable best efforts to respond as soon as reasonably practicable to any SEC comments with respect to the Proxy Statement as promptly as practicable after receipt thereof and to cause the Proxy Statement in definitive form to be cleared by the SEC and mailed to the Company’s stockholders as promptly as reasonably practicable following filing with the SEC. Each of Parent, Merger Sub and the Company agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading. The Company shall as soon as reasonably practicable notify Parent and Merger Sub of the receipt of any comments from the SEC with respect to the Proxy Statement and any request by the SEC for any amendment to the Proxy Statement or for additional information and shall provide Parent with copies of all correspondence between the Company and its representatives, on the one hand, and the SEC, on the other hand.

SECTION 6.3.   Resignation of Directors.   At the Closing, the Company shall use its commercially reasonable efforts to deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company and all directors of each subsidiary of the Company, in each case, effective at the Effective Time.

SECTION 6.4.   Access to Information; Confidentiality.

(a)   From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, the Company shall, and shall cause its subsidiaries and their respective authorized representatives to, afford the representatives of Parent reasonable access, consistent with applicable law, during normal business hours to its officers, employees, representatives, properties, offices, plants and other facilities (which shall not include any environmental testing or sampling) and to all books and records, and shall furnish Parent with all financial, operating and other data and information as Parent, through its officers, employees or authorized representatives, may from time to time reasonably request in writing. Notwithstanding the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Company or its subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by such employees of their normal duties. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would reasonably be expected to result in the breach of the attorney-client privilege of the Company or its subsidiaries or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto.

(b)   Each of Parent and Merger Sub will hold and treat and will cause its partners, members and representatives to hold and treat in confidence all documents and information concerning the Company and its subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of January 19, 2007, between the Company and Pearson Inc. (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in full force and effect in accordance with its terms.

SECTION 6.5.   Acquisition Proposals.

(a)   Subject to Section 6.5(c), the Company shall, and the Company shall cause its subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants and other representatives and agents of the Company and its subsidiaries (collectively, and with such meaning where such term is used elsewhere in this Article VI, “representatives”) to, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with Section 8.1, not, directly or indirectly:  (i) solicit, initiate, or knowingly induce, facilitate or encourage (including by way of furnishing non-public information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or knowingly take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to, an Acquisition Proposal (other than with Parent and its representatives). The Company and its subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by affiliates or representatives of the Company or any of its subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its subsidiaries or their agents and representatives to any such third parties, except to the extent the Board determines, following the date hereof and after consultation with outside counsel, that doing so could reasonably be expected to be inconsistent with its fiduciary duties.

(b)   As promptly as practicable (and in any event no later than 48 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or any inquiry that would reasonably be expected to lead to an Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including the material terms and conditions of such Acquisition Proposal, request or inquiry and the identity of the person or group making any such Acquisition Proposal, request or inquiry. The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 6.5(c)).

(c)   Notwithstanding anything to the contrary contained in Section 6.5(a), prior to the Company Requisite Vote, if in response to an unsolicited bona fide written Acquisition Proposal by a third party,  the

Board determines in good faith (i) after consultation with outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (ii) after consultation with outside counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law, the Company may, in response to such Acquisition Proposal, (x) furnish information (including non-public information) with respect to the Company and its subsidiaries to the person who has made such Acquisition Proposal, pursuant to an executed confidentiality agreement on terms no more favorable to such person than those contained in the Confidentiality Agreement, including in respect to any standstill provisions and (y) participate in discussions and negotiations regarding such Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” means any proposal or offer from any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its affiliates) relating to any direct or indirect acquisition or purchase of 10% or more of the consolidated assets of the Company and its subsidiaries or an equity interest representing a 10% or greater economic or voting interest in the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the Shares then outstanding, and any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement. For purposes of this Agreement, a “Superior Proposal” means an unsolicited bona fide written Acquisition Proposal by a person other than the Company (with all percentages in the definition of Acquisition Proposal increased to 50%) that is on terms that the Board determines in its good faith judgment (after consultation with outside counsel and a financial advisor of nationally recognized reputation), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the third party making the offer, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the transactions contemplated hereby and is reasonably capable of being consummated.

(d)   Except as set forth in this Section 6.5, neither the Board nor any committee thereof shall:  (i) withhold, withdraw, amend or modify, or propose publicly to withhold, withdraw, amend or modify in a manner adverse to Parent, the approval or recommendation by the Board of the Merger or this Agreement or the other transactions contemplated hereby; provided, however, that prior to the Stockholders Meeting and subject to (if applicable) the provisions of Section 6.5(e), the Board may modify, amend or withdraw such recommendation if the Board determines in good faith, after consultation with outside counsel, that the failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under applicable law (regardless of whether an Acquisition Proposal has been made at any time); (ii) recommend, approve or adopt, or propose publicly to recommend, approve or adopt, any Acquisition Proposal (any of the actions referred to in the foregoing clauses (i) and (ii), an “Adverse Recommendation Change”); (iii) allow the Company or any of its subsidiaries to enter into any letter of intent, acquisition agreement or any similar agreement or understanding (other than a customary confidentiality agreement) (A) constituting or related to, or that is intended to or could reasonably be expected to result in, any Acquisition Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or (iv) effect any transaction contemplated by any Acquisition Proposal; provided, however, that the Company shall not be prohibited from terminating this Agreement in accordance with its terms.

(e)   Notwithstanding anything to the contrary in this Section 6.5, if prior to the Company Requisite Vote the Company has received a Superior Proposal that has not been withdrawn or abandoned, the Board may (x) make an Adverse Recommendation Change and/or (y) terminate this Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an agreement with respect to such Superior Proposal); provided, that the Board has concluded, in good faith, after consultation with its outside counsel, that, in light of such Superior Proposal, the failure of the Board to make an Adverse Recommendation Change and/or terminate this Agreement, as the case may be, could reasonably be expected to be inconsistent with its fiduciary duties to the stockholders of the Company under applicable law; provided, further, that the Board may not effect an Adverse Recommendation Change unless the Board shall have first provided 72 hours prior written notice to Parent (an “Adverse Recommendation Change Notice”) that it is prepared to effect an Adverse Recommendation Change, which notice shall contain the details of the facts and conclusions that led the Board to conclude that the failure to take such action could reasonably be expected to be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law (it being understood and agreed that any material change to such facts and conclusions shall require a new Adverse Recommendation Change Notice and a new 48 hour notice period). In making a determination to make an Adverse Recommendation Change, the Board shall have taken into account any changes to the terms of this Agreement proposed by Parent (in response to an Adverse Recommendation Notice or otherwise). No Adverse Recommendation Change shall change the approval of the Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated by this Agreement.

(f)    Nothing contained in this Section 6.5 shall prohibit the Company from complying with Rules 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any disclosure to the Company’s stockholders if, in the good faith judgment of the Board, after consultation with outside counsel, such disclosure is required to fulfill the Board’s fiduciary duties or is otherwise required under applicable law.

SECTION 6.6.   Employment and Employee Benefits Matters.

(a)   Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for a period commencing at the Effective Time and ending on the first anniversary thereof, to provide severance and other separation-related payments and benefits not less favorable, in any case, than those provided for under the severance- or separation-related provisions of the Company Plans as in effect immediately prior to the Effective Time as set forth in Section 6.6(a) of the Company Disclosure Schedule for any Company Employee employed by the Company or any of its subsidiaries on the date hereof whose employment terminates during that 12 month period in circumstances entitling such Company Employee to payments or benefits under such severance- or separation-related provisions as in effect immediately prior to the Effective Time.

(b)   Without limiting any additional rights that any Company Employee may have under any Company Plan, Parent shall cause the Surviving Corporation and each of its subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof (or if earlier, the date of the Company Employee’s termination of employment with Parent and its affiliates), to maintain for any Company Employee (i) subject to paragraph (a) above, compensation levels (such term to include only salary, cash, bonus opportunities and commissions) that in the aggregate are substantially comparable to the Company Employee than, and (ii) benefits provided under material Company Plans providing welfare and retirement benefits that in the aggregate are substantially comparable to the Company Employee, and are provided on terms that in the aggregate are substantially comparable to the Company Employee, as the overall compensation levels and benefits (and the terms thereof) maintained for and provided to such

Company Employee immediately prior to the Effective Time; provided, however, that Parent shall maintain the Company’s bonus plan throughout the term of the Company’s 2007 fiscal year.

(c)   As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give each Company Employee full credit for purposes of eligibility, vesting and benefit accruals under any employee compensation and incentive plans, benefit (including vacation) plans, programs, policies and arrangements maintained for the benefit of Company Employees as of and after the Effective Time by Parent or the Surviving Corporation (each, a “New Plan”) for the Company Employee’s service with the Company, its subsidiaries and their predecessor entities to the same extent recognized by the Company and the applicable Company Plan or Plans immediately prior to the Effective Time. With respect to each New Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent or its subsidiaries shall (i) cause to be waived any pre-existing condition or eligibility exclusions or limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its subsidiaries immediately prior to the Effective Time or immediately prior to the date the New Plan is later made available to Company Employees.

(d)   The provisions of this Section 6.6 are solely for the benefit of the respective parties to this agreement and nothing in this Section 6.6, express or implied, shall confer upon any Company Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 6.6, expressed or implied, shall be construed to limit the ability of the sponsor of any Company Plan, after the Effective Time, to amend or terminate any Company Plan in accordance with its terms.

(e)   No fewer than two Business Days prior to the Closing Date, the Company shall (i) cause all of the account balances of the participants under the eCollege.com 401(k) Plan to become fully vested and non-forfeitable, and (ii) terminate the eCollege.com 401(k) Plan and provide evidence reasonably satisfactory to Parent of such termination.

SECTION 6.7.   Directors’ and Officers’ Indemnification and Insurance.

(a)   Without limiting any additional rights that any Company Employee may have under any employment agreement or Company Plan, from the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present (as of the Effective Time) and former officer, director or employee of the Company and its subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its subsidiaries at or prior to the Effective Time (including as a result of this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under the Company’s current certificate of incorporation and by-laws (subject to applicable law). In the event of any such claim, action, suit, proceeding or investigation after the Effective Time, (x) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation from Parent or the Surviving Corporation in accordance with, and to the extent permitted by, the Company’s current certificate of incorporation and by-laws (subject to applicable law); provided that any person to whom expenses are advanced provides an undertaking, to the extent required by the DGCL or the Company’s current certificate of incorporation and by-laws, to repay such advances if it is ultimately adjudicated that such person is not entitled to indemnification, (y) neither Parent nor Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any proceeding or threatened action, suit, proceeding, investigation or claim (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, proceeding, investigation or claim or such Indemnified Party otherwise consents, and (z) Parent and the Surviving Corporation shall control the defense of any such matter and the Indemnified Parties shall cooperate with Parent and the Surviving Corporation in the defense of any such matter.

(b)   The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are presently set forth in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individuals.

(c)   Parent shall, or shall cause the Surviving Corporation to, either (i) cause to be obtained at the Effective Time “tail” insurance policies, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope and on terms, in the aggregate, at least as favorable to the Indemnified Parties as the Company’s current policies with respect to matters existing or occurring at or prior to the Effective Time; provided, that neither Parent nor the Surviving Corporation shall be required to pay more than 250% of the current premium to purchase such policy, or (ii) maintain at no expense to the beneficiaries, in effect for six years from the Effective Time the policies of directors’ and officers’ liability insurance maintained by the Company in effect on the date of this Agreement (provided, that, Parent or the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are in the aggregate at least as favorable to the beneficiaries thereof as those of such policy in effect on the date of the Agreement) with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby). Parent shall cause the Surviving Corporation to honor and perform under all indemnification agreements entered into by the Company or any of its subsidiaries.

(d)   Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 6.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)   This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(f)    In the event that the Surviving Corporation or Parent or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or a majority of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

SECTION 6.8.   Further Action; Efforts.

(a)   Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement.

(b)   In furtherance and not in limitation of the provisions of subsection (a) above, Parent, Merger Sub and the Company shall as promptly as reasonably practicable, and in any event within ten business days of the date hereof, duly file with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the Department of Justice (the “Antitrust Division”) the notification and report form required under the HSR Act with respect to the transactions contemplated by this Agreement and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested under the HSR Act and use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable consistent with this Section 6.8. Each of Parent and the Company shall (i) promptly inform the other party upon receipt of any material communication from the FTC, the Antitrust Division or any other Governmental Entity regarding any of the transactions contemplated by this Agreement, (ii) respond as promptly as reasonably practicable under the circumstances, after consultation with the other party,  to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from either Governmental Entity, (iii) not participate, or permit their affiliates to participate, in any substantive meeting or discussion with any Governmental Entity in connection with the transactions contemplated by this Agreement unless it so consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate, (iv) not extend any waiting period under the HSR Act without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed) and (v) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement without the prior written consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed).

(c)   In furtherance and not in limitation of the covenants of the parties contained in subsections (a) and (b) of this Section 6.8, Parent and the Company shall use their respective reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned, any injunction, judgment, order or decree that would restrain, prevent or delay the Closing, including, with respect to Parent, Parent’s taking all such actions, including (y) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such assets or businesses of the Company or Parent (or any of their respective subsidiaries) and (z) otherwise taking or committing to take actions that limit the Company or Parent or their respective subsidiaries’ freedom of action with respect to, or its ability to retain, one or more of its or its subsidiaries’ businesses, product lines or assets, in each case, as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the consummation of the Closing.

SECTION 6.9.   Public Announcements.   The Company and Parent will consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, except as may be required by applicable law or any listing agreement with, or any rules of, a national securities exchange, in which case the issuing party will use its commercially reasonable efforts to consult with the other party before it issues any such press release or makes any such public statement; provided, however, that the foregoing shall not apply with respect to any matter addressed in Section 6.5.

SECTION 6.10.   Notification of Certain Matters.   The Company shall give prompt written notice to Parent, and Parent shall give prompt written notice to the Company, upon obtaining knowledge of (a) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement, the Merger or the transactions contemplated hereby, or from any person alleging that the consent of such person is or may be required in connection with the Merger or the transactions contemplated hereby, (b) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relate to this Agreement, the Merger or the transactions contemplated hereby, and (c) any fact, event or circumstance known to it that (i) in the case of the Company, individually or taken together with all other facts, events and circumstances known to it, has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) would cause or constitute, or would reasonably be expected to cause or constitute, a breach in any material respect of any of such person’s representations, warranties, covenants or agreements contained herein, (iii) would cause, or would reasonably be expected to cause, the failure of any condition precedent to Parent’s or the Company’s obligations under this Agreement or (iv) would reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated hereby; provided, however, that (x) the delivery of any notice pursuant to this Section 6.10 shall not limit or otherwise affect any remedies available to Parent or the Company, as applicable, or prevent or cure any misrepresentations, breach of warranty or breach of covenant or the conditions to the obligations of the parties under this Agreement, and (y) disclosure by the Company or Parent shall not be deemed to amend or supplement the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, or constitute an exception to any representation or warranty. This Section 6.10 shall not constitute a covenant or agreement for purposes of Section 7.2(b) or 7.3(b).

SECTION 6.11.   Datamark Divestiture.

(a)   The Company has provided to Parent an executed copy of the Stock Purchase Agreement, dated as of the date hereof, between the Company and Datamark Partners, LLC (the “Datamark Purchaser”) relating to the sale by the Company and the purchase by the Datamark Purchaser of all of the issued and outstanding shares of Datamark, Inc (“Datamark”), including all exhibits and schedules thereto as well as any side letters or other related agreements or commitments entered into in connection therewith, all as listed in Section 6.11 of the Company Disclosure Schedule (taken together, the “Datamark Purchase Agreement”).

(b)   The Company represents and warrants to Parent and Merger Sub that (i) the copy of the Datamark Purchase Agreement provided to Parent is true and complete in all respects; (ii) except for the Datamark Purchase Agreement there are no agreements, commitments or understandings relating to Datamark between the Company or Datamark and any other person with respect to the acquisition by any person of any securities of Datamark or all or any portion of the business and assets of Datamark other than, in the case of assets, ongoing commercial transactions in the ordinary course of the Datamark business; (iii) the Datamark Purchase Agreement has been duly and validly authorized by all necessary corporate or stockholder action by the Company, is valid and binding on the Company and, to the knowledge of the Company, each other party thereto and is in full force and effect; (iv) there has been no breach or default under the Datamark Purchase Agreement by the Company or, to the knowledge of the Company, by any other party thereto, and no event has occurred which constitutes or, with the lapse of time or the giving of notice or both would constitute, a breach of default thereunder by any such person and (v)  the execution, delivery and performance of the Datamark Purchase Agreement do not and will not, directly or indirectly (except to the extent set forth in the Disclosure Schedules to the Datamark Purchase Agreement), (a) conflict with or violate the certificate of incorporation or by-laws of the Company or Datamark, (b) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company, Datamark or their respective subsidiaries or by which any of their respective properties are bound or (c) require notice to or consent of any third party, result in any breach or violation of or constitute a default (or an event with which notice or lapse of time or both would become a default) or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of its or their respective properties are bound.

(c)   The Company shall use its reasonable best efforts to effect and complete the sale of the outstanding capital stock of Datamark pursuant to the terms of the Datamark Purchase Agreement (the “Datamark Divestiture”) as promptly as practicable. The Company further agrees that (i) it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status of the Datamark Divestiture; (ii) it shall promptly provide Parent with a copy of all material written correspondence or other significant materials delivered by any party to another party pursuant to, or in connection with, the Datamark Purchase Agreement; (iii) it shall promptly provide oral and written notice to Parent of any actual or threatened material breach of any provision of the Datamark Stock Purchase Agreement by any party thereto and of any inquiry, notice or other communication received from any governmental or regulatory entity in connection with the Datamark Divestiture; (iv) it shall not agree to any amendments of the Datamark Purchase Agreement, grant or agree to grant any consent or waiver thereunder or enter into any supplemental or additional agreements with any party to the Datamark Stock Purchase Agreement in relation to the Datamark Divestiture without the prior written consent of Parent (not to be unreasonably withheld); (vi) it shall consult fully with Parent with respect to any exercise (or decision not to exercise) of any material rights or remedies under the Datamark Purchase Agreement and not exercise or determine not to exercise any such rights or remedies without the prior written consent of Parent (not to be unreasonably withheld); (vii) if the Closing under the Datamark Purchase Agreement (as defined therein) takes place at or prior to the Effective Time, it shall provide Parent with not less than 48 hours written notice of the Closing under the Datamark Purchase Agreement (as defined therein) and shall afford representatives of the Parent the opportunity to observe and confer with the representatives of the Company in connection with such Closing; and (viii) if the Closing under the Datamark Purchase Agreement (as defined therein) takes place at or prior to the Effective Time, it shall immediately upon such Closing deposit the purchase price received from the Datamark Purchaser pursuant to the Datamark Purchase Agreement in a separate bank account held by the Company and shall not withdraw any portion of such deposit for any purpose prior to the Closing hereunder nor utilize or commit to utilize the funds so deposited for any purpose.

SECTION 6.12.   Stockholder Litigation.   The Company will give Parent reasonable opportunity to consult in the defense of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement. The Company will not settle any such stockholder litigation without the prior consent of Parent, which consent will not be unreasonably withheld or delayed.

ARTICLE VII.

CONDITIONS OF MERGER

SECTION 7.1.   Conditions to Obligation of Each Party to Effect the Merger.   The respective obligations of each party to effect the Merger shall be subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Stockholder Approval.   This Agreement shall have been adopted by the stockholders of the Company by the Company Requisite Vote.

(b)   No Injunctions or Restraints.   No federal, state, local or foreign law, statute, rule, regulation, executive order, decree, ruling, judgment, injunction, legal requirement or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any

Governmental Entity which prohibits, restrains or enjoins the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 6.8.

(c)   HSR Act.   The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

SECTION 7.2.   Conditions to Obligations of Parent and Merger Sub.   The obligations of Parent and Merger Sub to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of the Company set forth in (i) Section 3.3 (except for deviations of not more than 0.1% of the number of the Company’s outstanding Shares disclosed in Section 3.3 and as a result of issuances permitted by Section 5.1(b)) shall be true and correct as of the Effective Time as though made on and as of such time, (ii) Section 3.4 shall be true and correct in all respects as of the Effective Time as though made on and as of such time, and (iii) this Agreement, other than those specified in the foregoing clauses (i) and (ii), shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar qualifications contained therein or with respect thereto (other than those set forth in Sections 3.7 and 3.8(a) and in any listing representations), except where the failure of any such representations and warranties, other than those specified in the foregoing clauses (i) and (ii), to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a Material Adverse Effect.

(b)   Performance of Obligations of the Company.   The Company shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)   Closing Certificate.   Parent shall have received a certificate of the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

(d)   Material Adverse Effect.   There shall not have occurred since the date hereof a Material Adverse Effect.

(e)   No Proceedings.   There shall be no pending suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the making or consummation of the Merger or the performance of any of the other transactions contemplated by this Agreement, or seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to the Company and its subsidiaries taken as a whole.

(f)    FIRPTA Certificate.   On the Closing Date prior to the Closing, the Company shall provide to Parent a properly prepared and executed certificate under Treas. Reg. Sec. 1.897-2(h) and Treas. Reg. Sec. 1.1445-2(c)(3) to the effect that the stock of the Company is not a U.S. real property interest and that the Company was not a U.S. real property holding company at any time during the previous five years.

SECTION 7.3.   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger shall be further subject to the satisfaction or (to the extent permitted by law) waiver at or prior to the Effective Time of the following conditions:

(a)   Representations and Warranties.   The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.2 shall be true and correct  as of the Effective Time as though made on and as of such time and (ii) this Agreement, other than the representation and warranty set forth in clause (i), shall be true and correct as of the Effective Time as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation and warranty shall be true and correct only as of such specified date), interpreted without giving effect to any “material,” “materially,” “in all material respects” or similar qualifications contained therein or with respect thereto, except where the failure of any such representations and warranties, other than the representation and warranty set forth in clause (i), to be so true and correct, in the aggregate, has not had, and would not reasonably be expected to have, a material adverse effect on the ability of Parent or Merger Sub duly to perform their respective obligations under this Agreement or to consummate the transactions contemplated by this Agreement on a timely basis.

(b)   Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects the obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Effective Time.

(c)   Closing Certificate.   The Company shall have received certificates of the Chief Executive Officer or the Chief Financial Officer of each of Parent and Merger Sub, certifying on behalf of Parent and Merger Sub, respectively, that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.

ARTICLE VIII.

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.1.   Termination.   This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding adoption thereof by the stockholders of the Company:

(a)   by mutual written consent of Parent and the Company;

(b)   by Parent or the Company if any court of competent jurisdiction or other Governmental Entity located or having jurisdiction within the United States shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to the party seeking to terminate if such party (or, in the case of Parent, Merger Sub) has failed to take such actions with respect thereto as are required to comply with Section 6.8;

(c)   by either Parent or the Company if the Merger shall not have been consummated on or before November 13, 2007 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the party seeking to terminate if any action of such party (or, in the case of Parent, Merger Sub) or the failure of such party (or, in the case of Parent, Merger Sub) to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(d)   by the Company (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub contained in this Agreement such that the condition set forth in Sections 7.3(a) or 7.3(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to Parent and

(B) the Termination Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if the Company is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) in accordance with, and subject to the terms and conditions of, Section 6.5(e);

(e)   by Parent (i) if there shall have been a breach of any representation, warranty, covenant or agreement on the part of the Company contained in this Agreement such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied and, in either such case, such breach shall not have been cured prior to the earlier of (A) 20 business days following notice of such breach to the Company and (B) the Termination Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements contained in this Agreement, or (ii) if the Board shall have made an Adverse Recommendation Change (it being understood and agreed that a communication by the Board to the stockholders of the Company pursuant to Rules 14a-9, 14d-9 or 14e-2 of the Exchange Act, or any similar communication to the stockholders of the Company in connection with the making or amendment of a tender offer or exchange offer, shall not be deemed to constitute an Adverse Recommendation Change); or

(f)    by either Parent or the Company if, upon a vote taken thereon at the Stockholders Meeting or any postponement or adjournment thereof, this Agreement shall not have been adopted by the Company Requisite Vote.

SECTION 8.2.   Effect of Termination.

(a)   In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto, except with respect to Sections 6.4(b), 6.9, this Section 8.2, Section 8.3 and Article IX, which shall survive such termination; provided, however, that nothing herein shall relieve any party from liability for any intentional and material breach hereof.

(b)   Company Termination Fee.

(i)    In the event that this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii) or by Parent pursuant to Section 8.1(e)(ii), then the Company shall pay $15,113,000 (the “Company Termination Fee”) to Parent, at or prior to the time of (and as a condition to the effectiveness of) termination in the case of a termination pursuant to Section 8.1(d)(ii), or as promptly as reasonably practicable (and, in any event, within two business days) following such termination in the case of a termination pursuant to Section 8.1(e)(ii), payable by wire transfer of same day funds.

(ii)   In the event that this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) or 8.1(f) or by Parent pursuant to Section 8.1(e)(i), and (A) at any time after the date of this Agreement and prior to such termination (in the case of a termination pursuant to Section 8.1(c) or Section 8.1(e)(i)) or prior to the taking of a vote to adopt this Agreement at the Stockholders Meeting or any postponement or adjournment thereof (in the case of a termination pursuant to Section 8.1(f)) an Acquisition Proposal shall have been made or communicated to the Company or shall have been publicly announced or publicly made known to the stockholders of the Company and (B) within 12 months after such termination, the Company shall have entered into a definitive agreement with respect to, or shall have consummated, any Acquisition Proposal, then, in any such event, the Company shall pay to Parent the Company Termination Fee, such payment to be made upon the earlier of the Company entering into an agreement providing for, or consummating, such Acquisition Proposal, by wire transfer of same day funds.

(c)   The Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. In the event that the Company shall fail to pay the Company

Termination Fee when due, the Company shall reimburse Parent for all reasonable costs and expenses actually incurred by Parent (including reasonable fees and expenses of counsel) in connection with the collection of such fee and the enforcement of this Section 8.2, together with interest on such unpaid amounts at the prime lending rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment

SECTION 8.3.   Expenses.   Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

SECTION 8.4.   Amendment.   This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company; provided, however, that, after adoption of this Agreement by the stockholders of the Company, no amendment may be made which by law requires the further approval of the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

SECTION 8.5.   Waiver.   At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the proviso to the first sentence of Section 8.4 and to the requirements of applicable law, waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

ARTICLE IX.

GENERAL PROVISIONS

SECTION 9.1.   Non-Survival of Representations, Warranties, Covenants and Agreements.   None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Effective Time, except for (i) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (ii) this Article IX.

SECTION 9.2.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to Parent or Merger Sub:

Pearson Education, Inc.
c/o Pearson Inc.
1330 Avenue if the Americas
New York, NY  10019
Attention:  Philip J. Hoffman
Facsimile:  212-641-2532

and

Pearson Education, Inc.
One Lake Street
Upper Saddle River, NJ  07458
Attention:  General Counsel
Facsimile:  201-236-4675

with an additional copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY  10178-0600
Attention:  Charles E. Engros, Esq.
Facsimile:  212-309-6001

(b)                if to the Company:

eCollege.com
One N. LaSalle Street
Suite 1800
Chicago, Illinois  60602
Attn:  Marguerite M. Elias, Esq., Senior Vice President, General Counsel
           and Corporate Secretary

with an additional copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
Attn: Jon A. Ballis, P.C.
         Travis L. Nelson, Esq.

SECTION 9.3.   Certain Definitions. For purposes of this Agreement, the term:

(a)   “affiliate” of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

(b)   “beneficial owner” with respect to any Shares means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 of the Exchange Act) has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants, options or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares (and the term “beneficially owned” shall have a corresponding meaning);

(c)   “business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day other than Saturday or Sunday on which banks are not required or authorized by law to close in Chicago, Illinois;

(d)   “control” (including the terms “controlled”, “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

(e)   “generally accepted accounting principles” means the generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, in each case, as applicable, as of the time of the relevant financial statements referred to herein;

(f)    “knowledge” (i) with respect to the Company means the actual knowledge, after due inquiry, of any of the persons set forth in Section 9.3(f) of the Company Disclosure Schedule and (ii) with respect to Parent or Merger Sub means the actual knowledge, after due inquiry, of any of the officers listed on Section 9.3(f) of the Parent Disclosure Schedule;

(g)   “person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

(h)   “Seller Notes” means, collectively, the Subordinated Promissory Notes, dated October 31, 2003, bearing interest at a rate of 10% compounded annually, issued by the Company to each of Leeds Equity Partners III, L.P., Arthur E. Benjamin, Richard Bentz, Kevin A. Bodily, David Cahoon, Thomas L. Deardon, Jennifer A. Gray, Anthony P. Johnson, Thomas G. Milne, Leanna Henley Packett, Edwin Ray Paterson, Jr., Timothy K. Richards, Oraldo Rivera, Donald A. Stroh, Pamela K. Tiemeyer, Melanie Mortensen Wilcox and the Gail L. & Arthur E. Benjamin Foundation.

(i)    “subsidiary” or “subsidiaries” of the Company, the Surviving Corporation, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and

SECTION 9.4.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 9.5.   Entire Agreement; Assignment.   This Agreement (including the Exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties, except that Parent and Merger Sub may assign all or any of their respective rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Pearson plc; provided, however, that no such assignment shall relieve the assigning part of its obligations hereunder.

SECTION 9.6.   Parties in Interest.   This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than with respect to the provisions of Section 6.7 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof.

SECTION 9.7.   Governing Law.   This Agreement, the rights of the parties and all actions arising in whole or in part hereunder or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).

SECTION 9.8.   Headings.   The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 9.9.   Counterparts.   This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 9.10.   Specific Performance; Jurisdiction; Waiver of Jury Trial.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 9.2. Each of the Company, Parent and Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 9.2 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

SECTION 9.11.   Interpretation.   When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PEARSON EDUCATION, INC.

By:	/s/ PHILIP J. HOFFMAN
Name:	Philip J. Hoffman
Title:	Executive Vice President

EPSILON ACQUISITION CORP.

By:	/s/ PHILIP J. HOFFMAN
Name:	Philip J. Hoffman
Title:	President

ECOLLEGE.COM

By:	/s/ OAKLEIGH THORNE
Name:	Oakleigh Thorne
Title:	Chairman and Chief Executive Officer

EXHIBIT A

Certificate of Incorporation of the Surviving Corporation

EXHIBIT B

Bylaws of Merger Sub

Annex B

VOTING AGREEMENT

VOTING AGREEMENT, dated as of May 14, 2007 (this “Agreement”), by and between Pearson Education, Inc., a Delaware corporation (“Parent”), on the one hand, and the stockholders of the Company (as defined below) set forth on the signature page hereto (collectively, the “Stockholders”), on the other hand.

W I T N E S S E T H:

WHEREAS, Parent, Epsilon Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and eCollege.com, a Delaware corporation (the “Company”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended, the “Merger Agreement”; terms defined in the Merger Agreement and not otherwise defined herein being used herein as therein defined), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “Merger”) and each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Common Stock”) (other than shares cancelled pursuant to Section 2.1(b) of the Merger Agreement and Dissenting Shares) will be converted into the right to receive the Merger Consideration.

WHEREAS, as of the date of this Agreement, the Stockholders owned of record and beneficially an aggregate of 4,618,154 shares of Common Stock and each Stockholder owned the number of such shares set forth beside such Stockholder’s name on the signature page hereto (such Common Stock (the “Existing Shares”), together with any other Common Stock acquired by any Stockholder after the date hereof, whether acquired directly or indirectly, by purchase, stock dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, or upon the receipt, vesting or exercise, as applicable, of Equity Incentives or otherwise, in each case from the date of this Agreement through the term of this Agreement, are collectively referred to herein as the Stockholders’ “Subject Shares”).

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement, Parent has requested that the Stockholders agree, and each of the Stockholders has agreed, to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I
VOTING AGREEMENT; GRANT OF PROXY

SECTION 1.01.   Agreement to Vote.   Each Stockholder hereby agrees to take (or cause to be taken) the following actions (whether in person, by proxy or by written consent):

(i)    to appear at any meeting of the stockholders of the Company, however called, and at any adjournment or postponement thereof at which the Merger Agreement and the Merger are submitted for the consideration and vote of the stockholders of the Company or otherwise cause the Subject Shares owned beneficially or of record by the Stockholders to be counted as present thereat for purposes of calculating a quorum; and

(ii)   to vote (or cause to be voted), in person or by proxy, or if applicable by execution of a written consent, all the Subject Shares owned by such Stockholder, and any other voting securities of the Company (whenever acquired), that are owned beneficially or of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, (A) in favor of adoption of the Merger Agreement and any other action of the Company’s Stockholders requested in furtherance thereof, (B) against any action or agreement submitted for approval of the stockholders of the Company that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement or of the Stockholders contained in this Agreement; (C) against any action, agreement or transaction submitted for approval to the Stockholders of the Company that would reasonably be expected to prevent, materially delay or materially impede the timely consummation of the Merger or would reasonably be expected to result in any condition to the consummation of the Merger contained in Article VII of the Merger Agreement not being satisfied; (D) against any other action, agreement or transaction submitted for approval to the stockholders of the Company that would constitute an Acquisition Proposal; and (E) against any extraordinary dividend or distribution by the Company or any subsidiary and any change in the capital structure of the Company or any subsidiary (other than pursuant to the Merger Agreement).

The obligations of the Stockholders set forth in this Section 1.01 shall apply whether or not the Company breaches any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

SECTION 1.02.   Irrevocable Proxy.   Each Stockholder hereby irrevocably and unconditionally revokes any and all previous proxies granted with respect to its Subject Shares. By entering into this Agreement, each Stockholder hereby irrevocably and unconditionally grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote or execute consents in the manner contemplated by Section 1.01. The proxy granted by such Stockholder pursuant to this Article I is coupled with an interest, is irrevocable and is granted in consideration of Parent and Merger Sub entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Each Stockholder shall perform such further acts and execute such further documents as may be required to vest in Parent the sole power to vote such Stockholder’s Subject Shares in the manner contemplated by Section 1.01. Notwithstanding the foregoing, the proxy granted by each Shareholder shall be revoked upon termination of this Agreement in accordance with its terms.

SECTION 1.03.   Appraisal Rights.   Each Stockholder hereby consents to and approves the actions taken by the board of directors of the Company in approving the Merger Agreement, this Agreement, the Merger and the transactions contemplated by the Merger Agreement. Each Stockholder hereby waives, and agrees not to exercise or assert, any appraisal or similar rights under Section 262 of the General Corporation Law of the State of Delaware or other applicable law in connection with the Merger.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Each Stockholder hereby represents and warrants to Parent as follows:

SECTION 2.01.   Authorization.   If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the corporate or similar powers of such Stockholder and have been duly authorized by all necessary corporate or similar action. If this Agreement is being executed in a representative or fiduciary capacity, the person signing this Agreement has full power and authority to enter into and perform this Agreement. This Agreement constitutes a valid and binding agreement of such Stockholder. If such Stockholder is a natural person and is married, and such Stockholder’s Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder’s spouse, enforceable against such spouse in accordance with its terms. No trust of which such Stockholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

SECTION 2.02.   Non-Contravention.   The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and shall not (i) if such Stockholder is not an individual, violate any organizational documents of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under any provision of any agreement or other instrument binding on such Stockholder, (iv) result in the imposition of any lien on any asset of Stockholder or (v) violate any other agreement, arrangement or instrument to which such Stockholder is a party or by which such Stockholder (or any of its assets) is bound.

SECTION 2.03.   Ownership of Subject Shares.   Such Stockholder is the record and beneficial owner of the Subject Shares set forth beside such Stockholder’s name on the signature page hereto, free and clear of any lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Subject Shares), other than pursuant to this Agreement and such Stockholder has good and valid title to such Subject Shares. Except for this Agreement, none of the Subject Shares is subject to any voting trust or other agreement, arrangement or instrument with respect to the voting of such shares.

SECTION 2.04.   Total Subject Shares.   Except for the Subject Shares set forth beside such Stockholder’s name on the signature page hereto and except for any Equity Incentives referred to in the immediately following sentence, such Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) Options, Equity Incentives or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. As of the date of this Agreement, each Stockholder owns Options to acquire the number of shares of capital stock of the Company and the other Equity Incentives set forth opposite such Stockholder’s name on the signature page hereto.

SECTION 2.05.   Reliance by Parent and Merger Sub.   Such Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

ARTICLE III
OTHER COVENANTS

Each Stockholder hereby covenants and agrees that:

SECTION 3.01.   No Transfers.

(a)   Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of Parent or Merger Sub which may be withheld in their sole discretion, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) voluntarily take any action that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect in any material respect of preventing such Stockholder from performing its obligations under this Agreement or (iii) sell, assign, transfer, pledge, encumber, distribute, gift  or otherwise dispose of (including by merger or otherwise by operation of law) (collectively , a “Transfer”) or enter into any contract, option or other arrangement or understanding with respect to any Transfer of any Subject Shares during the term of this Agreement except for Transfers solely for estate planning purposes to any person or entity who becomes party to and bound by the terms of this Agreement as a Stockholder. For purposes of this Section 3.01, the term “sell” or “sale” or any derivatives thereof shall include (i) a sale, Transfer or disposition of record or beneficial ownership, or both and (ii) a short sale with respect to Common Stock or substantially identical property, entering into or acquiring an offsetting derivative contract with respect to Common Stock or substantially identical property, entering into or acquiring a futures or forward contract to deliver Common Stock or substantially identical property or entering into any transaction that has the same effect as any of the foregoing. The Stockholders further agree that they shall fully cooperate with Parent, as and to the extent reasonably requested by Parent, to effect the transactions contemplated hereby including the Offer and the Merger.

(b)   Each of the Stockholders agrees, while this Agreement is in effect, to notify Parent promptly in writing of the number of any additional shares of Common Stock or any Equity Incentives acquired by such Stockholder, if any, after the date hereof.

SECTION 3.02.   Other Transactions.   Each of the Stockholders agrees that it will not, directly or indirectly:  (i) solicit, initiate, induce, facilitate or encourage (including by way of furnishing information or providing access to its properties, books, records or personnel) any inquiries regarding, or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to result in, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding, or take any other action to facilitate or encourage any inquiries or the making of any proposal that constitutes or would be reasonably expected to lead to, an Acquisition Proposal (other than with Parent and its representatives); or (iii) enter into any letter of intent, acquisition agreement or any similar agreement or understanding relating to an Acquisition Proposal. Each of the Stockholders will, and will cause their respective and representatives to, immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives of the Company or any of its subsidiaries) with any third parties conducted heretofore with respect to consideration of any Acquisition Proposal. The Stockholders shall promptly (and in any event no later than 24 hours) notify Parent of the receipt of any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to an Acquisition Proposal after the date hereof , which notice shall include the identity of the Person making such Acquisition Proposal or other inquiry, proposal or offer and the material terms and conditions thereof, and will keep Parent promptly and reasonably apprised of any related material developments, discussions and negotiations related thereto.

SECTION 3.03.   RESERVED.

SECTION 3.04.   Further Assurances.   Parent, Merger Sub and each Stockholder shall each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV
MISCELLANEOUS

SECTION 4.01.   Termination.   This Agreement shall terminate automatically, without any action on the part of any party hereto, upon the earlier to occur of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder except that (i) the obligations of the Stockholders this Article IV shall survive termination and (ii) such termination shall not relieve any party from liability for any willful breach of this Agreement prior to such termination.

SECTION 4.02.   No Ownership Interest.   Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Subject Shares. All rights, ownership and economic benefits of and relating to the Subject Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Subject Shares, except as otherwise provided herein.

SECTION 4.03.   Stockholder Capacity.   No person executing this Agreement, or any officer, director, partner, employee, agent or representative of such person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such person’s capacity as a director or officer. Each Stockholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder’s Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as a director or officer of the Company.

SECTION 4.04.   Notices.   All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) (a) if to the Stockholders, to the address or facsimile set forth on the signature pages hereto (or at such other address for a party as shall be specified by like notice) with an additional copy (which shall not constitute notice) to:

Patterson Belknap Webb & Tyler LLP
1133 Avenue of the Americas
New York, New York 10036
Attention:  John P. Schmitt, Esq.
Facsimile:  212-336-2442

or (b) if to Parent at the following addresses (or at such other address for a party as shall be specified by like notice):

Pearson Education, Inc.
c/o Pearson Inc.
1330 Avenue if the Americas
New York, NY  10019
Attention:  Philip J. Hoffman
Facsimile:  212-641-2532

with an additional copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius, LLP
101 Park Avenue
New York, NY  10178-0600
Attention:  Charles E. Engros, Esq.
Facsimile:  212-309-6001

SECTION 4.05.   Interpretation.   When reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” will be inclusive and not exclusive unless the context requires otherwise. Unless the context requires otherwise, any agreements, documents, instruments or laws defined or referred to in this Agreement will be deemed to mean or refer to such agreements, documents, instruments or laws as from time to time amended, modified or supplemented, including (i) in the case of agreements, documents or instruments, by waiver or consent and (ii) in the case of laws, by succession of comparable successor statutes. All references in this Agreement to any particular law will be deemed to refer also to any rules and regulations promulgated under that law. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

SECTION 4.06.   Counterparts.   This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement

SECTION 4.07.   Entire Agreement.   This Agreement (together with the Merger Agreement) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

SECTION 4.08.   Governing Law.   This Agreement, the rights of the parties and all actions arising in whole or in part hereunder or in connection herewith, shall be governed by, and construed in accordance with, the domestic substantive laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction).

SECTION 4.09.   Specific Performance; Jurisdiction; Waiver of Jury Trial.   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of Delaware or, if under applicable law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware and (iv) consents to service being made through the notice procedures set forth in Section 4.04. Each of the parties hereto hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 4.04 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Merger.

SECTION 4.10.   Amendment.   This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

SECTION 4.11.   Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

SECTION 4.12.   Assignment; Parties in Interest.   This Agreement shall not be assigned by any of the Stockholders by operation of law or otherwise without the prior written consent of each of Parent. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder’s Subject Shares and shall be binding upon any person to whom legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including such Stockholder’s heirs, guardians, administrators or successors. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

SECTION 4.13.   No Waiver.   The terms and provisions hereof may not be waived except by an instrument signed on behalf of the party waiving compliance. The failure or delay of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.

SECTION 4.14.   Consents and Waivers.   The Stockholders hereby give any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which any Stockholder is a party or pursuant to any rights the Stockholders may have.

SECTION 4.15.   Legends.   Each Stockholder shall cause the Shares to bear a legend, stating that they are subject to the terms of this Agreement.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Parent and Stockholders have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:
PEARSON EDUCATION, INC.
By:		/s/ PHILIP J. HOFFMAN
	Name:	Philip J. Hoffman
	Title:	Executive Vice President
SHAREHOLDERS:
By:	/s/ OAKLEIGH THORNE
	Name:	Oakleigh Thorne
	Shares:	909,070
	Address:	270 E. Westminster
Lake Forest, IL
OAKLEIGH B. THORNE 2006 3-YEAR ANNUITY TRUST
By:	/s/ OAKLEIGH THORNE
	Name:	Oakleigh Thorne
	Title:	Trustee
	Shares:	722,222
	Address:	270 E. Westminster
Lake Forest, IL
BLUMENSTEIN/THORNE INFORMATION PARTNERS I, LLC
By:	/s/ JACK BLUMENSTEIN
	Name:	Jack Blumenstein
	Title:	Co-President
	Shares:	2,595,307
	Address:	270 E. Westminster
Lake Forest, IL
By:	/s/ OAKLEIGH THORNE
	Name:	Oakleigh Thorne
	Title:	Co-President
	Address:	270 E. Westminster
Lake Forest, IL
OAKLEIGH THORNE IRREVOCABLE GST DATED 8/10/98
By:	/s/ MERRILL H. SMITH
	Name:	Merrill H. Smith
	Title:	Co-Trustee
	Shares:	75,955
	Address:	270 E. Westminster
Lake Forest, IL

By:	/s/ OAKLEIGH THORNE
Name:		Oakleigh B. Thorne
Title:		Co-Trustee
Address:		270 E. Westminster
Lake Forest, IL
OAKLEIGH THORNE GST III DATED 1/31/2005
By:	/s/ JACK BLUMENSTEIN
	Name:	Jack Blumenstein
	Title:	Co-Trustee
	Shares:	68,500
	Address:	270 E. Westminster
Lake Forest, IL
By:	/s/ ELIZA THORNE BLUE
	Name:	Eliza Thorne Blue
	Title:	Co-Trustee
	Address:	270 E. Westminster
Lake Forest, IL
OAKLEIGH L. THORNE TRUST UNDER AGREEMENT DATED 12/15/76
By:	/s/ OAKLEIGH THORNE
	Name:	Oakleigh Thorne
	Title:	Co-Trustee
	Shares:	247,100
	Address:	270 E. Westminster
Lake Forest, IL
By:	/s/ FELICITAS THORNE
	Name:	Felicitas Thorne
	Title:	Co-Trustee
	Address:	270 E. Westminster
Lake Forest, IL
By:	/s/ POTTER PALMER
	Name:	Potter Palmer
	Title:	Co-Trustee
	Address:	270 E. Westminster
Lake Forest, IL

Annex C

EVERCORE GROUP L.L.C.

May 13, 2007

Board of Directors

eCollege.com

One North LaSalle—Suite 1800

Chicago, IL 60602

Members of the Board of Directors:

We understand that eCollege.com (“eCollege” or the “Company”), a Delaware corporation, proposes to enter into an Agreement and Plan of Merger, as of the date hereof (the “Merger Agreement”) with Pearson Education, Inc. (“Pearson Education”) and Merger Sub (“Merger Sub”) in which the Merger Sub will be merged with and into the Company (“the Merger”) and each outstanding share of common stock par value $0.01 per share of the Company (the “Company Common Stock”), other than shares held in treasury of the Company or owned by Pearson Education, Merger Sub or any direct or indirect wholly-owned subsidiary of Pearson Education or the Company and other Dissenters Shares (collectively, “Excluded Shares”) will be converted into the right to receive $22.45 per share in cash (the “Merger Consideration”). As a result of the Merger, eCollege will become a wholly owned subsidiary of Pearson Education. The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not clarified shall have meanings ascribed in the Merger Agreement.

You have asked us whether, in our opinion, the Merger Consideration to be received by the holders of the Company Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view as of the date hereof, to such holders of the Company Common Stock.

In connection with rendering our opinion, we have, among other things:

(i)                                  Reviewed a draft of the Merger Agreement dated May 13, 2007 in the form provided to us;

(ii)                              Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(iii)                          Reviewed certain non-public internal financial statements and other non-public financial and operating data relating to the Company and Datamark that were prepared and furnished to us by the management of the Company and Datamark;

(iv)                            Reviewed certain financial projections relating to the Company and Datamark that were provided by and approved for use in connection with this opinion by the management of the Company and Datamark;

(v)                                Discussed the past and current operations, financial projections and current financial condition of the Company and Datamark with the management of the Company and Datamark management;

(vi)                            Reviewed the reported prices and trading activity of the Company common stock;

(vii)                        Compared the financial performance of the Company and the prices and trading activity of the common stock of the Company with that of certain publicly-traded companies and their securities that we deemed relevant;

(viii)                    Reviewed the financial terms of certain publicly available transactions that we deemed relevant;

(ix)                            Participated in discussions and negotiations among representatives of the Company, and potential buyers; and

(x)                                Performed such other analyses and examinations and considered such other factors that we deemed appropriate

For purposes of our analysis and opinion, we have not assumed any responsibility for independently verifying the accuracy and completeness of the financial and other information that was publicly available or was furnished to us by eCollege or otherwise discussed with or reviewed by or for us, and we have not assumed any liability therefore. With respect to the financial projections of eCollege, we have assumed, with your consent, that such financial projections have been reasonably prepared by eCollege, on bases reflecting the best currently available estimates and good faith judgments of the future competitive, operating and regulatory environments and related future financial performance of eCollege. We express no view on such financial projections or the assumptions on which they are based. We have also assumed that the final form of the Merger Agreement will not differ in any material respect from the last draft reviewed by us. We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of eCollege, nor have we been furnished with any such appraisals nor have we evaluated the solvency or fair value of eCollege under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have assumed, with your consent, that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement with no material waiver, delay or amendment of any material term, condition or agreement therein.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion does not constitute a recommendation to any eCollege shareholder or any other person as to how such person should respond to the Merger. We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness from a financial point of view, as of the date hereof, of the Merger Consideration to be received by the holders of the Company Common Stock pursuant to the Merger. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company’s advisors with respect to such issues. Our opinion does not address the relative merits of the Merger as compared to other business strategies that might be available to the Company nor does it address the underlying business decision of the Company to proceed with the Merger.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all the covenants and agreements required under the Merger Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on eCollege.

We have acted as financial advisor to the Board of Directors of eCollege in connection with the Merger and will receive fees for our services, the principal portion of which is contingent upon the consummation of the Merger. We also will receive a fee for rendering this opinion. In addition, the Company has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement.

It is understood that this letter and the opinion expressed herein is solely for the information and benefit of the Board of Directors of eCollege in connection with its consideration of the Merger and may not be quoted or referred to or relied upon or used for any other purpose without our prior written consent, provided that we hereby consent to the inclusion of the text of this opinion in its entirety and to a reference to or description of this opinion in any document delivered to the shareholders of eCollege in connection with the Merger, provided that such reference to or description of this opinion is in a form acceptable to us and our counsel.

Based upon and subject to the foregoing, it is our opinion that the Merger Consideration to be received by the holders of the Company Common Stock (other than holders of Excluded Shares) pursuant to the Merger Agreement is fair, from a financial point of view as of the date hereof, to such holders of the Company Common Stock.

Very truly yours,
EVERCORE GROUP L.L.C.
By:	/s/ JONATHAN A. KNEE
Jonathan A. Knee
Senior Managing Director

Annex D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262.   Appraisal Rights.

(a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)   Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)   Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.      Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.      Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)   Appraisal rights shall be perfected as follows:

(1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)   If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)   After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

eCollege.com

PROXY

Special Meeting of Shareholders, July 30, 2007, at 1:30 p.m. (local time)

This Proxy is Solicited on Behalf of the Board of Directors of eCollege.com

The undersigned shareholder(s) of eCollege.com, a Delaware corporation (the “Company”), hereby revoke(s) all previous proxies, acknowledge(s) receipt of the accompanying Notice of Special Meeting of Shareholders to be held July 30, 2007 and Proxy Statement, and appoint(s) Oakleigh Thorne and Reid Simpson, and each of them, with full power to act alone, the true and lawful attorneys-in-fact and proxies of the undersigned, with full powers of substitution, and hereby authorize(s) them and each of them, to represent the undersigned and to vote all common shares of the Company that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Special Meeting of Shareholders of the Company to be held at One North LaSalle Street, Suite 1800, Chicago, Illinois 60602, on Monday, July 30, 2007, at 1:30 p.m., local time (the “Special Meeting”), and at any adjournments or postponements thereof, with all powers the undersigned would possess if personally present, on the following proposals, each as described more fully in the accompanying Proxy Statement, and any other matters coming before said Special Meeting.

The Board of Directors recommends a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified below. If no specification is made, this Proxy will be voted FOR approval of the merger agreement, FOR any proposal to adjourn the Special Meeting to a later date and FOR such other matters incident to the conduct of the Special Meeting or as may properly come before the Special Meeting.

1.	To approve the Agreement and Plan of Merger, dated as of May 14, 2007, by and among the Company, Pearson Education, Inc., a Delaware corporation, and Epsilon Acquisition Corp., a Delaware corporation.	☐ FOR	☐ AGAINST	☐ ABSTAIN

2.

To approve any proposal to adjourn or postpone the Special Meeting to a later date if necessary or appropriate, including an adjournment or postponement to provide additional information to shareholders or to solicit additional proxies if there are not sufficient votes in favor of the approval of the merger agreement.

		☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.	☐ FOR	☐ AGAINST	☐ ABSTAIN

Please print the name(s) appearing on each share certificate(s) over which you have voting authority:
(Print name(s) on certificate(s))

Please sign your name:		Date:
(Authorized Signature(s))

Note:                   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.